                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY SECTION14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section14a-11(c) or
                 Section14a-12

                                      INFORMIX CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Not Applicable
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                Not Applicable
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $1,000,000,000, all of which is a cash payment
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $1,000,000,000
                ----------------------------------------------------------
           (5)  Total fee paid:
                $200,000
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ /        Check box if any part of the fee is offset as provided by
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
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'

                                                                PRELIMINARY COPY

                              INFORMIX CORPORATION
                                  MAY 10, 2001

Dear Informix Stockholder:

    I am writing to you regarding the proposed sale of the our relational database management system business to IBM in a cash transaction valued at $1 billion. Pursuant to a master purchase agreement, the company will sell substantially all of the assets of the database business to IBM and IBM will generally assume the current liabilities of the database business and future obligations under the assigned contracts.

    Following this sale, the company will focus on growing and expanding our information asset management solutions business, Ascential Software. As part of the sale of the database business, IBM will enter into a strategic alliance with Ascential Software to jointly promote and market information asset management solutions based on Ascential's DataStage, DataStage 390 and Media360 products. To more accurately reflect the new focus of our company, we are proposing to change the company's name to "Ascential Software Corporation."

    We intend to apply part of the proceeds from the transaction to fund the business of Ascential Software. We also intend to return a substantial portion of the proceeds to our stockholders in the form of a stock reduction program.

    You will be asked to consider and vote upon the proposed sale of the database business to IBM, as well as the proposal to change the name of the company to Ascential Software Corporation, at a special meeting of our stockholders which will be held at the Wyndham Westborough Hotel-Viking Room, Westborough, Massachusetts on June 8, 2001 at 10:00 a.m., local time.

    AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE OF THE DATABASE BUSINESS AND THE CHANGE OF THE NAME OF THE COMPANY, AND HAS DETERMINED THAT THE SALE IS EXPEDIENT AND FOR THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THAT THE CHANGE OF THE NAME OF THE COMPANY IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SALE OF THE DATABASE BUSINESS PURSUANT TO THE MASTER PURCHASE AGREEMENT AND THE RELATED AGREEMENTS AND FOR THE CHANGE OF THE NAME OF THE COMPANY.

    Our board of directors considered a number of factors in evaluating the transaction and consulted with its professional advisors, including legal, financial and accounting advisors. Included in the attached proxy statement are the opinions of our financial advisors, Credit Suisse First Boston Corporation and SG Cowen Securities Corporation, relating to the fairness, from a financial point of view, of the consideration provided for in the sale of the database business. You are encouraged to read these opinions carefully and in their entirety. The attached proxy statement also provides detailed information about the sale of the database business, the master purchase agreement and the related documents. Please give this information your careful attention.

    Your vote is very important, regardless of the number of shares you own. The transaction must be approved by the holders of a majority of our common stock. To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL

MEETING. To approve the sale of the database business pursuant to the master purchase agreement and related agreements and to approve the change of the name of the company, you MUST vote "FOR" each proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all or abstain from voting, your non-vote or abstention will, in effect, count as a vote against the sale of the database business and the change of the company's name. Returning the enclosed proxy will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend the special meeting.

    Thank you for your support of our company. I look forward to seeing you at the special meeting.

                                            Sincerely,

                                            Peter Gyenes

                                            President, Chief Executive
                                              Officer and Chairman of the
                                              Board of Directors

                                                                PRELIMINARY COPY

                              INFORMIX CORPORATION
                              50 WASHINGTON STREET
                        WESTBOROUGH, MASSACHUSETTS 01581

                            ------------------------

         NOTICE AND PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2001

TO THE STOCKHOLDERS OF INFORMIX CORPORATION:

    Notice is hereby given that a special meeting of the stockholders of Informix Corporation, or the company, will be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts on June 8, 2001 at 10:00 a.m., local time, for the following purpose:

1. SALE PROPOSAL: To consider and vote upon the approval of the sale of our database business pursuant to a master purchase agreement, dated as of April 24, 2001 between the company, Informix Software, Inc., and International Business Machines Corporation, and related agreements. The full text of the master purchase agreement is included as Annex A to the attached proxy statement.

2. NAME CHANGE PROPOSAL: To consider and vote upon the approval of an amendment to our restated certificate of incorporation to change our name to "Ascential Software Corporation." The change of the company's name is conditioned upon the closing of the sale of the database business.

3. To consider and act upon any matters incidental to the foregoing and transact such other business as may properly come before the special meeting or any adjournment, continuation or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE OF THE DATABASE BUSINESS, AND THE CHANGE OF THE NAME OF THE COMPANY, AND HAS DETERMINED THAT THE SALE OF THE DATABASE BUSINESS IS EXPEDIENT AND FOR THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THAT THE CHANGE OF THE NAME OF THE COMPANY IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SALE OF THE DATABASE BUSINESS PURSUANT TO THE MASTER PURCHASE AGREEMENT AND RELATED AGREEMENTS AND FOR THE CHANGE OF THE NAME OF THE COMPANY.

    The board of directors has fixed the close of business on May 3, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. A list of such stockholders will be open for examination by any stockholder at the special meeting and, during normal business hours, from May 29, 2001 to the date of the special meeting at the offices of Informix Corporation, 50 Washington Street, Westborough, Massachusetts.

    Accompanying this notice is a proxy card. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. If you plan to attend the special meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

    All stockholders are cordially invited to attend the special meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Gary Lloyd
                                        Secretary

Westborough, Massachusetts
May 10, 2001

                                                                PRELIMINARY COPY

                              INFORMIX CORPORATION
                              50 WASHINGTON STREET
                        WESTBOROUGH, MASSACHUSETTS 01581
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2001
                            ------------------------

                               SUMMARY TERM SHEET

    THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED SALE OF THE DATABASE BUSINESS AND RELATED TRANSACTIONS AND THE PROPOSED NAME CHANGE FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE SALE OF THE DATABASE BUSINESS AND RELATED TRANSACTIONS AND THE PROPOSED NAME CHANGE, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU, INCLUDING THE MASTER PURCHASE AGREEMENT ATTACHED AS ANNEX A. SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROXY STATEMENT.

PRINCIPAL PARTIES TO THE TRANSACTION (PAGE  )

    INFORMIX CORPORATION. We are a global provider of information management software. We are presently made up of two operating businesses, our relational database management systems business, which operates under the Informix name, and the information asset management business, which operates under the Ascential name. We refer to ourselves as the "company," "we," "us" or "our." We are a Delaware Corporation and our principal corporate offices are located at 50 Washington Street, Westborough, Massachusetts 01581 and our telephone number is
(508) 366-3888.

    IBM. International Business Machines Corporation, or IBM, is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. IBM develops and manufactures advanced information technologies, including computer systems, software, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM's principal executive offices are located at One New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900.

THE SALE OF THE DATABASE BUSINESS (PAGE  )

    Pursuant to the terms of a master purchase agreement, dated as of April 24, 2001 between the company and IBM and related agreements, the company will sell substantially all of the assets related to its database business (including the research, development, manufacture, distribution, marketing, sale and service of relational database management systems) to IBM and IBM will assume certain liabilities related to the database business, consisting primarily of current liabilities and future obligations under assigned contracts. IBM will offer employment to substantially all of the employees engaged in our database business.

    IBM has agreed to purchase the database business, including a specified amount of net working capital, from the company in exchange for $1.0 billion in cash and the assumption of certain specified liabilities. $100.0 million will be held back by IBM from the purchase price for 18 months after closing to satisfy certain indemnification obligations of the company should they arise. IBM will pay interest at a rate of 6% per annum, from the date of the closing of the sale of the database business, on the amount of the holdback returned to the company. If the net working capital transferred to IBM

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exceeds $124.0 million, IBM will pay the company an amount equal to 50% of the excess. If the net working capital transferred to IBM is less than $124.0 million, the company will pay IBM an amount equal to the difference. The company has also agreed to pay IBM an amount equal to 18% of certain deferred revenues arising from the database business which are set forth on the December 31, 2000 balance sheet of the database business and for which the company had received payment prior to December 31, 2000.

    The company will indemnify IBM for certain damages, if incurred, arising from the breach of its representations and warranties and covenants and from assets and liabilities not expressly acquired or assumed by IBM. The company will not be required to indemnify IBM for damages arising from breaches of its representations and warranties until the cumulative amount of IBM's indemnification claims exceeds $10.0 million and then only for the excess. The $100.0 million holdback of the purchase price will represent the sole source of recovery by IBM for breaches of representations and warranties in the master purchase agreement, except for breaches of representations and warranties related to taxes and environmental matters.

    IBM has agreed to reimburse the company for up to $21.0 million of severance costs it incurs related to the company's employees who do not join IBM.

    The company has agreed generally not to compete in the database business and not to hire or solicit former company employees who are hired by IBM as part of the sale of the database business for a period of five years.

OTHER AGREEMENTS WITH IBM

    As part of the sale of the database business, foreign subsidiaries of the company and IBM will enter into country acquisition agreements for the sale of the assets of the database business located outside of the United States for each country in which a portion of the database business is located. (Page )

    The company and IBM entered into an employee matters agreement which contains terms and conditions regarding employee matters arising from the sale of the database business. (Page )

    As part of the sale of the database business, the company and IBM entered into a strategic alliance to take effect on the closing pursuant to which they will jointly promote and market information asset management solutions based on Ascential's DataStage, DataStage 390 and Media 360 products as well as IBM's DB2 UDB and related product platform. (Page )

    IBM and the company will each need certain transition services from the other for a limited period of time following the closing of the sale of the database business. To facilitate the provision of these services, the company and IBM have entered into transition services agreements. (Page )

    In connection with the master purchase agreement, we will retain a non-exclusive, perpetual, royalty-free license to certain patents and we will grant IBM a non-exclusive, perpetual, royalty-free license to certain patents. Pursuant to a source code license agreement, IBM will grant us a non-exclusive, perpetual, royalty-free license to use, modify and sublicense certain software products embedded in our "DataStage" and successor products. Finally, pursuant to an OEM agreement with IBM, we will receive a non-exclusive license to market certain IBM software products bundled in certain products of Ascential. (Page )

    In connection with the sale of the database business, IBM and the company have determined to settle current outstanding litigation with respect to their patents for no separate consideration, and they entered into a settlement agreement for that purpose to take effect on the closing. (Page )

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USE OF PROCEEDS (PAGE )

    The company intends to use a portion of the after-tax proceeds from the sale of the database business, estimated to be approximately $800 million assuming that the company receives the full holdback amount and that the sale is consummated in each of the countries in which the database business operates, to fund the Ascential business through investment in new products and marketing initiatives and potentially through acquisitions. While the company investigates and evaluates acquisition opportunities as part of its regular business operations, the company is not currently in discussions with respect to any specific acquisitions.

    The company also intends to use a substantial portion of the proceeds from the sale of the database business to fund a stock reduction program. The amount of proceeds which will be utilized in the stock reduction program have not yet been determined, and will depend upon the cash needs and growth opportunities of the company, including acquisition opportunities. The company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. If the stock reduction program is treated as a partial liquidation, then amounts received by the company's noncorporate stockholders will be treated as full payment in exchange for the portion of their stock that is redeemed, generally resulting in capital gain or loss. There can be no assurance, however, that such tax treatment will ultimately be available to noncorporate stockholders. Amounts received by the company's corporate stockholders (and amounts received by noncorporate stockholders if the stock reduction program is not treated as a partial liquidation) will be treated as either a distribution (generally ordinary income) or as payment in exchange for a portion of their stock (generally capital gain or loss), depending upon their particular facts and circumstances.

FACTORS CONSIDERED BY OUR BOARD OF DIRECTORS (PAGE  )

    In reaching its conclusion to approve the sale of the database business, our board of directors consulted with its professional advisors, including legal, financial and accounting advisors, and considered the short-term and long-term interests of the company and its stockholders, focusing on a variety of business, financial, industry and market factors, including without limitation, the following:

    POSITIVE FACTORS

    - The financial performance and future prospects of our database business, including its slower growth as compared to the growth of the Ascential business, the current economic and market conditions in the database industry, including the company's declining market share, and the fairness of the consideration received for our database business, which fairness is supported by the opinions from our financial advisors, Credit Suisse First Boston Corporation and SG Cowen Securities Corporation, sometimes referred to as SG Cowen;

    - That the sale of our database business pursuant to the master purchase agreement enables us to realize immediately the value of our database business in cash, increasing our financial flexibility, including our ability to engage in a stock reduction program which the company intends to structure as a partial liquidation for federal income tax purposes;

    - That the sale of our database business also positions our stockholders to benefit from a company primarily focused on the faster growing information asset management software and solutions industry, where we have a more favorable competitive position;

    - That in connection with the sale of our database business, we will enter into a strategic alliance with IBM to promote and market data warehouse and digital asset management offerings for the information asset management market which will bring the advanced features of Ascential's products to IBM's strategic hardware and software platforms, while creating an additional channel of distribution for Ascential's information asset management solutions;

    - The benefits of selling our database business to IBM, which will be able to realize the value of our database business and employees and continue to favorably service our customers;

    - That the existing patent litigation between the company and IBM will be settled; and

    - The financial presentations of Credit Suisse First Boston and SG Cowen to the board of directors of the company, including their opinions regarding the fairness from a financial point of view, to the company of the consideration provided for in the sale of the database business, which are described more fully under the caption "Opinions of Financial Advisors to Our Company."

    NEGATIVE FACTORS

    - That the sale of the database business will be a taxable transaction to the company;

    - That the consummation of the sale of our database business is conditioned upon a number of factors including: approval by our stockholders; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the master purchase agreement; expiration of the applicable waiting period under domestic and foreign antitrust regulatory schemes; absence of a material adverse change related to either our database customers entering into long term commitments to purchase competing database business products with persons other than IBM if such commitments contractually or effectively preclude IBM from selling database products to such customers, or the loss of our database business employees; and receipt of third party consents;

    - That the failure of the sale to be consummated for any reason could adversely affect our database business through loss of customers, loss of employees and other factors;

    - That after the consummation of the sale of our database business, the Ascential business will represent substantially all of our business; that as a result, our total license and service revenues will be substantially lower than they are currently; and that while we believe Ascential has significant growth potential, to date Ascential is a much smaller portion of our business than our database business, has not generated a profit and has incurred significant operating losses;

    - That we have agreed to indemnify IBM against certain losses and have agreed to have $100.0 million of the purchase price held back by IBM for 18 months to satisfy claims for the payment of these losses should they arise;

    - That members of our management have interests in the sale of the database business that may conflict with the interest of our stockholders;

    - That the master purchase agreement prevents us from soliciting other transactions to acquire us or our assets, and requires us to pay IBM
      $35.0 million in certain circumstances, including if our board of directors withdraws or modifies its recommendation of the transaction in a manner adverse to IBM and IBM terminates the master purchase agreement, or if a competing takeover proposal has been made, our stockholders do not approve the transaction and within 12 months of termination the company enters into an agreement with respect to a takeover proposal; and that in addition, we are required to reimburse up to $5.0 million of IBM's fees and expenses in the event that our stockholders fail to approve the sale of the database business;

    - That we will be responsible for substantially all preclosing liabilities of the database business, except for current liabilities that will be assumed by IBM at closing; and

    - The probability that stockholders who are "value" investors, as opposed to "growth" investors, may sell shares of our common stock, resulting in higher than normal levels of selling of our common stock for a period of time and a decline in the price of our common stock.

    The company's board of directors believed that certain of these negative factors were unlikely to occur or unlikely to have a material impact on the company, while others could be avoided or mitigated by the company, and that overall, the risks associated with the sale of the database business to IBM were outweighed by the potential benefits of the sale of the database business to IBM.

CHANGE OF THE NAME OF THE COMPANY (PAGE  )

    The name "Informix" has traditionally been identified with the relational database management systems portion of our business, and it is these assets that are being sold pursuant to the master purchase agreement and related agreements.

    The name "Ascential" has, on the other hand, traditionally been identified with the portion of the company's business that manufactures, distributes, markets and sells information asset management systems and solutions.

    Once the sale of the database business has been completed, our board of directors believes that the name "Ascential Software Corporation" better identifies the company and its primary business.

    Accordingly, as part of the sale of the database business to IBM, we have agreed to transfer our rights to the name "Informix." If our stockholders do not approve the change in our name, IBM will grant us a limited right to use "Informix Corporation" as our corporate name. If this occurs, we will be required to use reasonable efforts to avoid confusion with IBM's use of the name "Informix" and will be required to continue to use commercially reasonable efforts to obtain the approval of our stockholders to change the company's corporate name.

RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE  )

    At a meeting on April 23, 2001, our board of directors unanimously determined that the sale of the database business pursuant to the master purchase agreement is expedient, and for the best interests of the company and its stockholders and unanimously recommended that the stockholders approve the sale of the database business pursuant to the master purchase agreement and the related agreements and the board of directors has also unanimously determined that the change of the name of the company is in the best interests of the company and its stockholders.

OPINIONS OF FINANCIAL ADVISORS (PAGE  )

    The company's financial advisors, Credit Suisse First Boston and SG Cowen Securities Corporation, have delivered opinions to the company's board of directors as to the fairness, from a financial point of view, to the company of the consideration provided for in the sale of the database business. The full text of Credit Suisse First Boston's written opinion, dated April 24, 2001, is attached to this document as Annex B, and the full text of SG Cowen's written opinion, dated April 24, 2001, is attached to this document as Annex C. Credit Suisse First Boston's opinion and SG Cowen's opinion are addressed to the company's board of directors and do not constitute recommendations to any stockholder as to any matter relating to the sale of the database business. We encourage you to read each of these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

THE COMPANY'S BUSINESS FOLLOWING THE COMPLETION OF THE SALE OF THE DATABASE
  BUSINESS (PAGE  )

    After the consummation of the proposed sale of the database business to IBM, the company will continue to design, develop, manufacture, market and sell information asset management systems and solutions to enterprises and government organizations for a wide variety of industries under the Ascential Software name.

INTEREST OF CERTAIN PERSONS IN THE SALE (PAGE  )

    Some of our directors, executive officers and employees have interests in the sale of the database business that may differ from your interests as a stockholder. Our board of directors was aware of these interests and considered them, among other matters, in approving and recommending the sale of the database business.

    The company has had in effect change of control and severance agreements with each of the current executive officers of the company. In the event of a change of control, these agreements provide for acceleration of unvested options, excise tax protections and cash severance payments upon involuntary, or in certain cases voluntary, termination of employment, other than terminations for cause. Each of Peter Gyenes, our president, chief executive officer and chairman of our board of directors, and Peter Fiore, our senior vice president and president, Ascential Software, has agreed to waive his rights under these agreements in connection with the sale of the database business. Upon approval of the sale of the database business by our stockholders, a total of approximately 1,360,835 unvested options held by James Arnold, Jr., our vice president and chief financial officer, Gary Lloyd, our vice president, legal, general counsel and secretary, William O'Kelly, our vice president, corporate finance and treasurer and James Foy, our senior vice president and president, Informix Software, will become immediately exercisable. In addition, if the employment of each of these four individuals is terminated following approval by our stockholders of the sale of the database business, these individuals would receive approximately $5,287,500 in severance payments as a group.
Messrs. Arnold, Foy and Lloyd would also be entitled to receive an additional payment, referred to as a gross-up payment, estimated to be approximately $2,546,000 in the aggregate, to offset any federal excise tax incurred on the receipt of severance and other payments in connection with the sale of the database business. In addition, the company has had in effect agreements which provide certain former executive officers of the company with accelerated vesting of unvested options and excise tax protection.

    The company has had in effect change of control and severance agreements, or severance agreements, with other employees of the company. In the event of a change of control, these employees may receive some of the following benefits: acceleration of unvested options, extended vesting of options following termination, excise tax protection and cash severance payments upon involuntary, or certain cases voluntary, termination, other than for cause.

    The company may establish a transition bonus program to aid in the retention of employees who are likely to be terminated after the completion of the sale of the database business.

    Our directors have received options under the company's 1989 outside director stock option plan. These options when granted are subject to vesting over a three-year period. Pursuant to the terms of these options, upon the sale of the database business all unvested options would become immediately exercisable. Each of our directors has agreed to waive their rights to accelerated vesting of their options in connection with the sale of the database business.

    IBM has agreed to reimburse the company for up to $21.0 million of severance costs it incurs related to the company's employees who do not join IBM.

THE SPECIAL MEETING (PAGE  ):

    The special meeting will be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts on June 8, 2001 at 10:00 a.m.

RECORD DATE AND VOTING POWER (PAGE  ):

    Stockholders of record of our common stock as of the close of business on May 3, 2001 will be entitled to vote at the special meeting. On the record date, we had 288,332,075 outstanding shares of our common stock held by approximately 21,152 stockholders of record. We have no other class of voting securities outstanding.

    Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment, continuation, or postponement of that meeting.

QUORUM AND REQUIRED VOTE (PAGE  ):

    Our certificate of incorporation and bylaws require the presence in person or by duly executed proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting in order to constitute a quorum.

    The sale of the database business pursuant to the master purchase agreement and related agreements and the change of the name of the company must be approved by the holders of a majority of the outstanding shares of our common stock. Abstentions and shares which are not voted will be effectively treated as votes against the approval of the sale of the database business pursuant to the master purchase agreement and related agreements and the change of the company's name.

PROXIES, VOTING AND REVOCATION (PAGE  ):

    Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments, continuations or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by the proxy would be voted "For" the approval of the sale of the database business pursuant to the master purchase agreement and related agreements and "For" the approval of the change of the name of the company. Proxies are being solicited on behalf of our board of directors.

    The person who executes a proxy may revoke it at, or before, the special meeting by: (a) delivering to our secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (b) duly executing, dating and delivering a subsequent proxy; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If your shares are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

THE CLOSING (PAGE  ):

    The initial closing of the sale of the database business is expected to occur three business days following the satisfaction or waiver of all of the conditions to each party's obligations under the master purchase agreement. It is currently anticipated that the initial closing will occur early in the third quarter of 2001.

CLOSING CONDITIONS (PAGE  ):

    The master purchase agreement contains closing conditions that are customary in transactions similar to the sale of the database business, including: approval by the stockholders of the company; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the master purchase agreement; expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and any applicable foreign antitrust regulatory schemes; the receipt of third-party consents including assignment of a substantial majority of the most significant database business customer contracts; and absence of a material adverse change related to either our database customers entering into long term commitments to purchase competing database business products with persons other than IBM if such commitments contractually or effectively preclude IBM from selling database products to such customers, or the loss of our database business employees. Failure of the sale to be consummated for any reason could adversely affect our database business through loss of customers, loss of employees and other factors.

APPRAISAL RIGHTS (PAGE  ):

    Stockholders of the company are not entitled to appraisal rights under the Delaware General Corporation Law as a result of the sale of the database business.

TERMINATION (PAGE  ):

    The master purchase agreement may be terminated under certain circumstances set forth in the master purchase agreement, including by mutual written consent of the company and IBM, by either party if any of the conditions to that party's obligation to close has become incapable of fulfillment or upon a material breach by the other party, by IBM if our board of directors modifies its recommendation of the sale of the database business in any manner adverse to IBM, by the company or IBM if the closing has not occurred on or before April 24, 2002, or by the company or IBM if the company does not obtain the approval of the stockholders of the company for the sale of the database business at the special meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE  ):

    The sale of the database business will be a taxable event to the company. The company will recognize gain on the difference between the purchase price (increased by the liabilities assumed by IBM) and its tax basis in the assets and will pay income tax accordingly.

    Stockholders of the company will not recognize any gain or loss as a result of the sale of the database business. The company intends to use a substantial portion of the net proceeds of the sale of the database business to fund a stock reduction program. The company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. If the stock reduction program is treated as a partial liquidation, then amounts received by the company's noncorporate stockholders will be treated as full payment in exchange for the portion of their stock that is redeemed, generally resulting in capital gain or loss. The amount of gain or loss recognized by the noncorporate stockholder is computed by comparing the cash received by the stockholder to the stockholder's tax basis in the part of his stock that is redeemed. The gain or loss will be long-term or short-term depending on the stockholder's holding period for the shares redeemed. There is no assurance, however, that the stock reduction program will ultimately qualify as partial liquidation for federal income tax purposes in part or in whole. Amounts received by the company's corporate stockholders (and amounts received by noncorporate stockholders if the stock reduction program is not treated as a partial liquidation) will be treated as either a distribution (generally ordinary income) or as payment in exchange for a portion of their stock (generally capital gain or loss), depending upon their particular facts and circumstances. All stockholders are urged to consult their own tax advisors as to the specific tax consequences to them for amounts received in the stock reduction program. See "Material United States Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE SALE (PAGE  ):

    The proposed sale of the database business is expected to be accounted for as a sale of certain assets and certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which the proposed sale of the database business is consummated, the company expects to recognize a gain in the amount of the difference between the sale price and the aggregate book value of the net assets sold.

REGULATORY AND OTHER MATTERS (PAGE  )

    As a closing condition of the sale of the database business, we must make filings and receive authorizations from various federal and state governmental agencies in the United States and various governmental agencies of foreign jurisdictions relating to antitrust matters and regulations.

                              INFORMIX CORPORATION
                              50 WASHINGTON STREET
                        WESTBOROUGH, MASSACHUSETTS 01581

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      5

TABLE OF CONTENTS...........................................      5

INTRODUCTION................................................      5

QUESTIONS AND ANSWERS ABOUT THE SALE OF THE DATABASE
BUSINESS AND THE CHANGE OF THE NAME OF THE COMPANY..........      5

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      5

THE SPECIAL MEETING.........................................      5

  GENERAL...................................................      5
  MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING...........      5
  RECORD DATE, QUORUM AND VOTE REQUIRED.....................      5
  VOTING AND REVOCATION OF PROXIES..........................      5
  SOLICITATION OF PROXIES; EXPENSES.........................      5
  BOARD RECOMMENDATION......................................      5

THE SALE OF THE DATABASE BUSINESS...........................      5

  SUMMARY OF SALE OF DATABASE BUSINESS......................      5
    Principal Parties to the Transaction....................      5
    Sale of the Database Business...........................      5
    Use of Sale Proceeds....................................      5
    Background of the Sale of the Database Business.........      5
    The Company's Reasons for the Sale of the Database
     Business...............................................      5
    Recommendation of the Company's Board...................      5
    Opinions of Financial Advisors to our Company...........      5
    Interests of Management or Directors in the
     Transactions...........................................      5
    Material United States Federal Income Tax
     Consequences...........................................      5
    Accounting Treatment....................................      5
    Regulatory Matters......................................      5
    Rights of Appraisal.....................................      5

UNAUDITED PRO FORMA FINANCIAL INFORMATION...................      5

TERMS OF THE SALE OF DATABASE BUSINESS......................      5

  CLOSINGS; EFFECTIVENESS OF AGREEMENTS.....................      5
  THE MASTER PURCHASE AGREEMENT.............................      5
    Sale of the Database Business...........................      5
    Purchase Price..........................................      5
    Holdback................................................      5

                                                                PAGE
                                                              --------
    Deferred Revenue........................................      5
    Representations and Warranties..........................      5
    Covenants...............................................      5
    No Solicitation.........................................      5
    Noncompetition..........................................      5
    Non-hire................................................      5
    Stockholder Meeting.....................................      5
    Closing Conditions......................................      5
    Termination.............................................      5
    Termination Fees........................................      5
    Other Expenses and Taxes................................      5
    Indemnification.........................................      5

  ANCILLARY AGREEMENTS......................................      5
    Country Acquisition Agreements..........................      5
    Employee Matters Agreement..............................      5
    Master Relationship Agreement...........................      5
    Litigation Settlement Agreement.........................      5
    Buyer Transition Services Agreement.....................      5
    Seller Transition Services Agreement....................      5
    Intellectual Property Agreements........................      5

THE COMPANY'S BUSINESS......................................      5

AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
OF THE COMPANY..............................................      5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT..................................................      5

OTHER MATTERS...............................................      5

PROPOSALS BY OUR STOCKHOLDERS...............................      5

WHERE YOU CAN FIND MORE INFORMATION.........................      5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      5

HISTORICAL FINANCIAL STATEMENTS OF THE DATABASE BUSINESS....    F-1

MASTER PURCHASE AGREEMENT                                       AnnexA

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION, DATED
APRIL 24, 2001..............................................    AnnexB

OPINION RENDERED BY SG COWEN SECURITIES CORPORATION, DATED
APRIL 24, 2001..............................................    AnnexC

                                  INTRODUCTION

    We are furnishing this proxy statement to all holders of shares of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of our stockholders to be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts, on June 8, 2001 at 10:00 a.m., local time, and any adjournments, continuations or postponements of that meeting. The purposes of the special meeting is for our common stockholders to consider and vote upon a proposal to approve the sale of our database business to IBM pursuant to a master purchase agreement and related agreements and to approve the change of the name of the company. Our board of directors has fixed the close of business on May 3, 2001 as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and, in the case of holders of our common stock, to vote at, the special meeting.

    Unless otherwise indicated or the context otherwise requires, in this proxy statement, (1) the "company", "we", "us" and "our" refers to Informix Corporation, a Delaware corporation, (2) "Informix Software" refers to Informix Software, Inc., a Delaware corporation and one of our wholly-owned subsidiaries,
(3) "Ascential Software" refers to Ascential Software, Inc., a Delaware corporation and one of our wholly owned subsidiaries and (4) "IBM" refers to International Business Machines Corporation, a publicly traded New York corporation.

         QUESTIONS AND ANSWERS ABOUT THE SALE OF THE DATABASE BUSINESS
                   AND THE CHANGE OF THE NAME OF THE COMPANY

    The following questions and answers are intended to address briefly some commonly asked questions regarding the sale of the database business and the change of the company's name. These questions and answers may not address all questions that may be important to you as a company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q: WHO IS SOLICITING MY PROXY?

A:  The board of directors of the company.

Q: WHY IS THE COMPANY'S BOARD OF DIRECTORS RECOMMENDING THE SALE OF THE DATABASE
    BUSINESS?

A: After consulting with our professional advisors, including legal, financial and accounting advisors, and considering a number of factors, including the financial performance and future prospects of the database business, current economic and market conditions in the relational database management systems industry, the price and other terms of the sale of the database business and the proposed strategic alliance with IBM to promote and market data warehouse and digital asset management offerings for the information asset management market, our board of directors determined that the sale of the database business pursuant to the master purchase agreement and related agreements is expedient, and for the best interests of the company and its stockholders. Our board of directors has unanimously approved the sale of the database business and recommends that you vote "For" approval of the sale of the database business.

Q: HOW HAS THE TRANSACTION BEEN STRUCTURED?

A: The sale of the database business has been structured to enable the company to sell substantially all of the assets related to the database business, including the research, development, manufacture, distribution, marketing, sale and service of relational database management systems, to IBM. In addition, the sale of the database business has been structured to provide that IBM will assume obligations and liabilities of the company specifically identified in the master purchase agreement which generally include all current liabilities and future obligations under the assigned contracts used in the operation of the database business, subject to certain exceptions. Any liability or obligation of the database business proposed to be sold which is not specifically assumed by IBM will remain the obligation and commitment of the company.

Q: WHAT WILL THE COMPANY RECEIVE FOR THE DATABASE BUSINESS IT IS SELLING TO IBM?

A: IBM has agreed to purchase the database business, including a specified amount of net working capital, in exchange for $1.0 billion in cash and the assumption of certain specified liabilities. If the net working capital transferred to IBM exceeds $124.0 million, IBM will pay the company an amount equal to 50% of the excess. If the transferred net working capital is less than $124.0 million, the company will pay IBM the difference.
    $100.0 million will be held back by IBM from the purchase price for 18 months after closing to satisfy certain indemnification obligations of the company should they arise. IBM will pay interest at a rate of 6% per annum, from the date of the closing of the sale of the database business, on the amount of the holdback returned to the company. The company has also agreed to pay IBM an amount equal to 18% of certain deferred revenues arising from the database business which are set forth on the December 31, 2000 balance sheet of the database business and for which the company had received payment prior to December 31, 2000.

Q: WILL I RECEIVE ANY PAYMENT AS A RESULT OF THE SALE OF THE DATABASE BUSINESS?

A: The company intends to use a portion of the after-tax proceeds from the sale of the database business, estimated to be approximately $800 million, assuming that the company receives the full holdback amount and that the sale is completed in each country in which the database business operates, to fund the Ascential business through investment in new products and marketing initiatives and potentially through acquisitions. The company also intends to return a substantial portion of the proceeds from the sale of the database business to its stockholders through a stock reduction program. The amount of proceeds which will be utilized in the stock reduction program have not yet been determined, and will depend upon the cash needs and growth opportunities of the company, including acquisition opportunities. The company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. If the stock reduction program is treated as a partial liquidation, then the company's noncorporate stockholders will receive sale or exchange (generally capital gain or loss) treatment as opposed to dividend (generally ordinary income) treatment on receipt of the proceeds of the stock reduction program. There can be no assurance, however, that such tax treatment will ultimately be available to noncorporate stockholders. The company's corporate stockholders may receive dividend or sale or exchange treatment depending on their facts and circumstances.

Q: WHY HAS THE SALE OF THE DATABASE BUSINESS BEEN STRUCTURED TO ALLOW MULTIPLE
    CLOSINGS?

A: Multiple closings are necessary to transfer the assets and specified liabilities to IBM in each country in which the database business operates. The sale of the database business in the United States, the Republic of Ireland, Japan, the United Kingdom, the Federal Republic of Germany, the French Republic, Mexico and the Italian Republic pursuant to the master purchase agreement and the related country acquisition agreements will close on the third business day after the satisfaction or waiver of the conditions set forth in the master purchase agreement. Approximately 96% of the aggregate purchase price, less the $100.0 million holdback amount, will be paid at this first closing. With respect to other foreign jurisdictions, the company and IBM will use all commercially reasonable efforts to cause any such subsequent closings to occur as soon as reasonably practicable and in any event no later than 60 days following the initial closing date.

Q: WHEN DO YOU EXPECT THE SALE OF THE DATABASE BUSINESS TO BE COMPLETED?

A: We are working toward completing the sale of the database business in the early portion of the third quarter of 2001. We expect the closing of the sale of the database business to occur three business days following the satisfaction or waiver of all of the conditions to each party's obligations under the master purchase agreement, including:

    - approval by the stockholders of the company,

    - expiration of the applicable waiting periods under the HSR Act, and receipt of authorizations and/or clearances from any applicable foreign governmental agencies relating to antitrust matters and regulations,

    - the receipt of third-party consents including assignment of a substantial majority of the most significant database business customer contracts, and

    - the absence of a material adverse change related to either our database customers entering into long term commitments to purchase competing database business products with persons other than IBM if such commitments contractually or effectively preclude IBM from selling database products to such customers, or the loss of our database business employees.

Q: WHAT WILL THE COMPANY'S BUSINESS BE FOLLOWING THE SALE OF THE DATABASE
    BUSINESS?

A: The company will continue to design, develop, manufacture, market and sell information asset management systems and solutions to enterprises and government organizations for a wide variety of industries under the Ascential Software name. The company has developed a portfolio of products that enable customers to turn information into a competitive economic advantage. The company has introduced new solutions designed to address the growing need among information sensitive companies worldwide.

Q: WHAT WILL THE COMPANY DO IF THE SALE OF THE DATABASE BUSINESS IS NOT APPROVED
    BY THE STOCKHOLDERS?

A: If our stockholders do not approve the sale of the database business, the company will continue to operate the database business and continue to explore strategic alternatives. Failure of the sale of the database business to be consummated could adversely effect our database business through loss of customers, loss of employees and other factors.

Q: WHO MUST APPROVE THE SALE OF THE DATABASE BUSINESS PURSUANT TO THE MASTER
    PURCHASE AGREEMENT?

A: In addition to the approvals by the IBM board of directors, the Informix Software board of directors and the company's board of directors, which have already been obtained, the sale of the database business must be approved by the holders of the company's outstanding common stock.

Q: WHAT IS THE REQUIRED STOCKHOLDER VOTE TO APPROVE THE SALE OF THE DATABASE
    BUSINESS?

A: The affirmative vote of the holders of a majority of the outstanding shares of the company's common stock is required to approve the sale of the database business pursuant to the master purchase agreement and related agreements.

Q.  WHAT WILL HAPPEN TO MY SHARES IF THE COMPANY CHANGES ITS NAME?

A. The change of our corporate name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. The company intends to change its trading symbol if the proposed amendment is approved to change the name of the company.

Q. WHY IS THE COMPANY'S BOARD OF DIRECTORS RECOMMENDING THE CHANGE OF THE NAME OF THE COMPANY?

A. Once the sale of the database business has been closed, our board of directors believes that the name "Ascential Software Corporation" better identifies the company and its primary business. In addition, as part of the sale of the database business to IBM, we have agreed to transfer our rights to the name "Informix." The name "Informix" has traditionally been identified with the relational database management systems portion of our business, and it is these assets which are being sold pursuant to the master purchase agreement and related agreements. The name "Ascential" has, on the other hand, traditionally been identified with the segment of the company's business which manufactures, distributes, markets and sells information asset management systems.

Q.  WHO MUST APPROVE THE CHANGE OF THE NAME OF THE COMPANY?

A. In addition to the approval by our board of directors, which has already been obtained, the amendment to our restated certificate of incorporation to change the name of the company must be approved by the holders of a majority of our outstanding common stock.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including the annexes, and consider how the sale of the database business affects you as a stockholder. We also urge you to review the documents referenced under "Where You Can Find More Information."

Q: HOW DO I VOTE?

A: You should indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and mail a proxy that does not indicate how you want to vote, your proxy will be voted "For" approval of the sale of the database business pursuant to the master purchase agreement and "For" the approval of the change of the name of the company.

Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES
    FOR ME?

A: No, your broker will not vote your shares for you unless you provide instructions on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE?

A: Yes, you may change your vote at any time before your proxy is voted at the special meeting. To change your vote, simply send a written revocation or a later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. However, if your shares are held in a brokerage account, you must follow your broker's instructions to change your vote.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts on June 8, 2001 at 10:00 a.m., local time.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE SALE OF THE DATABASE
    BUSINESS?

A: No, you will not owe any federal income tax solely as a result of the sale of the database business. However, if the company implements a stock reduction program, there will be federal income tax consequences to those stockholders that participate in that program. These federal income tax consequences are discussed more fully under "Material United States Federal Income Tax Consequences."

Q: WILL I HAVE APPRAISAL RIGHTS?

A: No, you will not have appraisal rights under the Delaware General Corporation Law as a result of the proposal for the sale of the database business or the proposal to change the name of the company.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have questions about the sale of the database business, please call the company's Investor Relations office, at (508) 366-3888 or call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company and its subsidiaries, as well as the assumptions on which those statements are based. Those forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of the company and its subsidiaries that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the risks and negative factors discussed elsewhere in this proxy statement and the documents to which we have referred you. See "Where You Can Find More Information" in the proxy statement. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

                              THE SPECIAL MEETING

GENERAL

    The board of directors of the company is soliciting the enclosed proxy for use at a special meeting of stockholders of the company to be held on June 8, 2001, at 10:00 a.m., local time, and at any adjournments, continuations or postponements thereof. This proxy statement will be first sent to stockholders on or about May 10, 2001.

    The special meeting will be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts.

    As of May 3, 2001, 288,332,075 shares of the company's common stock, $.01 par value per share, were outstanding, representing the only voting securities of the company. Each share of the company's common stock is entitled to one vote.

    The company's mailing address is 50 Washington Street, Westborough, Massachusetts 01581 and our telephone number is (508) 366-3888.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, you will be asked to consider and vote upon the following matters:

    1. SALE PROPOSAL: To consider and vote upon the approval of the sale of our database business pursuant to a master purchase agreement, dated as of April 24, 2001 between the company and IBM, and related agreements. The full text of the master purchase agreement is included as Annex A to this proxy statement and is incorporated herein by reference.

    2. NAME CHANGE PROPOSAL: To consider and vote upon the approval of an amendment to our restated certificate of incorporation to change our name from "Informix Corporation" to "Ascential Software Corporation." The change of the company's name is conditioned upon the closing of the sale of the database business.

RECORD DATE, QUORUM AND VOTE REQUIRED

    Stockholders of record at the close of business on May 3, 2001, sometimes referred to as the record date, will be entitled to notice of and to vote at the special meeting or any adjournments, continuations or postponements thereof. Our restated certificate of incorporation and bylaws require the presence in person or by duly executed proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting in order to constitute a quorum. The sale of the database business and the amendment to our restated certificate of incorporation to change our name each must be approved by the holders of a majority of the outstanding shares of the company's common stock.

VOTING AND REVOCATION OF PROXIES

    Stockholders may use the enclosed proxy card to vote their shares or may vote their shares in person by attending the special meeting. Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions.

    Votes cast by proxy and not revoked or voted in person at the special meeting will be counted by the persons appointed by the company to act as inspectors of election for the special meeting. Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the company believes and, the inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter, and will be effectively treated as votes cast against the approval of the sale of the database business and the amendment to our restated certificate of incorporation to change our name. Any properly executed, unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the sale of the database business and the amendment to our restated certificate of incorporation to change our name, as indicated in the accompanying proxy card.

    A proxy may be revoked by written notice to the secretary of the company at any time prior to the special meeting, by executing a later dated proxy or by attending the special meeting and voting in person. If your shares are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

    UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY, ALL SHARES REPRESENTED BY VALID PROXIES RECEIVED PURSUANT TO THIS SOLICITATION (AND NOT REVOKED BEFORE THEY ARE VOTED) WILL BE VOTED FOR THE SALE OF THE DATABASE BUSINESS AND FOR THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME.

    As to any other business which may properly come before the special meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in accordance with the best judgment of the holders thereof.

SOLICITATION OF PROXIES; EXPENSES

    The company will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors, and other employees of the company. The company will also request persons, banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The company has retained Morrow & Co., Inc. for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $25,000.

BOARD RECOMMENDATION

    The company's board of directors has unanimously approved the sale of the database business pursuant to the master purchase agreement and related agreements and the change of the name of the company, has determined that the sale of the database business is expedient and for the best interests of the company and its stockholders and that the change of the name of the company is in the best interests of the company and its stockholder. Our board of directors unanimously recommends that stockholders vote FOR approval of the sale of the database business pursuant to the master purchase agreement and related agreements, and FOR the amendment to our restated certificate of incorporation to change our name to "Ascential Software Corporation."

                       THE SALE OF THE DATABASE BUSINESS

SUMMARY OF SALE OF DATABASE BUSINESS

    PRINCIPAL PARTIES TO THE TRANSACTION

    Informix Corporation. We are a global provider of information management software. We are presently made up of two operating businesses, our relational database management systems business, which operates under the Informix name, and the information asset management business, which operates under the Ascential name. We refer to ourselves as the "company," "we," "us" or "our." We are a Delaware corporation and our principal corporate offices are located at 50 Washington Street, Westborough, Massachusetts 01581 and our telephone number is
(508) 366-3888.

    IBM. IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. IBM develops and manufactures advanced information technologies, including computer systems, software, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM's principal executive offices are located at One New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900.

    SALE OF THE DATABASE BUSINESS

    Pursuant to the terms of a master purchase agreement, dated as of April 24, 2001 between the company and IBM and related agreements, the company will sell substantially all of the assets related to its database business (including the research, development, manufacture, distribution, marketing, sale and service of relational database management systems) to IBM and IBM will assume certain liabilities related to the database business, consisting primarily of current liabilities and future obligations under assigned contracts. IBM will offer employment to substantially all of the employees engaged in our database business.

    IBM has agreed to purchase the database business from the company in exchange for $1.0 billion in cash and the assumption of certain specified liabilities. $100.0 million will be held back by IBM from the purchase price for 18 months after closing to satisfy certain indemnification obligations of the company should they arise. IBM will pay interest at a rate of 6% per annum, from the date of the initial closing of the sale of the database business, on the amount of holdback returned to the company. If the net working capital transferred to IBM exceeds $124.0 million, IBM will pay the company an amount equal to 50% of the excess. If the transferred net working capital is less than $124.0 million, the company will pay IBM the difference. The company has also agreed to pay IBM an amount equal to 18% of certain deferred revenues arising from the database business which are set forth on the December 31, 2000 balance sheet of the database business for which the company had previously received payment prior to December 31, 2000.

    The company will indemnify IBM for certain damages, if incurred, arising from the breach of its representations and warranties and covenants and from assets and liabilities not expressly acquired or assumed by IBM. The company will not be required to indemnify IBM for damages arising from breaches of its representations and warranties until the cumulative amount of IBM's indemnification claims exceed $10.0 million and then only the excess. Except for breaches of representations related to taxes and environmental matters, the $100.0 million holdback of the purchase price will represent the sole source of recovery by IBM for breaches of representations and warranties in the master purchase agreement.

    IBM has agreed to reimburse the company for up to $21.0 million of severance costs it incurs related to the company's employees who do not join IBM.

    The company has agreed generally not to compete in the database business and not to hire or solicit former company employees who are hired by IBM as part of the sale of the database business for a period of five years.

    USE OF SALE PROCEEDS

    The company intends to use a portion of the after-tax proceeds from the sale of the database business, estimated to be approximately $800 million, assuming that the company receives the full holdback amount and that the sale is consummated in each of the countries in which the database business operates, to fund the Ascential business through investment in new products and marketing initiatives and potentially through acquisitions. While the company investigates and evaluates acquisition opportunities as part of its regular business operations, the company is not currently in discussions with respect to any specific acquisitions.

    The company also intends to use a substantial portion of the proceeds from the sale of the database business to fund a stock reduction program. The amount of proceeds which will be utilized in the stock reduction program have not yet been determined, and will depend upon the cash needs and growth opportunities of the company, including acquisition opportunities. The company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. If the stock reduction program is treated as a partial liquidation, then amounts received by the company's noncorporate stockholders will be treated as full payment in exchange for the portion of their stock that is redeemed, generally resulting in capital gain or loss. There can be no assurance that such tax treatment will ultimately be available to the noncorporate stockholders. Amounts received by the company's corporate stockholders (and amounts received by noncorporate stockholders if the stock reduction program is not treated as a partial liquidation) will be treated as either a distribution (generally ordinary income) or as payment in exchange for a portion of their stock (generally capital gain or loss), depending upon their particular facts and circumstances.

    BACKGROUND OF THE SALE OF THE DATABASE BUSINESS

    Beginning in the summer of 2000, the company began exploring strategic alternatives in the face of significant internal restructurings, senior management turnover, declining financial results and competitive challenges in the database business. As part of this process, the company engaged SG Cowen in August and Credit Suisse First Boston in September to act as its financial advisors with respect to exploring and evaluating strategic alternatives. The strategic alternatives considered included a sale or merger of the company, a spin-off of Ascential and a sale of specific assets.

    On September 19, 2000, the company announced its intention to establish two independent operating companies: Informix Software and Ascential Software. Informix Software focuses on providing database management systems for data warehousing, transaction processing and e-business applications. Ascential Software is an e-business solutions company which provides database and platform independent software solutions for analytic infrastructure and digital asset management. The strategic realignment allowed the management teams of each independent company to focus on their separate businesses, to improve customer satisfaction and product innovation and to align infrastructure, especially the sales force, to increase shareholder value. After the initial announcement, the company confirmed its intention to have Ascential Software become a separate publicly traded company when market conditions were favorable.

    Since the September, 2000 announcement, the company has continued to review strategic alternatives regarding the separation of the two operating companies in order to maximize stockholder value in light of the continuing competitive challenges in the database business. These alternatives included a sale or merger of the company, a spin-off of Ascential Software and a sale of specific assets and was expanded to include a strategic alliance with computer equipment manufacturers. Throughout this process, management of the company has frequently reviewed with the board of directors of the company the status of the strategic review.

    Throughout the process of evaluating the company's strategic alternatives, Credit Suisse First Boston and SG Cowen, at the direction of the board of directors of the company, contacted 25 potential acquirors or partners, held preliminary meetings with eight parties concerning their interest in engaging in strategic alternatives and held discussions with five of these parties, including IBM. Discussions with IBM concerning a sale of the database business began in September, 2000. The initial meeting with IBM was held in early October, 2000. In January, 2001 IBM entered into a confidentiality agreement and began formal due diligence on the company's database business.

    During November and December, 2000 and January, 2001, the company held extensive discussions with a potential strategic buyer concerning a stock for stock merger. In late January 2001, the discussions with this potential strategic buyer were suspended.

    On January 30, 2001, management and the company's financial and legal advisors met with the board of directors to discuss the potential strategic alternatives, including a sale or merger of the company, a spin-off of Ascential Software and a sale of specific assets. At the conclusion of that meeting the board of directors instructed management to continue to evaluate the strategic alternatives.

    During February, management of the company and its financial and legal advisors, at the direction of the board of directors of the company, continued discussions with IBM concerning the key financial terms of the possible sale of the database business and the key terms of the proposed strategic relationship between IBM and Ascential Software. IBM also continued its due diligence on the company's database business.

    On February 22, management and the company's financial and legal advisors met with the company's board of directors to discuss the status of its negotiations with IBM and of the other strategic alternatives. Also at that meeting, members of the law firm of Latham & Watkins, outside counsel to the company, reviewed with the directors their fiduciary duties, especially in the context of reviewing the various alternatives. At the conclusion of the meeting, the board of directors instructed management to continue negotiations with IBM and to continue to investigate other strategic alternatives, including a possible strategic alliance with computer equipment manufacturers.

    During early March, representatives of IBM and the company discussed several of the financial terms of the possible sale of the database business, the principal terms of the strategic relationship between Ascential Software and IBM and the general structure of the potential transaction. During the balance of March, IBM, the company and their financial and legal advisors, at the direction of the board of directors of the company, continued to negotiate financial and other terms of the potential transaction, including the terms of the strategic alliance, employee and transition issues, and IBM continued to conduct further due diligence.

    On April 3, management and the company's financial and legal advisors met with the company's board of directors to discuss the status of its negotiations with IBM and the status of discussions with respect to the other strategic alternatives. At the meeting, the board of directors also discussed the status of the financial results of the company for the first quarter of 2001. At the conclusion of the meeting, the board of directors instructed management to continue negotiations with IBM and to continue evaluating and investigating other strategic alternatives.

    In late March and early April, IBM provided a draft of the master purchase agreement and other related agreements to the company. Subsequently, several meetings between the company, IBM and their respective advisors regarding the negotiation of the master purchase agreement and related documents took place. IBM provided revised drafts of the master purchase agreement and other agreements on April 14, and on April 17 and April 18 representatives of the company, IBM and their respective advisors met in New York City to discuss these draft agreements and other matters regarding the sale of the database business and related transactions. Negotiations continued on the draft agreements through April 23.

    On April 23, 2001 at a special meeting of the company's board of directors, management, together with representatives of Latham & Watkins, reviewed the proposed terms of the draft master purchase agreement and the other related documents with the board of directors. Also at this meeting, each of Credit Suisse First Boston and SG Cowen reviewed their financial analysis of the consideration provided for in the transaction and delivered to the board an oral opinion (which opinion was confirmed by a written opinion dated April 24, 2001) to the effect that, as of the date provided in the respective opinions, and based on and subject to the matters described in the opinions, the consideration provided for in the transaction was fair to the company from a financial point of view. At the conclusion of this meeting, the board of directors unanimously approved the sale of the database business to IBM pursuant to the master purchase agreement and the other related agreements and the change of the name of the company, and authorized management to finalize and execute the definitive agreements. On April 24, 2001 the company and IBM executed the master purchase agreement and related documentation and publicly announced the transaction.

    THE COMPANY'S REASONS FOR THE SALE OF THE DATABASE BUSINESS

    The company's board of directors unanimously determined that the sale of the database business pursuant to the master purchase agreement is expedient and for the best interests of the company and its stockholders and unanimously recommended that the stockholders approve the sale of the database business pursuant to the master purchase agreement and related agreements.

    The company's board of directors believes that the sale of the database business will be beneficial to the company and its stockholders and considered a number of positive factors in reaching this conclusion, including the following:

    - The financial performance and future prospects of our database business, including its slower growth as compared to the growth of the Ascential business, the current economic and market conditions in the database industry, including the company's declining market share, and the fairness of the consideration received for our database business, which fairness is supported by the opinions from our financial advisors, Credit Suisse First Boston Corporation and SG Cowen.

    - That the sale of the database business pursuant to the master purchase agreement enables the company to realize immediately the value of the database business in cash, increasing our financial flexibility, including our ability to engage in a stock reduction program which the company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. If the stock reduction program is treated as a partial liquidation, then amounts received by the company's noncorporate stockholders will be treated as full payment in exchange for the portion of their stock that is redeemed, generally resulting in capital gain or loss.

    - That the sale of our database business also positions our stockholders to benefit from a company primarily focused on the faster growing information asset management software and solutions industry, where we have a more favorable competitive position.

    - That in connection with the sale of the database business, we will enter into a strategic alliance with IBM to promote and market data warehouse and digital asset management offerings for the information asset management market which will bring the advanced features of Ascential's products to IBM's strategic hardware and software platforms, while creating an additional channel of distribution for Ascential's information asset management solutions;

    - The benefits of selling the database business to IBM, which will be able to realize the value of our database business and employees and continue to favorably service our customers;

    - That the existing patent litigation between the company and IBM will be settled; and

    - The financial presentations of Credit Suisse First Boston and SG Cowen to the board of directors of the company, including their opinions regarding the fairness, from a financial point of view, to the company of the consideration provided for in the sale of the database business which are described more fully under the caption "Opinions of Financial Advisors to Our Company."

    The company's board of directors also considered a number of potentially negative factors in its deliberations concerning the sale of the database business, including:

    - That the sale of the database business will be a taxable transaction to the company;

    - That the consummation of the sale of the database business is conditioned upon a number of factors including: approval by our stockholders; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the master purchase agreement; expiration of the applicable waiting period under domestic and foreign antitrust regulatory schemes; absence of a material adverse change related to either our database customers entering into long term commitments to purchase competing database business products with persons other than IBM if such commitments contractually or effectively preclude IBM from selling database products to such customers, or the loss of our database business employees; and receipt of third party consents;

    - That the failure of the sale to be consummated for any reason could adversely affect our database business through loss of customers, loss of employees and other factors.

    - That after the consummation of the sale of the database business, the Ascential business will represent substantially all our business; that as a result, our total license and service revenues will be substantially lower than they are currently; and that while we believe Ascential has significant growth potential, to date Ascential is a much smaller portion of our business than our database business, has not generated a profit and has incurred significant operating losses;

    - That we have agreed to indemnify IBM against certain losses and have agreed to have $100.0 million of the purchase price held back by IBM for 18 months to satisfy claims for the payment of these losses should they arise.

    - That members of our management have interests in the sale of the database business that may conflict with the interest of our stockholders;

    - That the master purchase agreement prevents us from soliciting other transactions to acquire us or our assets and requires us to pay IBM
      $35.0 million in certain circumstances, including if our board of directors withdraws or modifies its recommendation of the transaction in a manner adverse to IBM and IBM terminates the master purchase agreement, or if a competing takeover proposal has been made, our stockholders do not approve the transaction and within 12 months of termination the company enters into an agreement with respect to a takeover proposal; and that in addition, we are required to reimburse up to $5.0 million of IBM's fees and expenses in the event that our stockholders fail to approve the sale of the database business;

    - That we will be responsible for substantially all preclosing liabilities of the database business, except for current liabilities that will be assumed by IBM at closing; and

    - The probability that stockholders who are "value" investors, as opposed to "growth" investors, may sell shares of our common stock, resulting in higher than normal levels of selling of our common stock for a period of time and a decline in the price of our common stock.

    The company's board of directors believed that certain of these negative factors were unlikely to occur or unlikely to have a material impact on the company, while others could be avoided or mitigated by the company, and that overall, the risks associated with the sale of the database business were outweighed by the potential benefits of the sale of the database business.

    The foregoing discussion of information and factors considered by the company's board of directors is not intended to be all-inclusive. In view of the wide variety of factors considered, the company's board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the company's board of directors unanimously determined that the sale of the database business was expedient, and for the best interests of the company and its stockholders and that the company should proceed with the sale of the database business.

    RECOMMENDATION OF THE COMPANY'S BOARD

    FOR THE REASONS DISCUSSED ABOVE, THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE OF THE DATABASE BUSINESS PURSUANT TO THE MASTER PURCHASE AGREEMENT AND RELATED AGREEMENTS AND HAS DETERMINED THAT THE SALE OF THE DATABASE BUSINESS IS EXPEDIENT, AND FOR THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE SALE OF THE DATABASE BUSINESS PURSUANT TO THE MASTER PURCHASE AGREEMENT AND RELATED AGREEMENTS.

    OPINIONS OF FINANCIAL ADVISORS TO OUR COMPANY

    The company retained Credit Suisse First Boston and SG Cowen to act as its financial advisors in connection with an analysis of strategic alternatives, including a possible sale of the database business to IBM.

    CREDIT SUISSE FIRST BOSTON CORPORATION. Credit Suisse First Boston has acted as the company's financial advisor in connection with the sale of the database business. The company selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with Credit Suisse First Boston's engagement, the company requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the company of the consideration provided for in the sale of the database business. On April 23, 2001, at a meeting of the company's board of directors held to evaluate the sale of the database business, Credit Suisse First Boston rendered to the company's board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 24, 2001, the date of the master purchase agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration provided for in the sale of the database business was fair, from a financial point of view, to the company.

    The full text of Credit Suisse First Boston's written opinion, dated
April 24, 2001, to the company's board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this document by reference. Holders of the company's common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the company's board of directors and relates only to the fairness of the consideration from a financial point of view, does not address any other aspect of the sale of the database business or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the sale of the database business. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Credit Suisse First Boston reviewed the master purchase agreement and related documents as well as publicly available business and financial information relating to the company. Credit Suisse First Boston also reviewed other information relating to the company, including financial forecasts, provided to or discussed with Credit Suisse First Boston by the company, and met with the management of the company to discuss the business and prospects of the company. Credit Suisse First Boston also considered financial and stock market data of the company, and compared those data with similar data for other publicly held companies in businesses similar to the company and considered, to the extent publicly available, the financial terms of other transactions that have been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston was advised, and assumed, that the financial forecasts for the company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the company as to the future financial performance of the company. Credit Suisse First Boston also was advised, and assumed, that the transaction would be consummated in its entirety in accordance with the terms of the master purchase agreement, without waiver, amendment or modification of any material term, condition or agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the company, and Credit Suisse First Boston was not furnished with any evaluations or appraisals.

    Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Credit Suisse First Boston's opinion did not address the relative merits of the sale of the database business as compared to other business strategies that might have been available to the company or the underlying business decision of the company to proceed with the sale of the database business. Although Credit Suisse First Boston evaluated the consideration in the transaction from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the transaction, which consideration was determined between the company and IBM. In connection with its engagement, Credit Suisse First Boston was requested to solicit indications of interest from, and held discussions with, third parties regarding the possible acquisition of all or a part of the company. No limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

    In preparing its opinion to the company's board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the company. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to the company or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the company's board of directors in its evaluation of the proposed sale of the database business and should not be viewed as determinative of the views of the company's board of directors or management with respect to the sale of the database business or the consideration provided for in the master purchase agreement.

    The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion delivered to the company's board of directors in connection with the transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

    DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed a discounted cash flow analysis of the database business to estimate the present value of the unlevered, after-tax free cash flows that the assets could generate for fiscal years 2001 through 2005, based on internal estimates of the company's management. Credit Suisse First Boston calculated a range of estimated terminal values for the database business by applying a range of terminal value multiples, based on a selected growth perpetuity range for the database business of (2.5%) to 2.5%, to the projected fiscal year 2006 unlevered, after-tax free cash flows of the database business. The present value of the cash flows and terminal values were then calculated using a range of discount rates of 16.0% to 20.0%, which discount rates were based on the weighted average costs of capital of selected comparable companies. This analysis indicated the following aggregate value reference range for the database business, as compared to the consideration in the transaction:

                                     IMPLIED AGGREGATE VALUE         CONSIDERATION
                                         REFERENCE RANGE           IN THE TRANSACTION
                                          (IN MILLIONS)              (IN MILLIONS)
                                     -----------------------       ------------------
                                         $719 -- $1,029                  $1,000

    Credit Suisse First Boston also performed a discounted cash flow sensitivity analysis of the database business to estimate the present value of the unlevered, after-tax free cash flows that the assets could generate for fiscal years 2001 through 2005, based on internal estimates of the company's management and assuming a perpetuity growth rate of 0.0%. Assuming a compound annual revenue growth rate of (2.5%) to 2.5% and a reduction of the operating margins of up to 3.0%, this analysis indicated an aggregate value reference range for the database business of $603.3 million to $1,001.1 million.

    SELECTED COMPANIES ANALYSIS. Credit Suisse First Boston reviewed the financial and stock market data of Sybase, Inc., a database management company, and the following four publicly traded companies in the software industry:

       - Novell, Inc.

       - Borland Software Corporation

       - New Era of Networks, Inc.

       - Corel Corporation

    Credit Suisse First Boston compared fully diluted aggregate values, calculated as fully diluted equity value plus net debt, as multiples of latest 12 months, last quarter annualized and estimated calendar year 2001 revenue and fully diluted aggregate values as multiples of latest 12 months, last quarter annualized and estimated calendar year 2001 earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston also compared stock prices as multiples of latest 12 months, last quarter annualized and estimated calendar year 2001 earnings per share. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of latest
12 months revenue to the corresponding financial data of the database business. All multiples were based on closing stock prices on April 20, 2001. Estimated financial data for the database business were based on internal estimates of the company's management and estimated financial data for the selected companies were based on publicly available research analysts' estimates. This analysis indicated the following implied aggregate value reference range for the database business, as compared to the consideration in the transaction:

                                     IMPLIED AGGREGATE VALUE         CONSIDERATION
                                         REFERENCE RANGE           IN THE TRANSACTION
                                          (IN MILLIONS)              (IN MILLIONS)
                                     -----------------------       ------------------
                                          $585 -- $885                   $1,000

    SELECTED TRANSACTIONS ANALYSIS. Credit Suisse First Boston reviewed the aggregate values of the following seven publicly announced transactions involving companies in the software industry:

              ACQUIROR
              --------
    -         Invensys, plc
    -         Sybase, Inc.
    -         Oracle Corporation
    -         Informix Corporation
    -         Sterling Software, Inc.
    -         Corel Corporation
    -         Computer Associates International, Inc.

              TARGET
              ---------------------------------------
    -         Baan Company N.V.
    -         New Era of Networks, Inc.
    -         Digital Equipment Corporation
    -         Ardent Software, Inc.
    -         Texas Instruments Incorporated
    -         Novell, Inc.
    -         The Ask Group, Inc.

    Credit Suisse First Boston compared aggregate values in the selected transactions as multiples of latest 12 months and next 12 months revenue and equity values as multiples of latest 12 months and next 12 months earnings. Credit Suisse First Boston then applied a range of selected multiples of latest 12 months revenue to corresponding financial data of the database business. All multiples for the selected transactions were based on information available at the time of the relevant transaction. Estimated financial data for the database business were based on internal estimates of the company's management and estimated financial data for the selected companies were based on publicly available research analysts' estimates. The results of this analysis indicated the following implied aggregate value reference range for the database business, as compared to the consideration in the transaction:

                                     IMPLIED AGGREGATE VALUE         CONSIDERATION
                                         REFERENCE RANGE           IN THE TRANSACTION
                                          (IN MILLIONS)              (IN MILLIONS)
                                     -----------------------       ------------------
                                         $693 -- $1,216                  $1,000

    OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

    - research analysts' reports for the company's estimated revenue and earnings per share;

    - reported earnings per share for the last eight fiscal quarters for the company compared to publicly available research analysts' estimates for the respective quarters; and

    - historical price performance and trading characteristics of the company common stock.

    MISCELLANEOUS. The company has agreed to pay Credit Suisse First Boston for its financial advisory services an aggregate fee of approximately $10 million. The company also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    Credit Suisse First Boston and its affiliates in the past have provided and are currently providing financial services to IBM unrelated to the proposed transaction, for which services Credit Suisse First Boston has received and will receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of the company or IBM for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

    SG COWEN SECURITIES CORPORATION. Pursuant to an engagement letter dated August 9, 2000 and amended by a letter agreement dated as of September 1, 2000, the company retained SG Cowen Securities Corporation to render an opinion to the board of directors of the company as to the fairness, from a financial point of view, to the company of the consideration to be received in the proposed sale of the database business.

    On April 23, 2001, SG Cowen delivered certain of its written analyses and its oral opinion to the company's board of directors, subsequently confirmed in writing as of that date, to the effect that and subject to the various assumptions set forth therein, as of April 23, 2001, the consideration to be received in the proposed sale of the database business was fair, from a financial point of view, to the company. The full text of the written opinion of SG Cowen, dated April 24, 2001, is attached as Annex C and is incorporated by reference. Holders of the company's common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the company's board of directors and are directed only to the fairness, from a financial point of view, of the consideration received in the proposed sale of the database business, and do not constitute an opinion as to the merits of the proposed sale of the database business or a recommendation to any stockholder as to how to vote on the proposed sale of the database business. The consideration to be received in the proposed sale of the database business was determined through negotiations between the company and IBM and not pursuant to any recommendations of SG Cowen.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

    - a draft of the master purchase agreement dated April 20, 2001;

    - certain publicly available information for the company, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1998, 1999 and 2000, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 1998, 1999 and 2000, and certain other relevant financial and operating data furnished to SG Cowen by the company's management;

    - certain internal financial analyses, financial forecasts, reports and other information concerning the database business prepared by the management of the company;

    - First Call estimates and financial projections in Wall Street analyst reports;

    - discussions SG Cowen has had with certain members of the management of the company concerning the historical and current business operations, financial conditions and prospects of the database business and such other matters SG Cowen deemed relevant;

    - certain operating results of the database business as compared to operating results of certain publicly traded companies SG Cowen deemed relevant;

    - certain financial terms of the proposed sale of the database business as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

    - based on the financial forecasts/projections prepared by the company, the cash flows generated by the database business on a stand-alone basis to determine the present value of the discounted cash flows; and

    - such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with the company's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the company or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, nor did it independently verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of the company. SG Cowen further relied upon the assurance of management of the company that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with the company's consent, assumed that the financial forecasts provided to and reviewed by SG Cowen were reasonably prepared by the management of the company, and reflected the best available estimates and good faith judgments of such management as to the future performance of the database business and that such forecasts provided a reasonable basis for its opinion.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the company, nor was SG Cowen furnished with these materials. In rendering its opinion, SG Cowen did not consider the effects of any legal matters relating to the company or IBM. SG Cowen's services to the company in connection with the proposed sale were comprised of providing general financial advisory services and rendering an opinion from a financial point of view of the consideration to be received in the proposed sale of the database business. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

    In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the master purchase agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the master purchase agreement and that all conditions to the consummation of the proposed sale of the database business will be satisfied without waiver thereof. SG Cowen assumed that the final form of the master purchase agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the master purchase agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed sale of the database business.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed sale of the database business or to take any other action in connection with the proposed sale of the database business or otherwise. SG Cowen has not been requested to opine as to, and SG Cowen's opinion does not in any manner address, the company's underlying business decision to effect the proposed sale of the database business, the value of the remaining business of the company or the company's decision on the use of the proceeds from the proposed sale of the database business. SG Cowen does not express any opinion nor has SG Cowen performed any analysis of the effects, financial or otherwise, of the strategic alliance with IBM relating to certain Ascential products entered into between the company and IBM as part of the proposed sale of the database business. Furthermore, SG Cowen expresses no view as to the price or trading range for shares of the common stock of the company following the consummation of the proposed sale of the database business.

    The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the company the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the company. No limitations were imposed by the company's board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    DISCOUNTED CASH FLOW ANALYSIS. SG Cowen estimated a range of values for the database business based upon the discounted present value of the projected after-tax cash flows of the database business described in the financial forecasts provided by management of the company, and in the financial forecasts on a fully taxed basis, for the fiscal years ended December 31, 2001 through 2005, and of the terminal value of the database business at December 31, 2005, based upon perpetual growth rates of after-tax cash flow. After-tax cash flow was calculated by taking projected EBIT (Earnings Before Interest and Taxes) and subtracting from this amount projected taxes, capital expenditures, changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of the company. In performing this analysis, SG Cowen utilized discount rates ranging from 14% to 24%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized perpetual growth rates of after-tax cash flow ranging from (5.0)% to 5.0%, these growth rates represent the range of growth estimated by management of the company for the database business.

    Utilizing this methodology, the aggregate value of the database business ranged from:

    - $571 million to $1,363 million, based on the fully taxed financial forecasts.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for the database business to the corresponding financial data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which SG Cowen believes are comparable to the database business from an operating standpoint. These companies were:

    - Borland Software Corporation

    - Novell, Inc.

    - Progress Software Corporation

    - Sybase, Inc.

    The data and ratios included the market capitalization of common stock plus total debt, preferred stock and minority interest less cash and equivalents ("Aggregate Value") of the Selected Companies as multiples of the last twelve months ("LTM") of reported revenues and EBIT, last reported quarter annualized ("LQA") revenues and EBIT and estimated calendar year 2001 revenues and EBIT. SG Cowen also examined the ratios of the current share prices of the Selected Companies to the LTM earnings per share ("EPS") and estimated 2001 calendar year EPS (in each case, as available from research analyst reports or, if not so available, First Call) for the Selected Companies.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Aggregate Value to revenues and EBIT for the Selected Companies and the same multiples for the database business except that the consideration to be received in the proposed sale of the database business is substituted for Aggregate Value, and the ratio of current share prices to LTM earnings per share and estimates for 2001 calendar year earnings per share for the Selected Companies and the ratio of the consideration to be received in the proposed sale of the database business as a multiple of fully taxed EBIT for the same periods for the database business. The information in the table with respect to the Selected Companies is based on the closing stock price of the Selected Companies stock on April 20, 2001.

                                                 AGGREGATE VALUE OR CONSIDERATION AS A MULTIPLE OF:
                                   ------------------------------------------------------------------------------
                                                 REVENUES                                    EBIT                        P/E
                                   ------------------------------------      ------------------------------------      --------
                                     LTM           LQA          CY01E          LTM           LQA          CY01E          LTM
                                     ---         --------      --------      --------      --------      --------      --------
High.........................        1.4x          1.5x          1.5x         22.7x         64.0x         12.6x         49.8x
Median.......................         1.3           1.4           1.3          13.1          16.0          12.6          19.9
Mean.........................         1.2           1.3           1.1          16.2          31.1          12.6          29.5
Low..........................         0.6           0.7           0.6          12.8          13.2          12.6          18.8
Database Business............         1.3           1.4           1.2          10.1           6.0           4.8          15.6


                                 P/E
                               --------
                                CY01E
                               --------
High.........................   49.8x
Median.......................    16.0
Mean.........................    26.5
Low..........................    13.7
Database Business............     7.4

    Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to the database business. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or the database business to which they are being compared.

    ANALYSIS OF CERTAIN TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of two transactions (the "Selected Transactions") involving the acquisition of companies in the software industry, which were announced or completed since May 31, 2000. These transactions were (listed as acquiror/target):

    - Invensys, plc./Baan Company N.V.

    - Sybase, Inc./New Era of Networks, Inc.

    SG Cowen reviewed the Aggregate Value paid in the Selected Transactions as a multiple of latest reported twelve month ("LTM") revenues, and next twelve months ("NTM") estimated revenues, and also examined the multiples of equity value paid in the Selected Transactions to LTM net income.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Aggregate Value to revenues and the ratio of equity value to earnings for the Selected Transactions and the same multiples and ratios for the database business except that the consideration to be received in the proposed sale of the database business is substituted for Aggregate Value and equity value.

                                                          AGGREGATE VALUE OR
                                                          CONSIDERATION AS A
                                                         MULTIPLE OF REVENUES         EQUITY VALUE/
                                                        -----------------------       --------------
                                                          LTM            NTM          LTM NET INCOME
                                                          ---          --------       --------------
Mean..................................................    1.3x           1.2x                NM
Database Business.....................................     1.3            1.2             15.6x

    Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the proposed sale of the database business, and none of the companies in those transactions is directly comparable to the database business. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the database business to which they are being compared.

    The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, SG Cowen made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the company's board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the company. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of the company, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the company's board of directors in making its decision to enter into the master purchase agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the company's board of directors to render an opinion to the company's board of directors because SG Cowen is an internationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for the company for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of the company and IBM for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the company and IBM, including serving as a financial advisor on potential acquisitions and as an underwriter on equity and/or equity offerings, and have received and may in the future receive fees for the rendering of such services.

    Pursuant to the SG Cowen engagement letter, if the proposed sale of the database business is consummated, SG Cowen will be entitled to receive a transaction fee equal to $10 million. The company has also agreed to pay a fee of $300,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, the company has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the company and SG Cowen, and the company's board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the proposed sale of the database business.

    INTERESTS OF MANAGEMENT OR DIRECTORS IN THE TRANSACTIONS

    In considering the recommendation of the board of directors with respect to the sale of the database business, stockholders of the company should be aware that certain of the directors and executive officers of the company have certain interest in the sale of the database business that may differ from the interests of the stockholders of the company. Our board of directors was aware of these interests and considered them, among other factors, in approving and recommending the sale of the database business.

    The company has had in effect change of control and severance agreements with each of the executive officers of the company. In the event of a change of control these agreements provide for acceleration of unvested options, excise tax protections and cash severance payments upon involuntary, or in certain cases voluntary, termination of employment, other than terminations for cause. Each of Peter Gyenes, our president, chief executive officer and chairman of our board of directors, and Peter Fiore, our senior vice president and president, Ascential Software, has agreed to waive his rights under these agreements in connection with the sale of the database business.

    Assuming approval of the sale of the database business by our stockholders at the special meeting, approximately 380,835 unvested options held by James Arnold, Jr., our vice president and chief financial officer, approximately 316,665 unvested options held by Gary Lloyd, our vice president, legal, general counsel and secretary, approximately 167,500 unvested options held by William O'Kelly, our vice president, corporate finance and treasurer and approximately 495,835 unvested options held by James Foy, our senior vice president and president, Informix Software, will become immediately exercisable. In addition, if the employment of each of these four individuals is terminated following approval by our stockholder of the sale of the database business, these individuals would receive approximately $1,190,000, $1,360,000, $337,500 and $2,400,000, respectively, in severance payments. In addition, because payments made to Messrs. Arnold, Foy and Lloyd in connection with the sale of the database business may become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Messrs. Foy, Arnold and Lloyd each will be entitled under their change of control and severance agreements to an additional amount, referred to as a gross-up payment, to offset any federal excise tax incurred on receipt of severance and other payments in connection with the sale of the database business. We currently estimate that these payments to Messrs. Foy, Arnold and Lloyd will be approximately $1,200,00, $720,000 and $626,000, respectively.

    The company has entered into agreements which provide certain former executive officers of the company with acceleration of vesting of unvested options and excise tax protection. Assuming approval of the sale of the database business by our stockholders at the special meeting, approximately 450,000 unvested options held by Yon Yoon Jordan, our former executive vice president and chief financial officer, approximately 395,415 unvested options held by F. Steven Weick, our former senior vice president, and approximately 280,835 unvested options held by Wayne Page, our former vice president, human resources, will become immediately exercisable. The company believes that no federal excise tax will be due by any of these individuals and that the company will have no obligations to pay any additional amounts under the excise tax protection provisions of their agreements.

    In addition, the company has entered into change of control and severance agreements, or severance agreements with other employees. In the event of a change of control, these employees may receive some of the following benefits: acceleration of unvested options, extended vesting of options following termination, excise tax protection and cash severance payments upon involuntary, or in certain cases voluntary termination, other than for cause.

    The company may establish a transition bonus program to aid in the retention of employees who are likely to be terminated after the completion of the sale of the database business.

    Our directors have received options under the company's 1989 outside director stock option plan. These options when granted are subject to vesting over a three-year period. Pursuant to the terms of these options, upon the sale of the database business, all unvested options would become immediately exercisable. Each of our directors has agreed to waive their rights to accelerated vesting of their options in connection with the sale of the database business.

    IBM has agreed to reimburse the company for up to $21.0 million of severance costs it incurs related to the company's employees who do not join IBM.

    MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    GENERAL

    The following discussion summarizes the material federal income tax consequences of the sale of the database business and the use of a substantial portion of the net proceeds of the sale of the database business to fund a stock reduction program. The summary is based on the existing provisions of the Internal Revenue Code of 1986, as amended, or Code, existing and proposed Treasury regulations promulgated under the Code and current administrative rulings and pronouncements and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the company or its stockholders. Unless stated otherwise, all section references contained in this section are to the Code.

    The company's stockholders should be aware that this discussion does not address all tax consequences that may be relevant to particular stockholders in light of their particular circumstances, including without limitation stockholders who are foreign citizens or residents, foreign corporations, foreign partnerships, or any other foreign persons, insurance companies, financial institutions, investment companies, tax-exempt organizations, brokers, dealers or traders in securities or commodities, "S" corporations, expatriates, persons who are subject to alternative minimum tax, persons that have a functional currency other than the United States dollar, persons who hold shares in participation of corporate tax shelters, persons who acquired shares through exercise of an employee stock option or right, or otherwise as compensation, persons who participated in the company's stock repurchase program dated announced April 25, 2001, or persons who hold shares as part of a hedging transaction, straddle or conversion transaction, or persons who have entered into a "constructive sale" transaction with respect to the company's common stock. This discussion assumes that shares held by stockholders are held as capital assets. In addition, the following discussion does not address the tax consequences of the sale of assets under foreign, state or local laws or the tax consequences of transactions consummated prior or subsequent to or concurrently with the sale of assets (whether or not such transactions are in connection with the sale of assets), including, without limitation, transactions in which the stock of the company or its subsidiaries is disposed of. The company does not intend to request a ruling from the IRS with respect to the tax consequences of the proposed sale of the database business and the stock reduction program, and the IRS could disagree with portions of this discussion.

    ACCORDINGLY, STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC AND DETAILED TAX CONSEQUENCES OF THE SALE OF THE DATABASE BUSINESS AND THE DISTRIBUTION OF THE NET PROCEEDS, PURSUANT TO A STOCK REDUCTION PROGRAM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

    TAX CONSEQUENCES TO THE COMPANY

    The sale of the database business assets will be a taxable event to the company. The company will recognize gain on the difference between the purchase price (increased by the liabilities assumed by IBM) and its tax basis in the assets and will pay income tax accordingly. The distribution of cash proceeds from the sale to its stockholders pursuant to the stock reduction program is not a separate taxable event to the company.

    The above events will require appropriate adjustments to the company's earnings and profits account. First, the earnings and profits will be increased by the gain recognized on the sale of assets, net of the tax liabilities incurred. Secondly, the earnings and profits will be reduced by the amount of the cash distribution to stockholders in redemption of the company's stock pursuant to the stock reduction program. If the stock redemption qualifies for sale or exchange treatment (as discussed below), then the reduction is limited to an amount not in excess of the ratable share of the earnings and profits allocable to the stock redeemed.

    TAX CONSEQUENCES TO NONCORPORATE STOCKHOLDERS

    GENERAL. The company intends to structure any stock reduction program as a partial liquidation for federal income tax purposes. There can be no assurance, however, that such tax treatment will ultimately be available to our stockholders. A partial liquidation distribution is defined under
Section 302(e) of the Code as a distribution that (i) is "not essentially equivalent to a dividend" as determined at the corporate level, which generally requires a genuine contraction of the business of the corporation,
(ii) constitutes a redemption of stock, and (iii) is made pursuant to a plan of partial liquidation and within the taxable year in which the plan is adopted or within the succeeding taxable year. The company believes that a stock reduction program will qualify as a partial liquidation under Section 302(b)(4) and
(e) of the Code, provided that (1) at least 20 percent of the company's outstanding stock is redeemed in the stock reduction program, and (2) the proceeds from the sale of database assets owned directly by the company and Informix Software, net of taxes, expenses, and the holdback to the extent not distributed by the close of the taxable year following the adoption of the plan of partial liquidation, are sufficient to completely fund the stock reduction program.

    If the stock reduction program qualifies as a partial liquidation, then noncorporate stockholders will receive sale or exchange treatment for distributions in redemption of stock, with the consequences as discussed below under "--Sale or Exchange Treatment." If the stock reduction program fails to qualify as a partial liquidation, then the tax consequences to noncorporate stockholders will be generally the same as the tax consequences to corporate stockholders discussed below.

    SALE OR EXCHANGE TREATMENT. If the stock redemption qualifies for sale or exchange treatment, whether as a partial liquidation or otherwise as described below under "Other Situations Where Sale or Exchange Treatment May Be Available," then amounts received by a stockholder in the stock redemption will be treated as full payment in exchange for the portion of his stock that is redeemed.

    The amount of gain or loss recognized by a stockholder is computed by comparing the cash received by such stockholder to the stockholder's basis in the part of his or her common stock that is redeemed in a partial liquidation. A stockholder holding more than one block of shares can choose which block is redeemed for purposes of determining his basis and holding period by making an "adequate identification" of the redeemed shares under the applicable Treasury regulations. Absent such an identification, the shares earliest acquired by the stockholder among his total ownership will be those considered redeemed for purposes of determining his basis and holding period.

    If the stock redeemed is a capital asset in the stockholder's hands, the stockholder's gain or loss will be capital. The gain or loss will be long-term or short-term depending on the stockholder's holding period for the shares redeemed. In order to qualify for favorable long-term capital gain treatment, the stockholder must have held the redeemed shares for more than one year. In certain circumstances, such as stock acquired by gift or inheritance, the present owner's holding period is increased by the period the common stock was owned by the prior owners.

    For a noncorporate stockholder, a net long-term capital gain is taxed at a maximum rate of 20% (10% for taxpayers in the 15% ordinary income tax bracket) to individual stockholders. If an individual stockholder incurs a capital loss on the redemption, the stockholder can offset the capital loss with other capital gains and up to $3,000 of his ordinary income for the year, and excess capital losses may be carried over to future years indefinitely. For corporate stockholders, net capital gain is taxed at the same rate as ordinary income.

    TAX CONSEQUENCES TO CORPORATE STOCKHOLDERS

    GENERAL. For a corporate stockholder, (and for a noncorporate stockholder in the event that the stock reduction program fails to qualify as a partial liquidation), the amounts received in the stock redemption will be taxed as a distribution, unless the stock redemption qualifies for sale or exchange treatment under Section 302(b)(1) (redemptions not essentially equivalent to a dividend), Section 302(b)(2) (substantially disproportionate redemptions), or
Section 302(b)(3) (complete termination of a stockholder's interest) of the Code, as discussed more fully below under "Other Situations Where Sale or Exchange Treatment May Be Available."

    NO SALE OR EXCHANGE TREATMENT. If the stock redemption does not qualify for sale or exchange treatment and is taxed as a distribution, then to the extent of the company's current and accumulated earnings and profits the redemption is treated as a dividend, taxable as ordinary income to stockholders. Any portion in excess of current and accumulated earnings and profits will be nontaxable to the extent of the stockholder's basis in the stock and will reduce the basis accordingly. The excess of the remaining portion over the stockholder's basis will be treated as gain from the sale or exchange of the stock.

    Generally, a U.S. corporation will be entitled to a dividends-received deduction for the cash received in the stock redemption, subject to certain limitations. However, as cash received in the stock reduction program may be subject to the "extraordinary dividend" provisions of Section 1059 of the

Code, in which case a corporate stockholder will generally be required to reduce its basis in the stock by the nontaxed portion of the dividend, i.e., the amount offset by the dividends-received deduction.

    OTHER SITUATIONS WHERE SALE OR EXCHANGE TREATMENT MAY BE AVAILABLE

    Section 302(b)(1) of the Code provides that a stock redemption will receive sale or exchange treatment "if the redemption is not essentially equivalent to a dividend." In contrast with Section 302(b)(4) of the Code as described above, the "not essentially equivalent to a dividend" for purposes of
Section 302(b)(1) of the Code is determined at the stockholder level instead of at the corporate level. A stock redemption will qualify under Section 302(b)(1) of the Code when there has been a meaningful reduction of the stockholder's proportionate interest in the redeeming corporation, which will depend upon the stockholder's particular facts and circumstances. Generally, a stockholder of a widely-held public corporation will receive sale or exchange treatment in a stock redemption even if the reduction of the stockholder's proportionate interest in the redeeming corporation is not significant.

    A stock redemption will qualify for sale or exchange treatment under
Section 302(b)(2) of the Code if the following two conditions are met:

    - The redemption is substantially disproportionate. To be substantially disproportionate, the stockholder must own, after the redemption, less than 80 percent of his interest in the corporation before the redemption. For example, if a stockholder has a 5 percent ownership in the company, the redemption is substantially disproportionate only if the percentage of ownership after the redemption is less than 4 percent (80 percent of 5 percent).

    - The stockholder owns, after the redemption, less than 50 percent of the total combined voting power of all classes of stock entitled to vote.

    A stock redemption will qualify for sale or exchange treatment under
Section 302(b)(3) of the Code if a stockholder terminates his entire stock ownership in a corporation through a stock redemption.

    For purposes of determining if the redemption is a sale or exchange under Sections 302(b)(1), 302(b)(2) or 302(b)(3) of the Code, a stockholder will be deemed to own shares owned by certain related persons pursuant to Section 318 of the Code.

    If the stock redemption qualifies for sale or exchange treatment under Sections 302(b)(1), 302(b)(2) or 302(b)(3) with respect to a particular stockholder, then the stockholder will receive the same tax treatment of the stock redemption as discussed above for noncorporate stockholders under "Tax Consequences to Noncorporate Stockholders--Sale or Exchange Treatment."

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments for the stock redeemed will be subject to information reporting to the IRS and may be subject to a 31% backup withholding tax on the gross amount received by the stockholder. The backup withholding tax will apply if the stockholder (i) fails to provide an accurate taxpayer identification number, or (ii) previously failed to include all reportable interest and dividend payments in his income tax return. Corporate stockholders and certain exempted stockholders are not subject to backup withholding. The amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's federal income tax liability. A stockholder may provide his taxpayer identification number by completing a Form W-9.

    ACCOUNTING TREATMENT

    The proposed sale of the database business is expected to be accounted for as a sale of certain assets and certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which the proposed sale of the database business is consummated, the company expects to recognize a gain in the amount of the difference between the sales price and the aggregate book value of the net assets sold.

    REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, the sale of the database business may not be completed until certain information has been furnished to the Antitrust Division of the Department of Justice, or Antitrust Division, and the Federal Trade Commission, or FTC, and certain regulatory waiting period requirements have been satisfied. The company and IBM will be making all required filings with the Antitrust Division and FTC as soon as practicable after the signing of the master purchase agreement.

    The Antitrust Division and FTC frequently review transactions such as the sale of the database business for their competitive effects. At any time before or after consummation of the sale of the database business, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest to preserve competition, including such action seeking to enjoin the sale of the database business or seeking the divestiture of substantial assets of the company and IBM or their respective subsidiaries. Private parties and state attorneys general also may bring legal action under federal or state antitrust laws under certain circumstances. While the company believes that the sale of the database business is beneficial to competition and consumers, we can give no assurance that a challenge to the sale of the database business on antitrust grounds will not be made or, if such a challenge is made, that it would be unsuccessful.

    The company and IBM conduct operations in a number of foreign jurisdictions where other regulatory filings or approvals, including antitrust filings, may be required and/or advisable in connection with the completion of the sale of the database business. The company and IBM are currently reviewing whether other filings or approvals may be required or desirable in these other jurisdictions and the company will make or assist IBM in making all such filings. Certain of these filings may not be made before the completion of the sale of the database business, and some of these approvals, which are not as a matter of practice required to be obtained before the effectiveness of the sale of the database business, may not be obtained before the closing. While the company believes that the sale of the database business is beneficial to competition and consumers, we can give no assurance that a challenge to the sale of the database business on antitrust grounds will not be made by any applicable foreign antitrust regulatory authorities or, if such a challenge is made, that it would be unsuccessful.

    RIGHTS OF APPRAISAL

    Under the Delaware General Corporation Law, the company's stockholders are not entitled to rights of appraisal in connection to the sale of the database business or any of the transactions contemplated by the master purchase agreement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed consolidated financial statements give effect to the sale of substantially all of the assets and certain liabilities of the database business to IBM for $1.0 billion. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2000 gives effect to the sale as if it occurred on December 31, 2000. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the sale as if it occurred on January 1, 2000.

    The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information presented herein is not necessarily indicative of the financial position or results of operations that we would have obtained had such events occurred as of the dates assumed, or of the future results of the company.

    The unaudited pro forma condensed consolidated financial statements should be read in connection with the company's historical consolidated financial statements and the related notes included in the company's Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information."

                     INFORMIX CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                                 (IN THOUSANDS)

                                                           INFORMIX
                                                         CORPORATION
                                                         CONSOLIDATED    PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                         ------------   -----------       ----------
CURRENT ASSETS
  Cash and cash equivalents............................    $128,420     $  900,000 (c)    $1,016,820
                                                                           (11,600)(d)

  Short-term investments...............................      88,541                           88,541
  Accounts receivable, net.............................     235,429       (201,532)(a)        33,897
  Other current assets.................................      17,330         (8,124)(a)         9,206
                                                           --------     ----------        ----------
Total current assets...................................     469,720        678,744         1,148,464
                                                           --------     ----------        ----------
PROPERTY AND EQUIPMENT, net............................      67,617        (53,694)(a)        13,923
SOFTWARE COSTS, net....................................      41,444        (26,303)(a)        15,141
INTANGIBLE ASSETS, net.................................      48,258         (6,956)(a)        41,302

OTHER ASSETS...........................................      28,842         (8,732)(a)       120,110
                                                                           100,000 (c)
                                                           --------     ----------        ----------
Total Assets...........................................    $655,881     $  683,059        $1,338,940
                                                           ========     ==========        ==========
CURRENT LIABILITIES
  Accounts payable, accrued expenses and other current     $ 67,230     $  (44,159)(a)    $   97,731
    liabilities........................................                     25,000 (c)
                                                                            49,660 (b)
  Accrued employee compensation........................      66,167        (49,660)(b)        16,507
  Income taxes payable.................................      23,139        210,000 (e)       233,139
  Deferred revenue and advances from customers.........     152,227       (138,464)(a)        13,763
  Accrued merger, realignment and other charges........      28,210             --            28,210
                                                           --------     ----------        ----------
Total current liabilities..............................     336,973         52,377           389,350

OTHER NON CURRENT LIABILITIES..........................         787           (634)(a)           153
Total stockholders' equity.............................     318,121       (122,084)(a)       949,437
                                                                           975,000 (c)
                                                                           (11,600)(d)
                                                                          (210,000)(e)
                                                           --------     ----------        ----------
Total Liabilities and Stockholders' Equity.............    $655,881     $  683,059        $1,338,940
                                                           ========     ==========        ==========

    See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

                     INFORMIX CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                             INFORMIX
                                                           CORPORATION
                                                           CONSOLIDATED      PRO FORMA        PRO
                                                            HISTORICAL    ADJUSTMENTS (F)    FORMA
                                                           ------------   ---------------   --------
NET REVENUES
  Licenses...............................................   $  404,421       $(337,718)     $ 66,703
  Services...............................................      524,898        (469,870)       55,028
                                                            ----------       ---------      --------
                                                               929,319        (807,588)      121,731
COSTS AND EXPENSES
  Cost of software distribution..........................       50,422         (36,536)       13,886
  Cost of services.......................................      184,581        (141,671)       42,910
  Sales and marketing....................................      402,569        (332,303)       70,266
  Research and development...............................      166,076        (121,459)       44,617
  General and administrative.............................      100,027         (81,837)       18,190
  Merger, realignment and other charges..................      126,828        (105,028)       21,800
                                                            ----------       ---------      --------
                                                             1,030,503        (818,834)      211,669
                                                            ----------       ---------      --------
  Operating loss.........................................     (101,184)         11,246       (89,938)
OTHER INCOME.............................................       18,887          (3,990)       14,897
                                                            ----------       ---------      --------
LOSS BEFORE INCOME TAXES.................................      (82,297)          7,256       (75,041)
  Income taxes...........................................       16,018         (13,109)        2,909
                                                            ----------       ---------      --------
NET LOSS.................................................      (98,315)         20,365       (77,950)
                                                            ----------       ---------      --------
  Preferred stock dividend...............................         (191)             --          (191)
                                                            ----------       ---------      --------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...............   $  (98,506)      $  20,365      $(78,141)
                                                            ==========       =========      ========
NET LOSS PER COMMON SHARE
  Basic..................................................   $    (0.34)                     $  (0.27)
                                                            ==========                      ========
  Diluted................................................   $    (0.34)                     $  (0.27)
                                                            ==========                      ========
SHARES USED IN PER SHARE CALCULATIONS
  Basic..................................................      286,138                       286,138
                                                            ==========                      ========
  Diluted................................................      286,138                       286,138
                                                            ==========                      ========

     See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
                                  Information.

                     INFORMIX CORPORATION AND SUBSIDIARIES

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

    On April 24, 2001, the company executed a master purchase agreement with IBM, pursuant to which IBM will purchase substantially all of the assets and certain liabilities of the company's database business for $1.0 billion in cash. Under the terms of the master purchase agreement, IBM will hold back
$100.0 million of the purchase price for 18 months after closing to satisfy certain indemnification obligations of the company should they arise. If the net working capital transferred to IBM exceeds $124.0 million, IBM will pay the company an amount equal to 50% of the excess. If the transferred net working capital is less than $124.0 million, the company will pay IBM the difference. In addition, the company has agreed to pay IBM an amount equal to 18% of certain deferred revenues arising from the database business which are set forth on the December 31, 2000 balance sheet of the database business and for which the company had received payment prior to December 31, 2000.

    The unaudited pro forma condensed consolidated balance sheet as of December 31, 2000 gives effect to the sale as if it occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the sale as if it occurred on January 1, 2000.

PRO FORMA ADJUSTMENTS

    Adjustments to present the unaudited pro forma condensed consolidated financial statements are set forth below. The pro forma adjustments only give effect to amounts that are directly attributable to the sale:

    a. These adjustments reflect the removal from the company's balance sheet of substantially all of the assets and certain liabilities of the database business under the terms of the master purchase agreement as if the sale occurred on December 31, 2000.

    b. This adjustment reflects a reclassification from accrued employee compensation to accrued expenses for the liabilities in respect of the database business employees. Under the terms of the master purchase agreement, the company will retain the obligation to pay substantially all accrued employee compensation that relates to the employees of the database business and that is earned up to the close of the transaction. This reclassification is made as substantially all the database business employees will transfer to IBM, and so these liabilities will no longer relate to ongoing employees of the company.

    c. These adjustments reflect the proceeds from the sale of $900 million and a receivable for the holdback of $100 million and an accrual of $25 million for estimated investment bankers' fees, legal fees, accounting fees and other costs of the sale. Full receipt of the holdback is assumed on the pro forma condensed consolidated balance sheet.

    d. This adjustment reflects the payment to IBM of $11.6 million for 18% of certain deferred revenues arising from the database business set forth on the December 31, 2000 balance sheet for the database business and for which the company had received payment prior to December 31, 2000.

    e. This adjustment reflects an accrual of $210.0 million for the estimated taxes on the gain of the sale of the database business.

    f. These adjustments reflect the elimination of the operations of the database business as if the sale occurred on January 1, 2000.

                     INFORMIX CORPORATION AND SUBSIDIARIES

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (CONTINUED)

    The following items have been excluded from the unaudited pro forma financial information:

    - The gain on the sale of the database business and any interest income on the cash proceeds have been excluded from the unaudited pro forma condensed consolidated statement of operations in accordance with guidelines established by the Securities and Exchange Commission.

    - The announced stock reduction program for the company has been excluded from the unaudited pro forma condensed consolidated balance sheet because the type and extent of the stock reduction has not been determined.

    - Any potential adjustment to the purchase price arising from the difference between the working capital, as defined in the master purchase agreement, and $124.0 million has been excluded from the unaudited pro forma condensed consolidated balance sheet because any such adjustment is not determinable prior to closing.

                     TERMS OF THE SALE OF DATABASE BUSINESS

    The terms of the transaction are included in the following transaction agreements:

    - A Master Purchase Agreement, dated as of April 24, 2001, among the company, Informix Software and IBM, which is attached hereto as Annex A and is incorporated into this proxy statement by reference.

    - Form of Country Acquisition Agreements to be entered into among various foreign subsidiaries of the company and various subsidiaries of IBM.

    - The Employee Matters Agreement, dated as of April 24, 2001, among the company, Informix Software and IBM.

    - The Master Relationship Agreement, dated as of April 24, 2001, between Ascential Software, Inc. and IBM.

    - The OEM Software Agreement, dated as of April 24, 2001, between Ascential Software, Inc. and IBM.

    - The Source Code License Agreement, dated as of April 24, 2001, between Ascential Software and IBM.

    - Two Transition Services Agreements, both dated as of April 24, 2001, between the company and IBM.

    - The Litigation Settlement Agreement, dated as of April 24, 2001, between the company and IBM.

CLOSINGS; EFFECTIVENESS OF AGREEMENTS.

    The initial closing of the sale of the database business in the United States, the Republic of Ireland, Japan, the United Kingdom, the Federal Republic of Germany, the French Republic, Mexico and the Italian Republic, pursuant to the master purchase agreement will close on the third business day after the satisfaction or waiver of the conditions set forth in the master purchase agreement. Approximately 96% of the aggregate purchase price, less the $100.0 million holdback amount, will be paid at this first closing. With respect to all other foreign jurisdictions, IBM, the company and Informix Software will use all commercially reasonable efforts to cause any such subsequent closing to occur as soon as reasonably practicable and in any event no later than 60 days following the initial closing date. The portion of the purchase price allocated to the purchase of the database business in foreign jurisdictions which do not close on the initial closing date will be withheld from the purchase price and paid on the date the sale of the database business in that foreign jurisdiction closes. Each of the employee matters agreement, the litigation settlement agreement, the master relationship agreement, the OEM software agreement, the source code license agreement and the two transition services agreements shall become effective upon the initial closing.

    Below are summaries of the material provisions of the transaction agreements. You should refer to the full text of the master purchase agreement, attached to this proxy statement as annex A, for details of the terms and conditions of this agreement.

THE MASTER PURCHASE AGREEMENT

    THE FOLLOWING DESCRIPTION OF THE MASTER PURCHASE AGREEMENT DESCRIBES THE MATERIAL PROVISIONS OF THE MASTER PURCHASE AGREEMENT BUT DOES NOT PURPORT TO DESCRIBE ALL OF THE TERMS OF THE MASTER PURCHASE AGREEMENT. THE FULL TEXT OF THE MASTER PURCHASE AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED BY REFERENCE. ALL INFORMIX STOCKHOLDERS ARE URGED TO READ THE MASTER PURCHASE AGREEMENT IN ITS ENTIRETY BECAUSE IT IS THE LEGAL DOCUMENT

THAT GOVERNS THE TRANSACTION AND THE PRINCIPAL DOCUMENT PURSUANT TO WHICH THE COMPANY WILL SELL THE DATABASE BUSINESS TO IBM.

    SALE OF THE DATABASE BUSINESS

    The sale of the database business will be effected principally through a series of asset and specified liability transfers. Pursuant to those transfers, the company, Informix Software and certain subsidiaries of the company which are also selling the database business assets to IBM, sometimes collectively referred to in this proxy statement as the Selling Entities, will sell to IBM or any subsidiaries of IBM designated by IBM, sometimes collectively referred to in this proxy statement as the Purchasing Companies, all of the assets other than Excluded Assets, as discussed below, (the "Acquired Assets") that are owned, controlled, leased or licensed by the company, Informix Software or their respective subsidiaries and used, held for use or intended to be used in the operation or conduct of the relational database management systems businesses, including the research, development, manufacture, distribution, marketing, sale and service of the relational management systems that are commonly used as database engines for data warehousing systems and transaction processing systems (commonly referred to in the industry as RDBMS), of the Selling Entities, or otherwise referred to as the Database Business.

    ACQUIRED ASSETS

    The master purchase agreement defines the term "Acquired Assets" to expressly include:

    - all intellectual property (including rights under licenses and settlement agreements) that is used, held for use or intended to be used in the operation or conduct of the Database Business,

    - all contracts of the Selling Entities, including any rights under those contracts arising at or after the applicable closing, that are used, held for use or intended to be used in the operation or conduct of the Database Business or to which the Acquired Assets are subject, other than certain contracts that contain one or more of a series of identified types of provisions or that are not in the English language (unless accompanied by a translation the accuracy of which has been certified by an officer of the company or Informix Software),

    - all receivables constituting the right to receive payments in respect of goods or services arising out of or relating to the operation or conduct of the Database Business,

    - the certificates, permits, licenses, franchises approvals, qualifications, registrations, certifications, and other similar authorizations from any governmental entity used, held for use or intended to be used in the operation or conduct of the Database Business,

    - the real property leased by the Selling Entities and used, held for use or intended to be used in the operation or conduct of the Database Business and any improvements, fixtures and furniture,

    - office and other supplies that are used, held for use or intended to be used in the operation or conduct of the Database Business,

    - equipment (including vehicles) that is used, held for use or intended to be used in the operation or conduct of the Database Business,

    - the inventory of the Selling Entities for the products of the Database Business,

    - all information technology systems (including financial, administrative, development, customer support and personnel systems) that are used, held for use or intended to be used in the operation or conduct of the Database Business,

    - all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items that are used, held for use or intended to be used in, or that arise out of, the operation or conduct of the Database Business,

    - all rights, claims and credits to the extent relating to the Database Business or to any Acquired Asset or any Assumed Liability (as defined below), including all rights in and to products sold or leased (including products returned after the applicable closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Database Business and any rights, claims and credits arising under insurance policies and all guarantees, representations, warranties, indemnities and similar rights in favor of the Selling Entities to the extent relating to the Database Business or to any Acquired Asset or Assumed Liability,

    - all other assets reflected on the December 31, 2000 unaudited balance sheet for the Database Business (including any equipment which has been fully depreciated), except inventory or obsolete or worn out equipment sold in the ordinary course of business consistent with past practice,

    - all goodwill generated by or associated with the Database Business,

    - all books of account, ledgers, general, financial, legal, regulatory, tax, accounting and personnel records, files, customers' and suppliers' lists, sales and promotional literature, customer and supplier correspondence, manuals, files, data, papers, personnel and employment records and other information, whether in hard copy or computer or other format, that are used, held for use or intended to be used, or that arise out of, the operation or conduct of the Database Business, and

    - certain assets relating to employee benefit plans to be transferred to IBM under the employee matters agreement.

    EXCLUDED ASSETS

    IBM will not acquire the following Excluded Assets under the master purchase agreement:

    - all rights, claims, credits and causes of action of the company, Informix Software or any of their respective subsidiaries to the extent relating to any Excluded Liability (as defined below),

    - except as otherwise specifically provided in the employee matters agreement, all the assets of or assets relating to the employee benefit plans,

    - all financial and tax records that form a part of the general ledger of any Selling Entity (except that IBM will receive a copy of the portions of any of those records to the extent they relate to the Database Business in any respect),

    - the software products and other intellectual property contained in the O2 product family,

    - certain contracts of the Selling Entities that contain one or more of a series of identified types of provisions or that are not in the English language (unless accompanied by a translation the accuracy of which has been certified by an officer of the company or Informix Software),

    - all rights of the company, Informix Software and their respective subsidiaries under the master purchase agreement and the other transaction agreements, and

    - all cash and cash equivalents.

    ASSUMED LIABILITIES

    IBM will assume the following obligations and liabilities of the Selling Entities specifically identified with or resulting from the operation or conduct of the Database Business incurred in the ordinary course of business consistent with past practice (excluding the Excluded Liabilities discussed below) (the "Assumed Liabilities"):

    - all obligations, liabilities and commitments under any contract that is used, held for use or intended to be used in the operation or conduct of the Database Business or to which the Acquired Assets are subject, except obligations, liabilities or obligations (1) arising out of any actual or alleged breach by the company, Informix Software or their respective subsidiaries of, or

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      nonperformance by the company, Informix Software or their respective subsidiaries under, any of those contracts, in each case on or prior to the date of the relevant closing, and (2) in respect of excluded contracts not acquired by IBM or the other Purchasing Companies that contain one or more of a series of identified types of provisions or that are not in the English language (unless accompanied by a translation the accuracy of which has been certified by an officer of the company or Informix Software),

    - any liabilities assumed expressly by IBM under the employee matters agreement, and

    - all current liabilities of the Database Business reflected on the face of the closing statement (excluding the notes to the closing statement).

    EXCLUDED LIABILITIES

    Under the master purchase agreement, IBM will not assume the following Excluded Liabilities:

    - any obligation, liability or commitment of whatever nature, whether presently in existence or arising hereafter, of the Selling Entities, not expressly assumed under the master purchase agreement,

    - any liability, obligation or commitment of the company, Informix Software or of their respective subsidiaries that arises out of or is associated with any Excluded Asset or any business of the company, Informix Software or any of their respective subsidiaries, or that arises out of the ownership by, the company, Informix Software or their respective subsidiaries of the Excluded Assets or is associated with the realization of the benefits of any Excluded Asset,

    - any liability, obligation or commitment of the company, Informix Software or their respective subsidiaries or any part of the Database Business to any of their respective affiliates (other than to a part of the Database Business),

    - any liability, obligation or commitment of or relating to the benefit plans, or relating to any current or former officer, employee, independent contractor or director of the company, Informix Software or any of their respective subsidiaries or their benefits or compensation, including the termination thereof, other than any liabilities assumed expressly by IBM under the employee matters agreement,

    - any liabilities for certain excluded taxes,

    - any indebtedness (other than ordinary course trade payables),

    - any liability, obligation or commitment arising under any environmental law, which liability, obligation or commitment relates to or arises out of
      (1) any acts or omissions of the company, Informix Software or their respective subsidiaries on or prior to the relevant closing, or (2) any facts, circumstances or conditions existing on or prior to the relevant closing relating to hazardous substances, including any management, disposal or arranging for disposal of hazardous substances by the company, Informix Software or their respective subsidiaries or otherwise in connection with the Database Business or the Acquired Assets or activities or operations occurring or conducted in connection with any predecessor operations of the Database Business or otherwise, and

    - any other liability, obligation or commitment (other than those set forth in the definition of the term "Assumed Liabilities") as and to the extent that liability, obligation or commitment is not reflected on the face of the closing statement (excluding the notes to the closing statement).

    REAL ESTATE MATTERS

    In addition, Informix Software and IBM will, or will cause the relevant Selling Entities or Purchasing Companies to, enter into agreements with respect to Informix Software's real estate leases identified on a schedule to the master purchase agreement, pursuant to which, in accordance with certain guidelines contained in the master purchase agreement, (1) Informix Software or the applicable Selling Entity will assign to IBM or the applicable Purchasing Company, and IBM or the relevant Purchasing Company will assume from Informix Software or the relevant Selling Entity, those leases in which IBM or the relevant Purchasing Company requires the predominate amount of space (and Informix Software or the relevant Selling Entity will sublease or license back from IBM or the relevant Purchasing Company the space at those leased locations that IBM or the relevant Purchasing Company will not use to operate the Database Business or which exceeds normal excess real estate capacity at any location) or
(2) with respect to leased property at which IBM or the relevant Purchasing Company does not require the predominate amount of space, IBM or the relevant Purchasing Company will sublease or license from Informix Software or the relevant Selling Entity the space that IBM or the relevant Purchasing Company will use to operate the Database Business and which does not exceed normal excess real estate capacity.

    It has yet to be determined which leases, and what percentage of total overall lease liability, will be assumed by IBM and the relevant Purchasing Companies. Further, it has yet to be determined which leases will be sublet or licensed to or from IBM and the relevant Purchasing Companies and what percentage of lease space this will absorb.

    The sublease and license arrangements to be entered into by and between Informix Software and IBM (and between the relevant Selling Entities and the relevant Purchasing Companies) are similar in most material respects. However, in all instances in which IBM or the relevant Purchasing Company licenses space from Informix Software or the relevant Selling Entity, IBM or the relevant Purchasing Company will have the right to terminate the license on 120 days' notice to Informix Software or the relevant Selling Entity, in which case Informix Software or the relevant Selling Entity will remain exclusively responsible for that space. Neither Informix Software nor any Selling Entity will have a corresponding termination right, or "put back" right with respect to any space that it lets or licenses back from IBM or any Purchasing Company. Most of these assignment, licensing and subleasing arrangements will require landlord consent and, failure to obtain these consents, could result in defaults under the related leases.

    The company, Informix Software and IBM will cooperate and use commercially reasonable efforts to consolidate the space to be used by IBM and the other Purchasing Companies to operate the Database Business and the remaining space at any given location in order to facilitate the subletting of currently vacant or unnecessary space to third parties.

    PURCHASE PRICE

    The purchase price to be paid by the Purchasing Entities for the Database Business, including a specified amount of net working capital, will be $1.0 billion in cash. The purchase price will be allocated to the Database Business in the United States and in various foreign jurisdictions. The purchase price, subject to holdback of $100.0 million to be deducted from the purchase price payable on the initial closing date, will be paid as the sale of the Database Business in an applicable jurisdiction is closed. If the aggregate working capital amount on the closing statement is less than $124.0 million, the company will pay IBM the difference. In the event that the aggregate working capital amount on the closing statement exceeds $124.0 million, IBM will pay the company one-half of such excess.

    The working capital amount is calculated for each country in which the Database Business conducts business that is included in a particular closing and generally represents, subject to the qualifications contained in the definition of "Working Capital Amount" contained in the master purchase agreement:

    - net accounts receivable arising in the ordinary course of business, PLUS

    - prepaid expenses, MINUS

    - ordinary course trade payables, MINUS

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
    - accrued ordinary course expenses, other than expenses related to salary, bonus, vacation, severance or benefits relating to any current or former employee, officer, director or independent contractor of the company, Informix Software and their respective subsidiaries.

    HOLDBACK

    IBM will retain $100.0 million of the purchase price for 18 months after the initial closing to satisfy any indemnification claims that may be brought. IBM will pay interest at a rate of 6% per annum, from the date of the closing of the sale of the Database Business, on the amount of the holdback returned to Informix at the expiration of the 18-month holdback period. Funds necessary to provide for claims that are made prior to the expiration of 18 months but not resolved by such date will continue to be held until those claims are resolved.

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
    The holdback is IBM's sole remedy for breaches of representations and warranties, except with respect to taxes and environmental matters, in which case the Selling Entities' liability will be limited to the purchase price paid by IBM for the Database Business.

    DEFERRED REVENUE

    On the initial closing date, the company will pay IBM 18% of the deferred revenues from the operation or conduct of the Database Business that are both set forth on the December 31, 2000 balance sheet for the Database Business and for which any Selling Entity received payment prior to December 31, 2000.

    REPRESENTATIONS AND WARRANTIES

    The master purchase agreement contains customary representations and warranties by the company and Informix Software as to the condition of the Database Business. These representations and warranties relate to:

    - the corporate organization of the Selling Entities and similar corporate matters,

    - the authorization, execution, delivery, performance and enforceability of, and any required consents, approvals and authorizations relating to, the master purchase agreement and the other transaction agreements,

    - the absence of conflict with, violation or breach of, or default under the certificate of incorporation, charter, bylaws and contracts of the Selling Entities and applicable laws in connection with the master purchase agreement and the other transaction agreements,

    - the accuracy of certain unaudited financial statements of the Database Business,

    - as of the date of the master purchase agreement, the absence of any fact, change, development, event, effect, condition or occurrence since December 31, 2000 which has had, or could reasonably be expected to constitute, a Business Material Adverse Effect (as defined below),

    - the fitness of the products sold or produced by the Selling Entities,

    - tax matters,

    - title to the acquired assets owned or leased by the Selling Entities,

    - contracts that constitute Acquired Assets or Assumed Liabilities that contain certain identified types of provisions,

    - certain pending or threatened litigation affecting that Database Business or the Acquired Assets,

    - employee benefit matters,

    - compliance with applicable laws, including environmental laws,

    - certain labor matters involving or relating to the Database Business or the Selling Entities,

    - intellectual property (including rights under licenses and settlement agreements) that is used, held for use or intended to be used in the operation or conduct of the Database Business,

    - the sufficiency of the Acquired Assets to conduct the Database Business,

    - the condition of the Acquired Assets,

    - as of the date of the master purchase agreement, the condition of the inventory of the Business,

    - the collectability of the accounts receivables of the Database Business,

    - the insurance policies maintained by the Selling Entities with respect to the Database Business,

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
    - the applicability of state takeover statutes,

    - fees payable as of the date of the master purchase agreement, by the Selling Entities to bankers, investment brokers, financial advisors or other persons in connection with the sale of the Database Business,

    - as of the date of the master purchase agreement, or with respect to the period between December 31, 2000 and the date of the master purchase agreement, suppliers to, customers of and resellers to the Database Business and the Selling Entities,

    - the accuracy of the company's reports and financial statements filed with the Securities and Exchange Commission, or SEC, since January 1, 1998,

    - the absence of any undisclosed liabilities that are required to be, but are not, recognized or disclosed, on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, if those liabilities could reasonably be expected to have a Business Material Adverse Effect,

    - the vote required from the company's stockholders to approve the transactions contemplated by the master purchase agreement and the other transaction agreements,

    - the delivery of opinions by the company's financial advisors regarding the fairness to the company, from a financial point of view, of the consideration provided for in the transaction, and

    - the inapplicability of state takeover statutes.

    The master purchase agreement defines "Business Material Adverse Effect" to mean any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate could reasonably be expected to:

    - result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Database Business, taken as a whole,

    - prevent or materially impede, interfere with, hinder or delay the consummation by the Selling Entities of the transactions contemplated by the master purchase agreement and the other transaction agreements, or

    - result in a material impairment on the ability of IBM, the other Purchasing Companies and their respective subsidiaries to continue operating the Database Business after the applicable closing in substantially the same manner as it was operated immediately prior to the date of the master purchase agreement.

    However, for purposes of determining if IBM's and the other Purchasing Companies' conditions to closing with respect to any closing following the initial closing have been satisfied, there will be disregarded any state of facts, change, development, event, occurrence, action or omission that has occurred or come into existence with respect to the part of the Database Business conducted in any country on or after the date on which that part of the Database Business was acquired by IBM or any Purchasing Company pursuant to any closing.

    The master purchase agreement also contains customary representations and warranties by IBM relating to:

    - the corporate organization of IBM and the Purchasing Companies and similar corporate matters,

    - the authorization, execution, delivery, performance and enforceability of, and any required consents, approvals and authorizations relating to, the master purchase agreement and the other transaction agreements,

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
    - the absence of conflict with, violation or breach of, or default under any of the certificate of incorporation, charter, bylaws or contracts of IBM and the other Purchasing Companies and applicable laws in connection with the master purchase agreement and the other transaction agreements,

    - fees payable by IBM and the Purchasing Companies to brokers, investment bankers, financial advisors or other persons in connection with the purchase of the Database Business, and

    - the availability of funds to effectuate the transactions contemplated by the master purchase agreement.

    COVENANTS

    The company and Informix Software have agreed that during the period between the date of the master purchase agreement and the closing in each relevant country, they will:

    - provide, and will cause their respective subsidiaries to provide, IBM, the Purchasing Companies and their employees, counsel, investment bankers and other advisors ("Representatives") full access upon reasonable advance notice and during normal business hours to the Selling Entities' offices and facilities, records, agreements, documents, information, personnel, data and files relating to the Database Business as may be reasonably requested,

    - conduct, and cause the other Selling Entities to conduct, the Database Business in the ordinary course of business consistent with past practice,

    - apply, and will cause the other Selling Entities to apply, any and all insurance proceeds received upon any damage, destruction or loss to any material Acquired Asset to the prompt repair, replacement and restoration of that Acquired Asset before that Acquired Asset is transferred to IBM or the applicable Purchasing Company,

    - continue to audit and update, and will cause the other Selling Entities to continue to audit and update, distributor and reseller royalty reports in the ordinary course of business consistent with past practice,

    - confer, and will cause the other Selling Entities to confer, with the Purchasing Companies and their Representatives regarding material operational and other developments related to the Database Business, and

    - promptly notify IBM of certain material events.

    Following each closing, the company and Informix Software will, and will cause their respective subsidiaries to, provide IBM and its subsidiaries and their Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, documents, information, data, files and other records relating to: (1) the operation of the Business prior to the applicable closing, (2) the Acquired Assets or (3) the Assumed Liabilities.

    The company and Informix Software have agreed that during the period between the date of the master purchase agreement and the closing in each relevant country, except as otherwise expressly agreed to in the master purchase agreement, they will not, and will not permit any of their respective affiliates to, in each case insofar as the Database Business is concerned, without IBM's approval:

    - amend any certificate of incorporation, by-laws or similar governing documents of any subsidiary whose equity or other ownership interests are included in the Acquired Assets,

    - adopt or amend any employee benefit plan or enter into, adopt, extend, renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, or any of the covered employees (as defined in the employee matters agreement), except in each case as required by law, or grant to any of those employees any increase in compensation or benefits, other than increases made in connection with annual salary reviews, that are consistent with past practice and that do not exceed 10% for any of those employees,

    - release or otherwise terminate the employment of any covered employees, transfer any of those employees out of the Database Business or solicit for employment any of those employees to engage in a business other than the Database Business, except for any terminations for cause or terminations or transfers as a result of any of those employees' willful and material violations of a Selling Entity's policies and procedures, as in effect on the date of the master purchase agreement,

    - incur, assume or guarantee any liabilities, obligations or indebtedness other than in the ordinary course of business and consistent with past practice,

    - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, company, partnership, limited liability company, trust, joint venture, business association or other business organization or division or otherwise acquire any assets (other than inventory) that are material to the Database Business,

    - make or incur or commit to make or incur any capital expenditure that, individually, exceeds $250,000 or make or incur or commit to make or incur any capital expenditures which, in the aggregate, exceed the $5,000,000 budget agreed to by the company and IBM,

    - enter into any lease of real property or any renewal of an existing lease of real property that may constitute a lease to be acquired by IBM or a Purchasing Company pursuant to the master purchase agreement,

    - pay, discharge, modify or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, asserted or otherwise) other than in the ordinary course of business consistent with past practice, other than those claims, liabilities or obligations which are required by their terms as in effect on the date of the master purchase agreement to be paid, discharged or modified to the extent those claims, liabilities or obligations are reflected or reserved against in the balance sheet for the Database Business as of December 31, 2000 (or in the notes to the balance sheet), provided that the company and Informix Software will not, and will not permit their respective affiliates to pay, loan or advance any amount to, or enter into any agreement or arrangement with, or make any payments to or on behalf of, the company, Informix Software or their respective affiliates which would have an adverse impact on, or adverse consequences to, the Database Business after the date of the relevant closing,

    - make loans, advances or capital contributions to, or investments in, any other person,

    - enter into, extend or renew any contract or amendment to a contract of
      (1) which contains any of a series of identified types of provisions,
      (2) which contains any of a separate series of identified types of provisions unless that contract or amendment is necessary to operate the Database Business as it was operated in the ordinary course consistent with past practice immediately prior to the date of the master purchase agreement or (3) which restricts the ability of the Database Business to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset,

    - enter into, extend or renew (1) any contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the intellectual property of any business unit,
      (2) any contract providing for the services of any dealer, distributor, sales representative, or similar representative, or (3) any other contract, other than, in the case of clauses (2) or (3) above, in the ordinary course of business consistent with past practice with a term not in excess of one year,

    - accelerate, terminate, modify, waive, relinquish, assign or cancel any material contract,

    - engage in any other transaction involving the Database Business or the Acquired Assets other than in the ordinary course of business consistent with past practice,

    - settle or compromise (1) any suit or claim relating to the transactions contemplated by the master purchase agreement or the other transaction agreements or threatened suit or claim relating to the transactions contemplated by the master purchase agreement or the other transaction agreements or (2) except for certain identified litigation, any material litigation or material threatened litigation,

    - accelerate the billing or collection or other realization of cash or Excluded Assets from the Acquired Assets or accelerate the provision of goods and services of the Database Business or delay the payment of liabilities which would become Assumed Liabilities or grant any allowance or discount, in each case outside the ordinary course of business consistent with past practice,

    - write down any of its material assets, including any intellectual property to be acquired by IBM and the Purchasing Companies, or make any change in any accounting principal, method or practice other than those required by generally accepted accounting principles or applicable law,

    - take any action or fail to take any action which would result in the material loss or reduction in value of the intellectual property to be acquired by IBM and the Purchasing Companies, taken as a whole,

    - take any action that would or that could reasonably be expected to result in (1) any of the representations and warranties of the Selling Entities set forth in the master purchase agreement that is qualified as to materiality becoming untrue, (2) any of those representations and warranties that is not so qualified becoming untrue in any material respect or (3) any of IBM's or any Purchasing Company's closing conditions set forth in the master purchase agreement and described below under "--Closing Conditions" not being satisfied, or

    - authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

    IBM has agreed to waive compliance by the company and the Selling Entities with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state.

    NO SOLICITATION

    The company has agreed not to, and not to permit any of its subsidiaries to, or to authorize or permit any of its or its subsidiaries' directors, officers or employees or any investment banker, attorney, accountant or other advisor or representative of the company or any of its subsidiaries to, (1) directly or indirectly, solicit, initiate or encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined below) or (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. The board of directors of the company may, however, prior to obtaining the approval of its stockholders to the transactions contemplated by the master purchase agreement:

    - provide, or cause its subsidiaries to provide, information to anyone who has made a bona fide unsolicited Takeover Proposal that the board of directors of the company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) pursuant to a customary confidentiality agreement, so long as this information has been or is furnished to IBM on a prior or substantially concurrent basis, and

    - participate in discussions or negotiations regarding that proposal with anyone (including its Representatives) who has made a bona fide unsolicited Takeover Proposal that the board of directors of the company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal.

    In addition, the company has agreed that neither the company's board of directors nor any of its committees will or will agree or resolve to:

    - withdraw or modify, in a manner adverse to IBM, its approval of or recommendation with respect to the master purchase agreement or publicly propose to do so, unless the board of directors or a committee thereof determines in good faith that failure to take that action would result in a breach of its fiduciary duties under applicable law, or

    - recommend any Takeover Proposal or publicly propose to do so, unless the board of directors or a committee thereof determines in good faith that the Takeover Proposal constitutes a Superior Proposal, or

    - adopt or approve, or publicly propose to adopt or approve, a Takeover Proposal or withdraw its approval of the master purchase agreement, the other transaction agreements and the related transactions, or

    - cause or permit the company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to is reasonably likely to lead to, any Takeover Proposal.

    Nothing described above limits the company's ability to take actions to comply with specified rules under the Securities Exchange Act of 1934, as amended, or make any disclosure to the company's stockholders if, in the good faith judgment of the company's board of directors, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

    We agreed to promptly, and in any event within 24 hours, notify IBM of any request for information or other inquiry received by the company that the company reasonably believes could reasonably be expected to lead to a Takeover Proposal or of any Takeover Proposal, and to keep IBM informed in all material respects on a current basis of the status and details, including amendments or proposed amendments, of any Takeover Proposal, request or inquiry.

    The master purchase agreement defines the term "Takeover Proposal" to means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of:

    - assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the company and its subsidiaries, taken as a whole, or

    - 20% or more of the outstanding shares of the company's common stock or any class or series of capital stock of (or other equity or voting interests in) any of the company or its subsidiaries directly or indirectly holding assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the company and its subsidiaries, taken as a whole, other than the transactions contemplated by the master purchase agreement and the other transaction agreements.

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
    The master purchase agreement defines the term "Superior Proposal" to mean any bona fide written offer not solicited by or on behalf of the company or any of its subsidiaries made by a third party that, upon acceptance thereof, would be binding on the company or any of its subsidiaries and if consummated would result in the third party acquiring, directly or indirectly:

    - shares representing more than 50% of the value and voting power of the capital stock of the company or all or substantially all the assets of the company and its subsidiaries, taken as a whole or

    - all or substantially all of the assets of the Database Business,

    in either case for consideration consisting of cash and/or securities and/or assumption of indebtedness or other obligations that the board of directors of the company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be of a higher value than the transactions contemplated by the master purchase agreement and the other transaction agreements, after taking into account all matters the company's board of directors determines to be material, including the benefits to the company and its subsidiaries from the master relationship agreement and the value of the company and its subsidiaries following the consummation of those transactions, from a financial point of view to the stockholders of the company (after taking into account any amendments or modifications to the master purchase agreement and the other transaction agreements proposed by IBM that, upon acceptance thereof, would be binding on the company, Informix Software and
IBM).

    NONCOMPETITION

    For a period of five years, the company and Informix Software will not, and will cause each of their respective subsidiaries not to, and will use commercially reasonable efforts to cause their respective affiliates not to, directly or indirectly, prior to the consummation of a Change of Control (as defined below) which is effected on or after the six-month anniversary of the initial closing date, engage in activities or businesses, or establish any new businesses, in any country in or to which the Database Business develops, distributes, manufactures, markets or sells its products or services on the date of the master purchase agreement, directly or indirectly through subsidiaries or affiliates, that compete in any respect with the Database Business including not:

    - developing, distributing, manufacturing, marketing or selling products or services of the type sold by the Database Business;

    - soliciting any customer or prospective customer of the Database Business to purchase any products or services sold by the Database Business or competitive products or services, from anyone other than IBM or its subsidiaries; and

    - assisting any person in any way to, or attempt to, develop, distribute, manufacture, market or sell products or services of the type sold by the Database Business, or to solicit any customer or prospective customer of the Database Business to purchase any products or services sold by the Database Business or competitive products or services from anyone other than IBM or its subsidiaries.

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    However, these noncompetition restrictions do not prohibit the company or
Informix Software or any of their respective subsidiaries or affiliates from engaging in the above activities that relate to the RDBMS products that are embedded in, or products that are "bundled with," Ascential products so long as:

    - the primary purpose of those activities is the sale, or the provision of services in respect of, those Ascential products that do not compete with the Database Business, and

    - none of the company or Informix Software or any of their respective subsidiaries or affiliates engages in any marketing or promotion of RDBMS products, it being understood that (1) for the six-month period following the initial closing date, at which time the restrictions in this clause (1) shall lapse, this prohibited marketing or promotion will include selling activities in which the company or Informix Software or any of their respective subsidiaries or affiliates participates in a sales campaign (as opposed to routine sales calls) that includes customer meetings with any suppliers of RDBMS products and advertising activities in which the company or Informix Software or any of their respective subsidiaries or affiliates is featured exclusively with any single supplier of RDBMS products and (2) this prohibition on marketing and promotion will not restrict any marketing or promotional materials the primary purpose of which is the marketing or promotion of Ascential products if those materials include ordinary course references to non-exclusive Ascential business partner relationships and Ascential product interoperability with third party products.

    NON-HIRE

    For a period of five years, except to the extent prohibited by applicable law, the company and Informix Software will not, and will cause each of their respective subsidiaries not to, and will use commercially reasonable efforts to cause their respective affiliates not to, directly or indirectly engage in any action, activity or course of conduct that is substantially detrimental to the Database Business or its business reputation, including:

    - soliciting, recruiting or hiring any employees of the Database Business or persons who have worked for the Database Business; and

    - soliciting or encouraging any employee of the Database Business to leave the employment of the Database Business.

    However, these restrictions do not prohibit the company, Informix Software or any of their respective subsidiaries or affiliates from hiring any employee who has ceased to be employed by the Database Business for at least 12 months.

    In addition, these restrictions terminate upon a Change of Control, if the Change of Control occurs on or after the 18-month anniversary of the initial closing date, or on the 18-month anniversary of the initial closing date, if a Change of Control occurs prior to that 18-month anniversary.

    The master purchase agreement defines the term "Change of Control" to mean:

    - the sale or other disposition of all or substantially all of the company's assets to an entity that is not an affiliate of the company, or

    - any merger, consolidation or other business combination involving the company as a result of which, immediately following the consummation of any of that transaction, the stockholders of the company immediately prior to consummation of that transaction will own, in the aggregate, less than 40% of the outstanding voting securities of the surviving or acquiring corporation immediately after the consummation of that transaction.

    STOCKHOLDER MEETING

    The company has agreed to file its preliminary proxy statement with the SEC on or before April 30, 2001. The company has also agreed to file with the SEC and mail the definitive proxy

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materials to its stockholders on or prior to the eleventh calendar day following the filing of the preliminary proxy statement with the SEC. Each of the company and IBM will use commercially reasonable efforts to respond as promptly as practicable to any SEC comments relating to the proxy statement.

    The company has agreed to hold its stockholders meeting to approve the sale of the Database Business no later than the twentieth business day following mailing of the definitive proxy statement. The company will be permitted to delay the date of the meeting for up to five business days if necessary in order to obtain a quorum for the meeting. Also, the company will be permitted to delay the date of the meeting, and to supplement the proxy materials to the extent the company reasonably determines that such delay is required by applicable law to comply with comments from the staff of the SEC with respect to the proxy materials.

    The company has agreed to call and hold the stockholders' meeting, even if the board of directors has changed its recommendation with respect to the IBM transaction or recommended an alternative transaction.

    In the event the company's stockholders do not approve the amendment of the company's certificate of incorporation to change the company's corporate name from "Informix Corporation", IBM will authorize the company to use the name "Informix Corporation" for references to its corporate name which are required by applicable law, so long as the company agrees to use commercially reasonable efforts to avoid confusion with the Database Business and IBM's ownership and use of the Acquired Assets, including the name "Informix" and source of origin of goods. In addition, the company agrees to continue to use its commercially reasonable efforts to obtain the approval of its stockholders to the amendment to the company's certificate of incorporation to change its corporate name.

    CLOSING CONDITIONS

    IBM CONDITIONS

    The obligation of IBM to consummate each closing is subject to the satisfaction or waiver of the following conditions:

    - the affirmative vote at the company's stockholder meeting of the holders of a majority of the votes represented by the outstanding shares of the company's common stock, approving the master purchase agreement and the transactions contemplated by that agreement,

    - the representations and warranties of the company and Informix Software in the master purchase agreement (without regard to any materiality or Business Material Adverse Effect qualifiers) being true and correct as of the date of the master purchase agreement and as of the relevant closing date as though made on that date (or, in the case of any representation or warranty which expressly speaks as of an earlier date, as of that earlier date), unless the failure of the representations and warranties to be true and correct could not be reasonably expected to have a Business Material Adverse Effect,

    - the performance by the Selling Entities of, or compliance by the Selling Entities with, in all material respects, all covenants, obligations and agreements required by the master purchase agreement and the other transaction agreements to be performed or complied with by the Selling Entities,

    - the absence of any pending or threatened suit, action or proceeding by any person that has a reasonable likelihood of success (1) seeking to restrain or prohibit the acquisition by IBM or any of its subsidiaries of any of the Acquired Assets or the Database Business or any other material transaction contemplated by the master purchase agreement and the other transaction agreements or seeking to obtain from IBM or any of its subsidiaries any damages that are material in relation to the value of the Database Business, taken as a whole, (2) seeking to

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      prohibit or limit the ownership or operation by IBM or any of its subsidiaries of any material portion of the business or assets of IBM or any of its material subsidiaries or the Database Business, or to compel IBM or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of IBM or any of its subsidiaries or the Database Business, in each case as a result of any of the transactions contemplated by the master purchase agreement and the other transaction agreements, (3) seeking to impose limitations on the ability of IBM or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (4) seeking to prohibit IBM or any of its subsidiaries from effectively controlling in any material respect the Database Business,

    - the absence of any action having been taken, or any statute, rule, regulation or order having being enacted or entered or deemed applicable to the transactions contemplated by the master purchase agreement and the other transaction agreements, or any temporary restraining order or preliminary or permanent injunction or other order by any governmental entity, (1) granting any of the relief referred to in clauses (1) through
      (4) of the immediately preceding bullet point or (2) which otherwise could reasonably be expected to have a Business Material Adverse Effect,

    - the expiration or early termination of the waiting period under the HSR Act, the receipt of certain required European Union approvals, and the receipt or making of all other material authorizations, consents, permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity reasonably necessary in connection with the consummation of the applicable closing,

    - the receipt by the initial closing date of all material consents, waivers, authorizations and approvals of any person necessary to transfer all of the Acquired Assets (other than assigned contracts) to IBM or any other Purchasing Company,

    - the absence of any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate could reasonably be expected to result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Database Business, taken as a whole, to the extent arising from one or both of (1) the entry by customers of the Selling Entities, taken as a whole, into long-term commitments with persons other than IBM, any Purchasing Company or any of their respective affiliates (other than the Selling Entities) to purchase database products that compete with database products of the Database Business if such commitments contractually or effectively preclude IBM or other Purchasing Companies from selling database products to such customers or (2) the loss of employees of the Database Business, taken as a whole, on or prior to the relevant closing date (except that, for purposes of determining if the company's and Informix Software's conditions to closing with respect to any closing other than the initial closing, there will be disregarded any state of facts, change, development, event, occurrence, action or omission that has occurred or come into existence with respect to any part of the Database Business conducted in any country on or after the date on which that part of the Database Business was acquired by IBM or any Purchasing Company pursuant to any closing since the date of the master purchase agreement), and

    - the assignment or transfer to IBM or the other Purchasing Companies of not less than 108 out of the 142 most significant customer assigned contracts.

    COMPANY AND INFORMIX SOFTWARE CONDITIONS

    The obligation of the company and Informix Software to consummate the transaction is subject to the following conditions:

    - the affirmative vote at the company's stockholder meeting of the holders of a majority of the votes represented by the outstanding shares of the company's common stock, approving the master purchase agreement and the transactions contemplated by that agreement,

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    - the representations and warranties of IBM in the master purchase agreement
      (without regard to any qualifiers as to materiality or Buyer Material Adverse Effect (as defined below) being true and correct, unless the failure of the representations and warranties to be true and correct as of the date of the master purchase agreement and as of the relevant closing date as though made as of that date (or, in the case of any representation or warranty which expressly speaks as of an earlier date, as of that earlier date) could not be reasonably expected to have a Buyer Material Adverse Effect,

    - the performance by IBM and the other Purchasing Companies of, in all material respects, all covenants, obligations and agreements required by the master purchase agreement and the other transaction agreements to be performed or complied with by IBM and the other Purchasing Companies,

    - the expiration or early termination of the waiting period under the HSR Act, the receipt of certain required European Union approvals, and the receipt or making of all other material authorizations, consents, permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity reasonably necessary in connection with the consummation of the applicable closing,

    - the absence of any pending or threatened suit, action or proceeding by any governmental entity that has a reasonable likelihood of success
      (1) seeking to restrain or prohibit the disposition by the Selling Entities of any of the Acquired Assets or the Database Business or any of the other material transactions contemplated by the master purchase agreement and the other transaction agreements or (2) seeking to obtain from any of the Selling Entities any damages to the extent relating to the transactions contemplated by the master purchase agreement or the other transaction agreements that are material in relation to the value of the company and its subsidiaries, taken as a whole, and

    - the absence of any statute, rule, regulation or order having been enacted or entered or deemed applicable to the transactions contemplated by the master purchase agreement and the other transaction agreements which has the effect of prohibiting the consummation of any of those transactions and the absence of any temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity prohibiting any of the transactions contemplated by the master purchase agreement and the other transaction agreements.

    Under the master purchase agreement, the term "Buyer Material Adverse Effect" is defined to mean any state of facts, change, development, event, occurrence, action or omission that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by IBM or any other Purchasing Company of the transactions contemplated by the master purchase agreement and the other transaction agreements.

    TERMINATION

    The master purchase agreement may be terminated by mutual written consent of the company, Informix Software and IBM. The agreement may also be terminated at any time prior to the initial closing date, including after receipt of the approval of the company's stockholders to the sale of the Database Business:

    - by IBM upon written notice to the company if any of conditions to IBM's obligation to close the U.S. closing have become incapable of fulfillment and have not been waived by IBM;

    - by the company upon written notice to IBM if any of the conditions to the company's obligation to close the U.S. closing have become incapable of fulfillment and have not been waived by the company;

    - by either the company or IBM upon written notice to the other party if the U.S. closing does not occur on or prior to April 24, 2002;

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    - by either the company or IBM if the company's stockholders do not approve of the sale of the Database Business at the special meeting;

    - by IBM in the event the company's board of directors or any committee of the board of directors withdraws or modifies in any manner adverse to IBM or publicly proposes to withdraw or modify in any manner adverse to IBM its recommendation of the master purchase agreement, the other transaction agreements and the transactions contemplated by those agreements, or recommends a Takeover Proposal;

    - by IBM in the event the company's board of directors fail to publicly reaffirm its recommendation of the master purchase agreement, the other transaction agreements and the transactions contemplated by those agreements within ten business days of a written request by IBM;

    - by the company, if IBM breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the master purchase agreement and such breach or failure to perform would give rise to the failure of certain of the company's and Informix Software's closing conditions set forth in the master purchase agreement and cannot be or has not been cured within 30 days following delivery by the company of written notice of such breach or failure to perform;

    - by IBM, if either the company or Informix Software breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the master purchase agreement and that breach or failure to perform would give rise to the failure of certain of IBM's closing conditions set forth in the master purchase agreement and cannot be or has not been cured within 30 days following delivery by IBM of written notice of such breach or failure to perform;

    - by either the company or IBM if any temporary restraining order or preliminary or permanent injunction or other order granting any of the relief described in the fourth bullet point under the heading "Closing Conditions--IBM Conditions" will be in effect and will have become a final non-appealable order, decree or ruling, PROVIDED that the party seeking to terminate the master purchase agreement under this clause has used commercially reasonable efforts to prevent the entry of and to remove the order or injunction; or

    - by the company and Informix Software if a government entity has commenced, and has not withdrawn, any litigation to prohibit any of the transactions contemplated by the master purchase agreement and the other transaction agreements and IBM has not agreed to defend such litigation within 30 days after commencement of such litigation or, at any time following its agreement to defend the litigation, IBM has abandoned its defense of the litigation.

    TERMINATION FEES

    The company has agreed to pay IBM a termination fee of $35.0 million if the master purchase agreement is terminated by IBM in either of the circumstances described in the fifth and sixth bullet points under the heading "Termination."

    In addition, the termination fee would be payable to the company if a Takeover Proposal has been made to the company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, and

    - after that announcement, the master purchase agreement is terminated by either of the company or IBM because:

     the U.S. closing has not occurred on or before April 24, 2002 (but only if a vote to obtain the approval of the company's stockholders to the master purchase agreement, the other transactions agreements and the transactions contemplated by those agreements or the company's special meeting has not been held), OR the approval of the company's stockholders to the master purchase agreement, the other transactions agreements and the transactions contemplated by those agreements has not been obtained at the special meeting, AND

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    - within 12 months after the termination of the master purchase agreement, the company or any of its subsidiaries enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement with respect to, or consummates, any Takeover Proposal (except that for purposes of this provision only, the references to 20% in the definition of "Takeover Proposal" in the master purchase agreement will be treated as if they were references to 35%).

    Further, if the master purchase agreement is terminated because approval is not obtained from the company's stockholders, the company will reimburse IBM for IBM's fees and expenses up to $5.0 million in connection with the evaluation and pursuit of the transactions contemplated by the master purchase agreement and the other transaction agreements. If the company is later required to pay IBM the $35.0 million termination fee under the master purchase agreement, the amount of these fees and expenses will be credited against that termination fee.

    OTHER EXPENSES AND TAXES

    Each party is responsible for its costs and expenses incurred in connection with the sale of the database business and any related transactions unless specifically provided for in the master purchase agreement or any related agreements. Other than transfer taxes relating to the database assets located in the Republic of Ireland which the company will pay (provided the purchasing entity that acquires the intellectual property of the business unit located in the Republic of Ireland shall not be resident or domiciled in the Republic of Ireland by virtue of incorporation or place of management and control), the company and IBM have agreed to equally share any transfer taxes up to a $2.0 million cap in the case of the amount IBM is obligated to pay.

    INDEMNIFICATION

    The company and Informix Software have agreed to, and to cause the other Selling Entities to, indemnify IBM and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and to hold them harmless from any loss or liability incurred in connection with:

    - any failure of any representation or warranty of Selling Entities or any Selling Subsidiaries contained in the master purchase agreement, any other transactions, agreements or any certificates delivered by the Selling Entities to be true and correct in all respects; provided that, for purposes of indemnification, those representations and warranties will be deemed not to be qualified by any references to materiality or Buyer Material Adverse Effect or Business Material Adverse Effect contained in those representations and warranties),

    - any breach of any obligation of the Selling Entities contained in the master purchase agreement or any other transaction agreements,

    - any of the liabilities not assumed by IBM or the other Purchasing Companies pursuant to the master purchase agreement and other transaction agreements, or

    - the operation or ownership of the assets not purchased by IBM and the other Purchasing Companies.

    However, the Selling Entities are not required to indemnify or hold harmless any person for untrue or incorrect representations or warranties unless the aggregate of all losses for which the Selling Entities would be liable exceeds $10.0 million, and then only for the excess over $10.0 million, and the Selling Entities are not required to indemnify IBM or any other indemnified party for individual claims relating to untrue or incorrect representations or warranties that involve losses of less than $50,000 each.

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    The Selling Entities' indemnification obligations for breach of representations and warranties (other than the tax and environmental representations and warranties) are limited to the $100.0 million purchase price holdback retained by IBM. The Selling Entities' indemnification obligations for breach of the tax and environmental representations and warranties are limited to the amount of the total purchase price paid by IBM for the Database Business.

    IBM has agreed to, and will cause the other Purchasing Companies to, indemnify the company, Informix Software and each of their respective affiliates and each of their respective, officers, directors, employees, stockholders, agents and representatives against and to hold them harmless from any loss or liability incurred in connection with:

    - any failure of any representation or warranty of IBM or any of its affiliates contained in the master purchase agreement, the other transaction agreements or any certificates delivered by or on behalf of IBM to be true and correct in all material respects; provided that, for the purposes of indemnification, those representations and warranties will be deemed not qualified by any references to materiality, to Buyer Material Adverse Effect or to Business Material Adverse Effect contained in those representations and warranties,

    - any breach of any obligation of IBM, any Purchasing Company, or any of their affiliates contained in the master purchase agreement or any other transaction agreements,

    - any of the liabilities assumed by IBM or the other Purchasing Companies pursuant to the master purchase agreement and the other transaction agreements, or

    - the operation of the Database Business after the relevant closing.

    However, IBM and the other Purchasing Companies are not required to indemnify or hold harmless any person for untrue or incorrect representations or warranties unless the aggregate of all losses for which IBM would be liable exceeds $10.0 million, and IBM and the other Purchasing Companies not required to indemnify the Selling Entities and the other indemnified parties for individual claims relating to untrue or incorrect representations and warranties that involve losses of less than $50,000 each.

ANCILLARY AGREEMENTS

    COUNTRY ACQUISITION AGREEMENTS

    The Selling Entities and IBM have agreed to enter into short-form country acquisition agreements for the sale of the database business located outside of the United States for each country in which the database business is located. Each country acquisition agreement will be substantially similar in form, but modified to delete inapplicable provisions, to satisfy local law requirements.

    An IBM subsidiary will enter into a country acquisition agreement with our local subsidiary to purchase the database business in a particular country for a purchase price specified in the master purchase agreement. The IBM subsidiary will also assume certain obligations and liabilities specifically identified with or related to the operation of the database business.

    EMPLOYEE MATTERS AGREEMENT

    In connection with the master purchase agreement, the Selling Entities and IBM have entered into the employee matters agreement which contains terms and conditions regarding employee matters arising from the sale of the database business.

    Pursuant to the employee matters agreement, IBM will make offers of employment to specified employees of the Selling Entities involved in the Selling Entities' database business whose employment will not be transferred by operation of law. Except as specified in the employee matters agreement, IBM will be solely responsible for all liabilities that arise after the applicable closing and that relate to the employees who accept employment with IBM, sometimes referred to as Transferred Employees, on or after the applicable closing date. The Selling Entities will assign to IBM and IBM will assume

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liability under certain individual employment, change of control or severance agreements and confidential agreements, entered into with Transferred Employees. All severance and/or change of control benefits required to be paid in connection with consummation of the transactions contemplated by the master purchase agreement will be the responsibility of the company, but IBM will reimburse the company for such payments in an amount not to exceed
$21.0 million. If IBM pays bonuses to Transferred Employees after the applicable closing date with respect to the company's Executive Incentive Compensation Plan and the company's Key Employee Developer Plan, the Selling Entities agree to reimburse IBM for such bonuses on a pro rata basis up to an amount equal to $166,667 multiplied by the complete number of months that have expired since January 1, 2001 through but excluding the month in which the initial closing occurs for each such plan. The Selling Entities also will pay Transferred Employees who participated in the company's Profit Achievement Plan pro rata bonuses for actual sales performances through the applicable closing date.

    Pursuant to the terms of the employee matters agreement and the company's 401(k) plan, all accrued benefits and individual account balances of Transferred Employees will be vested and nonforfeitable as of the applicable closing date. Immediately following the applicable closing date, Transferred Employees will be eligible to participate in employee benefit plans designated by IBM in accordance with the terms of those plans.

    The company has agreed to amend the company's 1997 Employee Stock Purchase Plan so that the Transferred Employees will have an opportunity to purchase its common stock immediately prior to the U.S. closing date. In addition, Transferred Employees will as long as they continue to be employed by IBM be permitted to continue to vest in their options with the company for a period ending on the later of August 1, 2002 or the first anniversary of the applicable closing date, and such options will remain exercisable for a period of ninety days following the earlier of the date the Transferred Employee's employment with IBM is terminated or the date the options no longer continue to vest. At IBM's request on or after January 1, 2002, the company will reimburse Buyer for all unused and unpaid vacation days accrued as of the applicable closing date by Transferred Employees.

    Additionally, certain employees who have entered into change of control or severance agreements with the Selling Entities have entered into agreements with IBM not to solicit or hire any individuals who were Transferred Employees and covered employees in the employee matters agreement for a period of 12 months following the initial closing date. Furthermore, certain of those employees who are principally based outside California have entered into agreements not to compete with any U.S. business that primarily engages in the relational database management systems business for 12 months following the initial closing date.

    MASTER RELATIONSHIP AGREEMENT

    In connection with the master purchase agreement, Ascential Software and IBM have entered into a master relationship agreement under which IBM will market and distribute certain Ascential Software products.

    Under the master relationship agreement, Ascential Software has granted IBM the non-exclusive right and license to market and distribute the computer programs entitled "DataStage for IBM DB2 Warehouse Manager," "DataStage/390 for IBM DB2 Warehouse Manager" and "Media360" worldwide. IBM agrees to use its sales force and infrastructure to promote the licensed computer programs as a preferred offering complimentary to IBM e-business offerings for data integration and digital media production, as part of a solution that includes the licensed software. IBM agrees to develop and implement a market support plan for the licensed software and to promote the licensed software for reseller situations.

    IBM will pay Ascential Software a percentage of its net revenue from sales of the licensed software products, subject to a minimum royalty. IBM's obligations are contingent upon Ascential

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Software's successful porting, and the general availability of, the licensed software products for use with certain IBM technologies and software products.

    The master relationship agreement will become effective upon the initial closing and will continue for an initial three year term, subject to automatic annual renewals thereafter. Either party may terminate the master relationship agreement for breach and, commencing twelve months after its effective date, either party may terminate the agreement on 90 days' notice for convenience.

    Ascential Software agrees to promote certain IBM software database products. In addition, Ascential Software agrees that a specified percentage of its net license revenue for the "Media 360" software product will be generated from deployment on IBM software platforms. Ascential Software also agrees to provide IBM with technical support and training related to the licensed software, and IBM agrees to provide Ascential Software with support and training for its solutions that incorporate the licensed software.

    LITIGATION SETTLEMENT AGREEMENT

    In connection with the master purchase agreement, Selling Entities and IBM have entered into a litigation settlement agreement, to resolve patent infringement claims alleged by each party against the other.

    Pursuant to the litigation settlement agreement, the parties have agreed to mutually release the other party, including the other party's subsidiaries, officers, directors, employees, attorneys, trustees, administrators, successors, assigns and further including any customer of the party or its subsidiaries based on such customer's sale or use of a product of the party or its subsidiaries, from all past, present and future claims relating to the patents-in-suit. The mutual releases are contingent upon, and will not become effective until, the initial closing.

    BUYER TRANSITION SERVICES AGREEMENT

    In connection with the master purchase agreement, the company and IBM entered into a buyer transition services agreement whereby IBM, or its designee, will provide the company and its subsidiaries with certain transitional services, including initially wide area network and voice communications services, local area network and desktop support services, and SAP financial data warehouse maintenance. Services will be provided at cost plus a commercially reasonable margin to recover appropriate overhead expenses based on a time and materials basis. The term of the buyer transition services agreement will commence on the initial closing date and remain effective for a period of not longer than 18 months.

    Either party may terminate the buyer transition services agreement upon 30 days' written notice, provided that services have previously been provided for at least 90 days.

    SELLER TRANSITION SERVICES AGREEMENT

    In connection with the master purchase agreement, the company and IBM entered into a seller transition services agreement whereby the company, or its designee, will provide certain transitional services, including initially experienced personnel and maintain and operate related information technology systems in the areas of human resources, real estate site services, contract management services, and purchasing and general procurement services. Services will be provided at cost plus a commercially reasonable margin to recover appropriate overhead expenses based on a time and materials basis. The term of the seller transition services agreement will commence on the initial closing date and remain effective for a period of not longer than 18 months.

    Either party may terminate the buyer transition services agreement upon 30 days' written notice, provided that services have previously been provided for at least 90 days.

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    INTELLECTUAL PROPERTY AGREEMENTS

    In connection with the master purchase agreement, Ascential Software and IBM have entered into the OEM software agreement and the source code license agreement, each containing terms and conditions regarding the licensing of intellectual property to be used by Ascential Software following the initial closing. In addition, the master purchase agreement contains provisions regarding the licensing of intellectual property.

    Under the master purchase agreement, we retain a non-exclusive, perpetual, royalty-free license to the patents and any patent applications to be transferred to IBM. We grant IBM a non-exclusive, perpetual, royalty-free license to the patents and any patent applications to be retained by Ascential Software. We also grant IBM a non-exclusive, perpetual, royalty-free license to any patents filed by Ascential Software on or after the date of the master purchase agreement that are entitled to an effective filing date within one year after the initial closing. Additionally, for a period of two years from the initial closing, we agree with IBM not to sue each other for patent infringement for each other's current products or follow on versions.

    Under the OEM software agreement, IBM grants us a non-exclusive license to market certain products which will be transferred to IBM as part of the sale of the database business bundled in our "Media360" and "i.Decide WebSuccess" software products.

    Under the source code license agreement, IBM grants us a non-exclusive, perpetual, royalty-free license to use, modify and sublicense the "Universe" software product provided that it is embedded in our "DataStage" or successor software products.

                             THE COMPANY'S BUSINESS

    The company, a global provider of information management software, is presently made up of two operating businesses, Informix Software and Ascential Software.

    Informix Software, the relational database company, is a global provider of relational database management systems for business information management. Informix Software designs, develops, manufactures, markets and supports a range of database management systems and application development tools for building applications that allow customers to access, retrieve, and manipulate business data. Informix Software offers complete database solutions by developing strategic partnerships with application, hardware, and systems integration providers.

    Ascential Software is a supplier of information asset management software and solutions to enterprises and government organizations worldwide. Ascential designs, develops, manufactures, markets and supports software that allows large organizations to manage complex and varied enterprise information, focusing on the collection, validation, organization, administration and delivery of customers' information assets for maximum business value.

    Ascential Software's information infrastructure solutions integrate and manage a wide range of data and content sources, including data from mainframe legacy systems, relational database management systems, enterprise resource planning systems and applications, web-generated transactions and clickstreams, eXtensible Markup Language, or XML, data, graphical images, video, audio and maps. Ascential Software's solutions support an information infrastructure enabling customers to identify unrefined data and content through a set of value creating processes that transform them into managed information assets used and re-used by employees, partners/suppliers, and customers.

    Ascential Software solves customers' business problems by delivering suites of products, components and services, and by leveraging strategic partnerships with systems integrators, hardware vendors, solution and application vendors, and complementary technology vendors.

    Ascential Software's solutions are used in many industries, including retail, telecommunications, financial services, healthcare, pharmaceuticals, manufacturing, transportation, broadcast media, publishing and government agencies.

    For the reasons explained elsewhere in this proxy statement, the company has entered into the master purchase agreement and related agreements to sell the database business and to concentrate its future efforts on the design, development, marketing, sale and support of the information asset management software and solutions of Ascential Software.

  AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

    The board of directors unanimously recommends an amendment to our restated certificate of incorporation of the company to change our name from "Informix Corporation" to "Ascential Software Corporation." The name "Informix" has traditionally been identified with the relational database management systems portion of our business, and it is these assets which are being sold pursuant to the master purchase agreement and related agreements. The name "Ascential" has on the other hand, traditionally been identified with the portion of the company's business which manufactures, distributes, markets and sells information asset management systems and solutions. Once the sale of the database business has been completed, our board of directors believes that the name "Ascential Software Corporation" better identifies the company and its primary business.

    In addition, as part of the sale of the database business to IBM, we have agreed to transfer our rights to the name Informix. If our stockholders do not approve the change in our name, IBM will grant us a limited right to use Informix Corporation as our corporate name. If this occurs, we will be required to use reasonable efforts to avoid confusion with IBM's use of the name Informix and will be required to continue to use commerically reasonable efforts to obtain the approval of our stockholders to change the company's corporate name.

    The change in our corporate name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. The company intends to change its trading symbol if the company's name is changed.

    In accordance with the Delaware General Corporation Law and the company's restated certificate of incorporation, approval of the amendment to the restated certificate of incorporation to change our corporate name requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal. If approved, upon the closing of the sale of the database business, the company will amend its restated certificate of incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State.

    The company's name will only be changed if the initial closing of the sale of the database business occurs. If the initial closing of the sale of the database business does not occur for any reason, the company's corporate name will remain Informix Corporation.

    AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE CHANGE OF OUR CORPORATE NAME IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO ASCENTIAL SOFTWARE CORPORATION.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the company's common stock as of March 31, 2001 by: (i) each person or entity who is known by the company to own beneficially 5% or more of the company's outstanding common stock; (ii) each director of the company;
(iii) each person that served as the company's chief executive officer during the last fiscal year; (iv) each of the company's four most highly compensated executive officers, other than its chief executive officer, who were serving as officers of the company at the end of the fiscal year ended December 31, 2000 and whose salary and bonus for fiscal year 2000 exceeded $100,000, (v) up to two additional persons for whom (iv) above would have applied but for the fact that they were no longer serving as executive officers of the company at the end of fiscal year 2000; and (vi) all directors and current executive officers of the company as a group.

                                                                     SHARES OF
                                                                   COMMON STOCK
                                                               BENEFICIALLY OWNED(2)
                                                              -----------------------
                                                                           PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER(1)                              NUMBER       CLASS
----------------------------------                            ----------   ----------
COMMON STOCK
5% STOCKHOLDERS
    Mellon Financial Corporation(3).........................  21,638,776      7.68%
    c/o Mellon Financial Corporation
    One Mellon Center
    Pittsburgh, Pennsylvania 15258

DIRECTORS AND NAMED EXECUTIVE OFFICERS
    Peter Gyenes(4).........................................   1,814,647         *
    Jean Yves F. Dexmier(5).................................   1,025,000         *
    Leslie G. Denend(6).....................................      15,000         *
    James L. Koch(7)........................................     104,225         *
    Thomas A. McDonnell(8)..................................     160,000         *
    Robert M. Morrill(9)....................................   1,261,331         *
    James R. Arnold, Jr.(10)................................      26,296         *
    Peter Fiore(11).........................................     443,123         *
    James Foy(12)...........................................     614,245         *
    Gary Lloyd(13)..........................................     227,944         *
    James Hendrickson(14)...................................     466,462         *
    Yon Y. Yoon Jorden(15)..................................     150,000         *
    All directors and current executive officers as a group    4,681,111      1.66%
      (11 persons) (16).....................................

------------------------

*   Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each director and executive officer or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, the address for each listed stockholder is c/o Informix Corporation, 50 Washington Street, Westborough, Massachusetts 01581. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

(2) For figures related to holdings of common stock, applicable percentage ownership is based on 281,731,081 shares of common stock outstanding as of March 31, 2001, together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3) Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 18, 2001, represents 21,638,776 shares of common stock deemed beneficially owned by Mellon Financial Corporation, of which Mellon has sole voting power as to 17,600,998 shares, shared voting power as to 1,004,400 shares, sole dispositive power as to 21,474,448 shares and shared dispositive power as to 43,700 shares. Of the shares deemed beneficially owned by Mellon, 18,441,878 shares are also deemed beneficially owned by The Boston Company, Inc., a holding company subsidiary of Mellon, of which The Boston Company has sole voting power as to 14,639,478 shares, shared voting power as to 960,800 shares and sole dispositive power as to 18,321,250 shares. Of the shares deemed beneficially owned by The Boston Company, 15,650,550 shares are deemed also beneficially owned by The Boston Company Asset Management, LLC, a registered investment advisor and a subsidiary of The Boston Company, of which The Boston Company Asset Management, LLC has sole voting power as to 11,849,650 shares, shared voting power as to 960,800 shares and sole dispositive power as to 15,650,550 shares.

(4) Includes 1,562,147 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Gyenes is the chairman of the company's board of directors, and is also the president and chief executive officer of the company.

(5) Includes 950,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Dexmier was the president and chief executive officer of the company until his resignation from the company effective July 12, 2000.

(6) Includes 15,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Denend is a member of the company's board of directors.

(7) Includes 1,825 shares of common stock held by Mr. Koch, 400 shares of common stock held by Mr. Koch's son and 102,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Koch is a member of the company's board of directors.

(8) Includes 105,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. McDonnell is a member of the company's board of directors.

(9) Includes 625,665 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Morrill was appointed a member of the company's board of directors effective March 16, 2000.

(10) Includes 17,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Arnold is the company's vice president and chief financial officer.

(11) Includes 424,586 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Fiore is the company's senior vice president and president, Ascential Software.

(12) Includes 80,717 shares of common stock held by Mr. Foy, 5,000 shares held by each of Mr. Foy's three children, and 518,528 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Foy is the company's senior vice president and president, Informix Software.

(13) Includes 212,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Lloyd is the company's vice president, legal, general counsel and secretary.

(14) Includes 462,875 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Hendrickson was the company's senior vice president and group executive, i.Informix Group until August 2000. Mr. Hendrickson is currently serving as the acting chief information officer of Informix Software, Inc.

(15) Includes 150,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Ms Jorden was the chief financial officer of the company from May 22, 2000 until her resignation effective November 1, 2000.

(16) Includes 3,595,426 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

                                 OTHER MATTERS

    The board of directors of the company knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment, unless the authority to do so is withheld in such proxy.

                         PROPOSALS BY OUR STOCKHOLDERS

    Stockholders are entitled to present proposals for action at the company's 2002 annual meeting if they comply with the requirements of the proxy rules promulgated by the SEC and our bylaws as amended. In order for a stockholder to present a proposal for inclusion in the company's proxy materials for the company's 2002 annual meeting and to properly bring such business before the company's 2002 annual meeting, a stockholder must give written notice of the proposed action to the secretary of the company no later than January 2, 2002 If we change the date for the 2002 annual meeting by more than 30 days from the date of the 2001 annual meeting then the deadline is a reasonable before the company begins to print and mail its proxy materials for the 2002 annual meeting. If a stockholder intends to submit a proposal at the company's 2002 annual meeting, which is not eligible for inclusion in the company's proxy materials relating to that meeting, the stockholder must give notice to the company in accordance with the requirements set forth in the Securities and Exchange Act of 1934, as amended, no later than February 4, 2002. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the company's 2002 annual meeting. The fact that the company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

                      WHERE YOU CAN FIND MORE INFORMATION

    The company is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with Securities and Exchange Act, is obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Room 1024 Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    You should rely only on the information contained in this document to vote your shares of common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 10, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We are incorporating by reference each document we file with the SEC under the Securities Exchange Act after the date of this proxy statement and prior to the special meeting. All such documents will be incorporated by reference into this proxy statement and deemed to be a part of the proxy statement from the date of filing such documents.

    We also are incorporating by reference into this proxy statement the documents listed below which have been filed with the SEC under the Securities Exchange Act:

    1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and

    2)  our Definitive Proxy Statement on Schedule 14-A, filed on April 30,
       2001.

    Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

                                    Informix Corporation
                                    50 Washington Street
                                    Westborough, Massachusetts 01581
                                    Attention: Investor Relations
                                    Telephone: (508) 366-3888

    If you would like to request documents from us, please do so immediately in order to ensure timely receipt before the special meeting.

                   INDEX TO FINANCIAL STATEMENTS AND ANNEXES

Historical Financial Statements of the database business....      F-1
Master Purchase Agreement...................................  Annex A
Opinion of Credit Suisse First Boston Corporation, dated
  April 24, 2001............................................  Annex B
Opinion rendered by SG Cowen Securities Corporation, dated
  April 24, 2001............................................  Annex C

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

                INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Combined Balance Sheets...........................  F-2

Unaudited Combined Statements of Operations.................  F-3

Unaudited Combined Statements of Cash Flows.................  F-4

Unaudited Combined Statements of Operational Surplus........  F-5

Notes to Unaudited Combined Financial Statements............  F-6

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

                       UNAUDITED COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................  $ 53,796   $ 67,959
  Accounts receivable, net..................................   201,532    224,221
  Deferred taxes............................................        --      5,363
  Other current assets......................................    10,429     22,012
                                                              --------   --------
Total current assets........................................   265,757    319,555
PROPERTY AND EQUIPMENT, net.................................    53,694     57,932
SOFTWARE COSTS, net.........................................    26,303     37,532
LONG-TERM INVESTMENTS.......................................     1,265        500
INTANGIBLE ASSETS, net......................................     6,956     30,621
OTHER ASSETS................................................     7,467      8,667
                                                              --------   --------
Total Assets................................................  $361,442   $454,807
                                                              ========   ========

                       LIABILITIES AND OPERATIONAL SURPLUS

CURRENT LIABILITIES
  Accounts payable..........................................  $ 19,904   $ 24,485
  Accrued expenses..........................................    25,459     39,272
  Accrued employee compensation.............................    49,660     63,167
  Income taxes payable......................................    22,917     21,213
  Deferred revenue..........................................   131,225    138,913
  Advances from customers...................................     7,239     31,049
  Accrued merger, realignment and other charges.............    24,510      5,549
  Other current liabilities.................................       317      3,810
                                                              --------   --------
Total current liabilities...................................   281,231    327,458
                                                              --------   --------
OTHER NON-CURRENT LIABILITIES...............................       634      1,257
COMMITMENTS AND CONTINGENCIES (Note 6)
OPERATIONAL SURPLUS
  Accumulated surplus.......................................   100,629    137,124
  Accumulated other comprehensive loss......................   (21,052)   (11,032)
                                                              --------   --------
Total operational surplus...................................    79,577    126,092
                                                              --------   --------
Total Liabilities and Operational Surplus...................  $361,442   $454,807
                                                              ========   ========

             See Notes to Unaudited Combined Financial Statements.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

                  UNAUDITED COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
NET REVENUES
  Licenses..................................................  $337,718   $481,912   $439,628
  Services..................................................   469,870    473,059    397,376
                                                              --------   --------   --------
                                                               807,588    954,971    837,004
COSTS AND EXPENSES
  Cost of software distribution.............................    36,536     45,746     41,101
  Cost of services..........................................   141,671    188,219    176,575
  Sales and marketing.......................................   332,303    340,132    303,596
  Research and development..................................   121,459    165,426    160,702
  General and administrative................................    81,837     78,507     85,883
  Write-off of acquired research and development............        --         --      2,600
  Merger, realignment and other charges.....................   105,028     12,093      4,640
                                                              --------   --------   --------
                                                               818,834    830,123    775,097
                                                              --------   --------   --------
Operating income (loss).....................................   (11,246)   124,848     61,907
OTHER INCOME (EXPENSE)
  Interest income...........................................     2,690      3,398      3,509
  Other, net................................................     1,300       (300)    (4,000)
                                                              --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES...........................    (7,256)   127,946     61,416
  Income taxes..............................................    13,109     28,961      6,861
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................  $(20,365)  $ 98,985   $ 54,555
                                                              ========   ========   ========

             See Notes to Unaudited Combined Financial Statements.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(20,365)  $98,985    $54,555
Adjustments to reconcile net income (loss) to cash and cash
  equivalents provided by (used in) operating activities:
  License fees received in advance..........................   (34,506)  (81,984)   (66,069)
  Depreciation and amortization.............................    38,657    48,841     50,048
  Amortization of capitalized software......................    18,454    19,660     21,433
  Write-off of capitalized software.........................        --     2,371        588
  Write-off of long term assets.............................        --     5,894         --
  Write-off of acquired research and development............        --        --      2,600
  Foreign currency transaction losses (gains)...............     1,012    (1,900)     2,641
  (Gain) loss on disposal of property and equipment.........     4,848      (144)       500
  Deferred tax expense......................................     5,004     8,721      3,247
  Provisions for losses on accounts receivable..............     7,171     1,151        590
  Merger, realignment and other charges.....................   105,028    12,093      4,640
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    24,751   (30,385)   (40,147)
    Other current assets....................................    11,949   (13,089)    81,060
    Accounts payable, accrued expenses and other
      liabilities...........................................   (91,108)   (8,941)   (99,910)
    Deferred maintenance revenue............................   (13,178)   (6,371)    24,337
                                                              --------   -------    -------
Net cash and cash equivalents provided by operating
  activities................................................    57,717    54,902     40,113
CASH FLOWS FROM INVESTING ACTIVITIES
Investments of excess cash:
  Purchases of available-for-sale securities................    (5,000)       --         --
Purchases of property and equipment.........................   (35,429)  (20,113)   (19,558)
Proceeds from disposal of property and equipment............       166     1,248        864
Additions to software costs.................................   (18,578)  (21,095)   (19,994)
Business combinations, net of cash acquired.................        --        --      1,834
Other.......................................................       483     1,319      4,808
                                                              --------   -------    -------
Net cash and cash equivalents used in investing
  activities................................................   (58,358)  (38,641)   (32,046)
CASH FLOWS FROM FINANCING ACTIVITIES
Intercompany transfers......................................   (16,130)  (12,895)    (9,313)
Advances from customers.....................................    10,733     6,539     11,402
Payments for structured settlements with resellers..........      (152)   (4,135)        --
Principal payments on capital leases........................    (1,853)   (4,810)   (16,840)
                                                              --------   -------    -------
Net cash and cash equivalents used in financing
  activities................................................    (7,402)  (15,301)   (14,751)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................    (6,120)   (3,190)    16,152
                                                              --------   -------    -------
Increase (decrease) in cash and cash equivalents............   (14,163)   (2,230)     9,468
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    67,959    70,189     60,721
                                                              --------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 53,796   $67,959    $70,189
                                                              ========   =======    =======

             See Notes to Unaudited Combined Financial Statements.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

              UNAUDITED COMBINED STATEMENTS OF OPERATIONAL SURPLUS
                        AND COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                          ACCUMULATED OTHER
                                            ACCUMULATED   COMPREHENSIVE     COMPREHENSIVE
                                              DEFICIT     INCOME (LOSS)     INCOME (LOSS)      TOTALS
                                            -----------   -------------   -----------------   --------
Balances at December 31, 1997.............    $(22,614)                       $(11,288)       $(33,902)
Intercompany transfers....................      19,093                                          19,093
Comprehensive income
  Net income..............................      54,555       $ 54,555                           54,555
  Other comprehensive income
    Foreign currency translation
      adjustments.........................                      3,259            3,259           3,259
                                                             --------
Comprehensive income......................                   $ 57,814
                                                             ========
Balances at December 31, 1998.............    $ 51,034                        $ (8,029)       $ 43,005
                                              --------                        --------        --------
Intercompany transfers....................     (12,895)                                        (12,895)
Comprehensive income
  Net income..............................      98,985       $ 98,985                           98,985
  Other comprehensive loss
    Foreign currency translation
      adjustments.........................                     (3,003)          (3,003)         (3,003)
                                                             --------
Comprehensive income......................                   $ 95,982
                                                             ========
Balances at December 31, 1999.............    $137,124                        $(11,032)       $126,092
                                              --------                        --------        --------
Intercompany transfers....................     (16,130)                                        (16,130)
Comprehensive income
  Net loss................................     (20,365)      $(20,365)                         (20,365)
  Other comprehensive loss
    Unrealized loss on available-for-sale
      securities..........................                     (4,235)                          (4,235)
    Foreign currency translation
      adjustments.........................                     (5,785)                          (5,785)
                                                             --------
Other comprehensive loss..................                    (10,020)         (10,020)
                                                             --------
Comprehensive loss........................                   $(30,385)
                                                             ========
Balances at December 31, 2000.............    $100,629                        $(21,052)       $ 79,577
                                              ========                        ========        ========

             See Notes to Unaudited Combined Financial Statements.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND OPERATIONS. On April 24, 2001, Informix Corporation reached an agreement with International Business Machines Corporation ("IBM"), whereby IBM will purchase substantially all of the assets and certain liabilities of Informix Corporation's database business ("Database Business"). Informix Corporation is a publicly traded company with two operating businesses, the Database Business, a provider of database management systems for data warehousing, transaction processing, and e-business applications, and Ascential Software, a provider of information asset management solutions to enterprises and government organizations worldwide.

    Under the terms of the agreement, Informix Corporation will sell substantially all of the assets related to the Database Business (including the research, development, manufacture, distribution, marketing, sale and service of relational database management systems) to IBM and IBM will assume certain liabilities related to the Database Business, which are primarily current liabilities and future obligations under assigned contracts. In addition to assuming certain liabilities, IBM has agreed to purchase the Database Business from Informix Corporation for a purchase price of $1.0 billion in cash. If the net working capital transferred to IBM exceeds $124 million, IBM will pay Informix Corporation an amount equal to 50% of the excess. If the transferred net working capital is less than $124 million, Informix Corporation will pay IBM the difference. $100 million of the purchase price will be held back by IBM for 18 months after closing to satisfy certain indemnification obligations of Informix Corporation should they arise. In addition, Informix Corporation has agreed to pay IBM an amount equal to 18% of certain deferred revenues arising from the Database Business set forth on Informix Corporation's December 31, 2000 balance sheet for which Informix Corporation had received payment prior to December 31, 2000. The agreement is subject to Informix Corporation shareholder and regulatory approvals and is expected to close in the third quarter of 2001.

    BASIS OF PRESENTATION. On September 19, 2000, Informix Corporation approved plans to realign its operations from five former business units into two operating businesses, the Database Business and Ascential Software (Note 11). Management believes that the two operating businesses are in the same line of business, information management software, and serve the same class of customers. The Database Business was not managed as a separate operating business of Informix Corporation prior to the announcement. The accompanying combined financial statements include the carved-out operations of the database business of Informix Corporation for all periods presented and have been prepared as if the Database Business was historically an operating business of Informix Corporation, utilizing Informix Corporation's centralized systems for cash management, payroll, purchasing and distribution, employee benefit plans, insurance and administrative services. Substantially all cash received by the Database Business was deposited in and commingled with Informix Corporation's general corporate funds. Similarly, operating expenses, capital expenditures and other cash requirements of the Database Business were paid by Informix Corporation and charged directly or allocated to the Database Business. The allocated common expenses, such as rent, personnel benefits, and rent, were charged to the Database Business based upon headcount. Certain assets and liabilities related to the Database Business' operations are managed and controlled by Informix Corporation on a centralized basis. Such assets and liabilities have been allocated (by product type, location of assets, headcount, or percentage of revenue or expenses) to the Database Business based on the Database Business' use of those assets and liabilities. Cash and cash equivalents represents one month of operating expenses of the Database Business' operations. In the opinion of management, Informix Corporation's methods for allocating costs, assets and liabilities are reasonable. As the Database Business is not a legal entity, Informix Corporation entered into contractual agreements on the behalf of the Database Business. For

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) convenience, all such contractual agreements in the notes to the combined financial statements have been shown as entered into by the Database Business.

    The combined financial statements and related notes present the financial position, results of operations and cash flows of the Database Business, as if it were a separate stand-alone entity for all periods presented. The combined financial statements have been prepared using Informix Corporation's historical basis in the assets and liabilities associated with the Database Business. Changes in operational surplus represent the net income (loss) of the Database Business plus the change in cash transferred between the Database Business and Informix Corporation and certain non-cash items.

    However, these combined financial statements are not necessarily indicative of results that would have occurred if the Database Business had been a separate stand-alone entity during the periods presented or of future results of the Database Business.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    PRINCIPLES OF COMBINATION. The combined financial statements include the accounts of foreign entities that form part of the Database Business. These entities are wholly owned subsidiaries of Informix Corporation. All material intercompany transactions and balances between entities included in these combined financial statements have been eliminated.

    FOREIGN CURRENCY TRANSLATION. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the exchange rates during the year. Exchange gains or losses arising from translation of such foreign entity financial statements are included as a component of other comprehensive income (loss).

    For foreign operations with the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured at the year-end exchange rates as appropriate and non-monetary assets and liabilities are remeasured at historical exchange rates. Statements of operations are remeasured at the exchange rates during the year. Foreign currency transaction gains and losses are included in other income (expense), net. The Database Business recorded net foreign currency transaction losses of $0.3 million, $0.3 million and $4.8 million for the years ended December 31, 2000, 1999 and 1998, respectively.

    DERIVATIVE FINANCIAL INSTRUMENTS. The Database Business enters into foreign currency forward exchange contracts to reduce its exposure to foreign currency risk due to fluctuations in exchange rates underlying the value of intercompany accounts receivable and payable denominated in foreign currencies (primarily European and Asian currencies) until such receivables are collected and payables are disbursed. A foreign currency forward exchange contract obligates the Database Business to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These foreign currency forward exchange contracts are denominated in the same currency in which the underlying foreign currency receivables or payables are denominated and bear a contract value and maturity date which approximate the value and expected settlement date of the underlying transactions.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
As the Database Business' contracts are not designated and effective as hedges for financial reporting, discounts or premiums (the difference between the spot exchange rate and the forward exchange rate at inception of the contract), and net changes in market value of the underlying contract are recorded in earnings as other income (expense). The Database Business operates in certain countries in Latin America, Eastern Europe, and Asia/Pacific where there are limited forward currency exchange markets and thus the Database Business has unhedged exposures in these currencies.

    Most of the Database Business' international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, the Database Business cannot predict the effect of exchange rate fluctuations on the Database Business' future operating results. Although the Database Business takes into account changes in exchange rates over time in its pricing strategy, it does so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, the sales cycles for the Database Business' products is relatively long, depending on a number of factors including the level of competition and the size of the transaction. Notwithstanding the Database Business' efforts to manage foreign exchange risk, there can be no assurances that the Database Business' hedging activities will adequately protect the Database Business against the risks associated with foreign currency fluctuations.

    REVENUE RECOGNITION. Revenue consists principally of fees for licenses of the Database Business' software products, maintenance, consulting, and training. The Database Business recognizes revenue using the residual method in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenue is recognized in a multiple element arrangement in which Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Company-specific objective evidence of fair value of maintenance and other services is based on the Database Business' customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, the Database Business defers revenue for the fair value of its undelivered elements (e.g., maintenance, consulting, and training) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

    Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If at the outset of the customer arrangement, the Database Business determines that the arrangement fee is not fixed or determinable or that collectibility is not probable, revenue is recognized when the arrangement fee becomes due and payable.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Database Business' specific policies for recognition of license revenues and services revenues are as follows:

    LICENSE REVENUE. The Database Business recognizes revenue from sales of software licenses to end users upon persuasive evidence of an arrangement, delivery of the software to a customer, determination that collection of a fixed or determinable license fee is considered probable, and determination that no undelivered services are essential to the functionality of the software.

    If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized under the completed contract method of contract accounting. The Database Business' arrangements generally do not include services that are essential to the functionality of the software.

    Revenue for transactions with application vendors, OEMs, and distributors is generally recognized as earned when the licenses are resold or utilized by the reseller and all related obligations of the Database Business have been satisfied. The Database Business provides for sales allowances on an estimated basis. The Database Business accrues royalty revenue through the end of the reporting period based on reseller royalty reports or other forms of customer-specific historical information. In the absence of customer-specific historical information, royalty revenue is recognized when the customer-specific objective information becomes available. Any subsequent changes to previously recognized royalty revenues are reflected in the period when the updated information is received from the reseller.

    SERVICE REVENUE. Maintenance contracts generally call for the Database Business to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis where all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Database Business has fulfilled its obligations resulting from the services contract.

    During the fourth quarter of 2000, the Database Business adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," ("SAB No. 101"). The adoption of SAB No. 101 did not have a material effect on the Database Business' combined statement of financial position or results of operation.

    ADVANCES FROM CUSTOMERS. Amounts received in advance of revenue being recognized are recorded as a liability on the accompanying financial statements. The Database Business' license arrangements with some of its customers provide contractually for a non-refundable fee payable by the customer in single or multiple installment(s) at the initiation or over the term of the license arrangement. If the Database Business fails to comply with certain contractual terms of a specific license agreement, the Database Business could be required to refund the amount(s) received to the customer.

    RECEIVABLES FINANCING ARRANGEMENTS. Prior to 2000, the Database Business periodically sold certain accounts receivable to financial institutions. Such factoring arrangements are treated as sales, since the Database Business relinquishes control and all rights over the accounts that are transferred to the financial institution. Receivables sold under these arrangements totaled approximately $10.8 million in 1999 and $13.2 million in 1998. These sales were typically done on a limited recourse basis, and any

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) potential losses were evaluated at the time the asset was sold. To date, no losses on factored receivables have been incurred and the fee charged to the Database Business by the factor has been recorded as interest expense.

    SOFTWARE COSTS. The Database Business accounts for its software development expenses in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product. The Database Business uses a detail program design approach in determining technological feasibility. Software costs also include amounts paid for purchased software and outside development on products which have reached technological feasibility. All software costs are amortized as a cost of software distribution either on a straight-line basis, or on the basis of each product's projected revenues, whichever results in greater amortization, over the remaining estimated economic life of the product, which is generally estimated to be three years. The Database Business recorded amortization of $18.5 million, $19.7 million and $21.4 million of software costs in 2000, 1999 and 1998, respectively, in cost of software distribution.

    The Database Business accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which was effective for fiscal years beginning after December 15, 1998. This statement requires that certain costs incurred during a software development project be capitalized. During the years ended
December 31, 2000 and 1999, the Database Business capitalized approximately
$3.3 million and $2.8 million under SOP 98-1, which will be amortized over the estimated useful life of the software developed, which is generally three years. During 2000, $2.4 million of software costs previously capitalized under SOP 98-1 were written off to sales and marketing expense when the Database Business determined that it was no longer probable that the development of a project would be completed.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation and amortization which is calculated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of 36 to 48 months are used on computer equipment, and an estimated useful life of seven years is used for furniture and fixtures. Depreciation and amortization of leasehold improvements is computed using the shorter of the remaining lease term or seven years. The Database Business reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of property and equipment to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    BUSINESSES ACQUIRED. The purchase price of businesses acquired, accounted for as purchase business combinations, is allocated to the tangible and identifiable intangible assets acquired based on their estimated fair values with any amount in excess of such allocations being designated as goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which to date range from three to ten years. As of December 31, 2000, and 1999, the Database Business had

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$12.5 million and $46.3 million of intangible assets, with accumulated amortization of $5.5 million and $15.7 million, respectively, as a result of these acquisitions. Management periodically reviews intangible assets for impairment indicators. At the time management determines the existence of such indicators, the Database Business uses undiscounted cash flows of the acquired business over the remaining amortization period to initially determine whether impairment should be recognized. The Database Business then performs a subsequent calculation to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets. If quoted market prices for the assets are not available, the fair value is calculated using the present value of estimated expected future cash flows. The cash flow calculation would be based on management's best estimates, using appropriate assumptions and projections at the time. The carrying-value of identifiable intangible assets are reviewed in a manner consistent with the policy for reviewing impairment of property and equipment, as described above.

    STOCK-BASED COMPENSATION. Employees of the Database Business participated in the option plans of Informix Corporation (Note 5). The Database Business accounts for Informix Corporation's stock-based awards issued to its employees in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Database Business generally recognizes no compensation expense with respect to such awards.

    CONCENTRATION OF CREDIT RISK. The Database Business designs, develops, manufactures, markets, and supports computer software systems to customers in diversified industries and in diversified geographic locations. The Database Business performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. No single customer accounted for 10% or more of the net revenues of the Database Business in 2000, 1999 or 1998.

    CASH, CASH EQUIVALENTS, AND LONG-TERM INVESTMENTS. The Database Business considers liquid investments purchased with an original remaining maturity of three months or less to be cash equivalents. All other investments are considered long-term investments. Long-term investments are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income
(loss). Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income (expense), net. No realized gains and losses were recorded during 2000, 1999, and 1998.

    The Database Business invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in long-term investments and are accounted for under the cost method when ownership is less than 20% and the Database Business does not otherwise have significant influence over the investee. For these non-quoted investments, the Database Business' policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. When the Database Business determines that a decline in fair value below the cost basis is other than temporary, the related investment is written down to fair value.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair values of cash, cash equivalents, long term investments and foreign currency forward contracts are based on quoted market prices.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SUPPLEMENTAL CASH FLOW DATA. The Database Business paid income taxes in the net amount of $3.1 million and $10.0 million during 2000 and 1999, respectively, and received a refund in the net amount of $31.0 million during 1998.

    NEW ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Database Business will adopt SFAS 133 in the first quarter of 2001 and does not expect such adoption to have a material effect on the Database Business' results of operations or financial position.

NOTE 2--BALANCE SHEET COMPONENTS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Accounts receivable, net:
  Receivables...............................................  $ 213,737   $ 239,084
  Less: allowance for doubtful accounts.....................    (12,205)    (14,863)
                                                              ---------   ---------
                                                              $ 201,532   $ 224,221
                                                              =========   =========
Property and equipment, net:
  Computer equipment........................................  $  91,615   $ 142,840
  Furniture and fixtures....................................     26,043      31,384
  Leasehold improvements....................................     24,827      29,880
  Buildings and other.......................................     43,536      42,814
                                                              ---------   ---------
                                                                186,021     246,918
  Less: accumulated depreciation and amortization...........   (132,327)   (188,986)
                                                              ---------   ---------
                                                              $  53,694   $  57,932
                                                              =========   =========
Software costs, net:
  Capitalized software development costs....................  $  43,125   $  61,649
  Less: accumulated amortization............................    (16,822)    (24,117)
                                                              ---------   ---------
                                                              $  26,303   $  37,532
                                                              =========   =========
Long-term investments:
  Marketable equity securities (Note 3).....................  $     765   $      --
  Investments in privately-held companies...................        500         500
                                                              ---------   ---------
                                                              $   1,265   $     500
                                                              =========   =========

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 3--FINANCIAL INSTRUMENTS

    The following is a summary of available-for-sale securities:

                                                                     GROSS        GROSS
                                                                   UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 2000                                         COST       GAINS        LOSSES     FAIR VALUE
-----------------                                       --------   ----------   ----------   ----------
                                                                        (IN THOUSANDS)
Marketable equity securities..........................   $5,000    $      --      $(4,235)      $765
Amounts included in long-term investments.............   $5,000    $      --      $(4,235)      $765

    At December 31, 1999, the Database Business had no available-for-sale securities.

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS

    The Database Business enters into foreign currency forward exchange contracts primarily to hedge the value of intercompany accounts receivable or accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. The purpose of the Database Business' foreign exchange exposure management policy and practices is to attempt to minimize the impact of exchange rate fluctuations on the value of the foreign currency denominated assets and liabilities being hedged.

    The table below summarizes by currency the contractual amounts of the Database Business' foreign currency forward exchange contracts at December 31, 2000 and December 31, 1999. The information is provided in U.S. dollar equivalents and presents the notional amount (contract amount) and the related fair value. As the Database Business' foreign currency forward contracts are not accounted for as hedges, they are carried at fair value. Fair value represents the prevailing financial market information as of December 31, 2000 and 1999. All contracts mature within twelve months.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
FORWARD CONTRACTS

AT DECEMBER 31, 2000                                          CONTRACT AMOUNT   FAIR VALUE
--------------------                                          ---------------   ----------
                                                                     (IN THOUSANDS)
Forward currency to be sold under contract:
  Euro......................................................      $25,666          $  49
  Japanese Yen..............................................        8,491             95
  Australian Dollar.........................................        7,546             25
  Taiwan Dollar.............................................        4,319           (162)
  Korean Won................................................        3,937            (32)
  Swiss Franc...............................................        2,797             10
  German Deutschmark........................................        2,490              7
  Singapore Dollar..........................................        2,382             16
  South African Rand........................................        2,815            (33)
  French Franc..............................................        2,151              5
  Thailand Bhat.............................................        2,285             --
  Czech Koruna..............................................        1,887              7
  Other (individually less than $1 million).................        1,549             (2)
                                                                  -------          -----
Total.......................................................      $68,315          $ (15)
                                                                  =======          =====

Forward currency to be purchased under contract:
  British Pound.............................................      $10,843          $ (18)
  Other (individually less than $1 million).................          530             (2)
                                                                  -------          -----
Total.......................................................      $11,373          $ (20)
                                                                  =======          =====
Grand Total.................................................      $79,688          $ (35)
                                                                  =======          =====

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

AT DECEMBER 31, 1999                                          CONTRACT AMOUNT   FAIR VALUE
--------------------                                          ---------------   ----------
                                                                     (IN THOUSANDS)
Forward currency to be sold under contract:
  Euro......................................................      $33,352          $ 198
  Korean Won................................................        5,314            (23)
  Australian Dollar.........................................        3,116             (7)
  Czech Koruna..............................................        2,620              1
  German Mark...............................................        2,013            122
  Thai Bhat.................................................        1,852            (12)
  Singapore Dollar..........................................        1,814             13
  French Franc..............................................        1,749            104
  Other (individually less than $1 million).................        3,687            (35)
                                                                  -------          -----
Total.......................................................      $55,517          $ 361
                                                                  =======          =====

Forward currency to be purchased under contract:
  British Pound.............................................      $34,445          $ (52)
  Japanese Yen..............................................        2,484            (36)
  Other (individually less than $1 million).................        2,480            (57)
                                                                  -------          -----
Total.......................................................      $39,409          $(145)
                                                                  =======          =====
Grand Total.................................................      $94,926          $ 216
                                                                  =======          =====

    While the contract amounts provide one measure of the volume of these transactions, they do not represent the amount of the Database Business' exposure to credit risk. The amount of the Database Business' credit risk exposure (arising from the possible inabilities of counterparties to meet the terms of their contracts) is generally limited to the amounts, if any, by which the counterparties' obligations exceed the obligations of the Database Business as these contracts can be settled on a net basis at the option of the Database Business. The Database Business controls credit risk through credit approvals, limits and monitoring procedures.

    As of December 31, 2000 and 1999, other than foreign currency forward exchange contracts discussed immediately above, the Database Business does not currently invest in or hold any other derivative financial instruments.

NOTE 5--EMPLOYEE BENEFIT PLANS

    These combined financial statements and disclosures described below reflect Informix Corporation's various employee benefit plans in which the Database Business employees participated. Upon completion of the sale of the Database Business' assets to IBM, any obligations related to these plans will remain with Informix Corporation.

401(k) PLAN

    Informix Corporation has a 401(k) plan covering substantially all of its U.S. employees. Under this plan, participating employees may defer up to 15 percent of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limits. Informix Corporation matches 50 percent of each employee's contribution up to a maximum of $2,500. The matching contributions to this 401(k) plan

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 5--EMPLOYEE BENEFIT PLANS (CONTINUED) charged to the Database Business for 2000, 1999 and 1998 were $3.5 million, $3.5 million and $3.2 million, respectively.

OPTION PLANS

    In April 1994, Informix Corporation adopted the 1994 Stock Option and Award Plan (the "1994 Plan"). Incentive stock options, nonqualified stock options, performance shares, or a combination thereof, can be granted to employees, at not less than the fair market value on the date of grant and generally vest in annual installments over two to four years. The Compensation Committee may grant awards, provided that during any fiscal year of Informix Corporation, no participant shall receive stock options covering more than 250,000 shares or performance shares covering more than 100,000 shares. However, the committee may grant up to 500,000 shares during any fiscal year of Informix Corporation in which the individual first becomes an employee and/or is promoted from a position as a non-executive officer employee to a position as an executive officer. In April 2000, Informix Corporation's Board of Directors approved an amendment to this Plan whereby the options are generally not exercisable until one year from the date of grant.

    In July 1997, Informix Corporation adopted the 1997 Non-Statutory Stock Option Plan ("the 1997 Stock Plan"), authorizing the grant of non-statutory stock options to employees and consultants. Terms of each option are determined by the Board or committee delegated such duties by the Board.

    In December 1997, Informix Corporation's Board of Directors authorized the repricing of outstanding options to purchase Common Stock under Informix Corporation's stock option plans. Employees were eligible to participate only if they remained actively employed at the effective date of the repricing and were only permitted to exchange options granted and outstanding prior to May 1, 1997. The repricing/option exchange was effective January 9, 1998 (the "Repricing Effective Date"). The repricing program offered eligible employees the opportunity to exchange eligible outstanding options with exercise prices in excess of the closing sales price of the Informix Corporation's Common Stock on the Repricing Effective Date for a new option with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has terms substantially equivalent to the surrendered option, including the number of shares, vesting terms and expiration except that options issued in connection with the exchange may not be exercised for a period of one year from the Repricing Effective Date. In addition, Officers and Directors of Informix Corporation were not eligible to have their shares repriced. The exercise price for repriced options was $5.0938, the closing sales price of Informix Corporation's Common Stock on the Repricing Effective Date.

    In July 1998, Informix Corporation adopted the 1998 Non-Statutory Stock Option Plan ("the 1998 Stock Option Plan"). Options can be granted to employees and consultants with terms which are determined by the Board or committee delegated such duties by the Board.

    As a result of the acquisition of Red Brick Systems, Inc. ("Red Brick") in December 1998, Informix Corporation assumed all outstanding Red Brick stock options. Each Red Brick stock option so assumed is subject to the same terms and conditions as the original grant and generally vests over four years and expires ten years from the date of grant. Each option was adjusted at a ratio of 0.6 shares of Informix Common Stock for each one share of Red Brick Common Stock, and the exercise price was adjusted by dividing the exercise price by 0.6.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 5--EMPLOYEE BENEFIT PLANS (CONTINUED)
    As a result of the acquisition of Ardent Software, Inc. ("Ardent") in March 2000, Informix Corporation assumed all outstanding Ardent stock options. Each Ardent stock option so assumed is subject to the same terms and conditions as the original grant and generally vests over four years and expires ten years from the date of grant. Each option was adjusted at a ratio of 3.5 shares of Informix Common Stock for each one share of Ardent Common Stock, and the exercise price was adjusted by dividing the exercise price by 3.5.

    As a result of the acquisition of Cloudscape, Inc. ("Cloudscape") in October 1999, Informix Corporation assumed all outstanding Cloudscape stock options. Each Cloudscape stock option so assumed is subject to the same terms and conditions as the original grant and generally vests over four years and expires ten years from the date of grant. Each option was adjusted at a ratio of approximately 0.56 shares of Informix Common Stock for each one share of Cloudscape Common Stock, and the exercise price was adjusted by dividing the exercise price by approximately 0.56.

EMPLOYEE STOCK PURCHASE PLAN

    In May 1997, Informix Corporation's stockholders approved the 1997 Employee Stock Purchase Plan (the "1997 ESPP"). The 1997 ESPP permits participants to purchase Common Stock through payroll deductions of up to 15 percent of an employee's compensation, including commissions, overtime, bonuses and other incentive compensation. The price of Common Stock purchased under the 1997 ESPP is equal to 85 percent of the lower of the fair market value of the Common Stock at the beginning or at the end of each calendar quarter in which an eligible employee participates. The Plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

    Ardent's Employee Stock Purchase Plan ("the Purchase Plan") provided for the purchase of common stock at six-month intervals at 85% of the lower of the fair market value on the first day or the last day of each six-month period. Ardent issued 432,000 and 528,000 shares in 1999 and 1998, respectively, under the Purchase Plan. This plan was terminated in April 2000.

STOCK-BASED COMPENSATION

    Pro forma information regarding the net income (loss) is required by Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," as if the Database Business had accounted for Informix Corporation's stock based awards to employees of the Database Business under the fair value method of SFAS 123. The fair value of Informix Corporation's stock-based awards issued to employees of the Database Business was estimated using a Black-Scholes option-pricing model.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 5--EMPLOYEE BENEFIT PLANS (CONTINUED)
    The fair value of Informix Corporation's stock-based awards issued to employees of the Database Business was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                      OPTIONS                            ESPP
                                           ------------------------------   ------------------------------
                                             2000       1999       1998       2000       1999       1998
                                           --------   --------   --------   --------   --------   --------
Expected life (years)....................    4.5         4.5        4.5       .25          .25        .25
Expected volatility......................     90%      70-73%     64-73%       90%       70-73%     56-95%
Risk-free interest rate..................    5.8%        5.7%       4.7%      5.9%     4.6-5.1%   4.7-5.3%

    For pro forma purposes, the estimated fair value of Informix Corporation's stock-based awards issued to employees of the Database Business is amortized over the award's vesting period (for options) and the three-month purchase period (for stock purchases under the ESPP). The Database Business' pro forma information is as follows:

                                                             2000       1999       1998
                                                           --------   --------   --------
                                                                   (IN THOUSANDS)
Net income (loss)..........................  As reported   $(20,365)  $98,985    $54,555
                                             Pro forma      (50,522)   67,464     17,935

    The weighted-average fair value of the options granted during 2000, 1999 and 1998 were $4.70, $5.24 and $3.58 per share, respectively. The weighted-average fair value of employee stock purchase rights granted under the ESPP during 2000, 1999 and 1998 were $1.97, $2.27 and $1.72 per share, respectively.

NOTE 6--COMMITMENTS AND CONTINGENCIES

    Historically, the Database Business has leased certain computer and office equipment under capital leases having terms of three-to-five years. During 2000, the Database Business did not enter into any new capital lease arrangements and during 1999 and 1998, did not finance a significant amount of equipment purchases under capital lease arrangements. Amounts capitalized for such leases are included on the balance sheets as property and equipment and at December 31, 2000 the amount was not significant. As of December 31, 1999, computer and office equipment under capital leases included in property and equipment was $8.8 million and accumulated amortization was $7.1 million. Amortization of the cost of leased equipment is included in depreciation expense.

    The Database Business leases certain of its office facilities and equipment under non-cancelable operating leases and total rent expense was $31.5 million, $34.9 million and $31.8 million in 2000, 1999 and 1998, respectively.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum payments, by year and in the aggregate, under the capital and non-cancelable operating leases as of December 31, 2000, are as follows:

                                                                            NON-CANCELABLE
YEAR ENDING DECEMBER 31                                   CAPITAL LEASES   OPERATING LEASES
-----------------------                                   --------------   ----------------
                                                                   (IN THOUSANDS)
2001....................................................       $51              $28,891
2002....................................................         2               20,544
2003....................................................        --                9,864
2004....................................................        --                3,006
2005....................................................        --                1,253
Thereafter..............................................        --                1,022
                                                               ---              -------
Total payments..........................................        53              $64,580
                                                                                =======

Less: amount representing interest......................         2
                                                               ---
Present value of minimum lease payments.................        51
Less current portion....................................        49
                                                               ---
                                                               $ 2
                                                               ===

    The Database Business has several active software development and service provider contracts with third-party technology providers. These agreements contain financial commitments by the Database Business of $8.3 million and $4.7 million in fiscal 2001 and 2002, respectively. In addition, the Database Business makes annual payments of approximately $1.8 million to third-party technology providers, and will continue to do so for such period as the Database Business utilizes the related technology in its products.

NOTE 7--BUSINESS SEGMENTS

    Consistent with Informix Corporation, the Database Business operates in one business segment in four geographical areas, North America, Europe, Asia/Pacific and Latin America. The Database Business has evaluated its business segment performance based primarily on license revenues and service revenues. The Database Business' products are marketed internationally through Informix Corporation's subsidiaries and through application resellers, OEMs and distributors.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 7--BUSINESS SEGMENTS (CONTINUED)
    Revenue by geographic area for the respective years ended December 31 is as follows:

                                              NORTH                                LATIN
                                             AMERICA     EUROPE    ASIA/PACIFIC   AMERICA     TOTAL
                                             --------   --------   ------------   --------   --------
                                                                  (IN THOUSANDS)
2000:
  License revenues.........................  $150,157   $113,038     $ 46,995     $27,528    $337,718
  Service revenues
    Maintenance revenues...................   204,032    121,407       37,240      29,690     392,369
    Consulting and education revenues......    44,440     20,882        4,884       7,295      77,501
                                             --------   --------     --------     -------    --------
    Total service revenues.................   248,472    142,289       42,124      36,985     469,870
                                             --------   --------     --------     -------    --------
  Total revenues...........................  $398,629   $255,327     $ 89,119     $64,513    $807,588
                                             ========   ========     ========     =======    ========
1999:
  License revenues.........................  $221,611   $164,738     $ 60,159     $35,404    $481,912
  Service revenues
    Maintenance revenues...................   183,875    116,692       35,290      25,454     361,311
    Consulting and education revenues......    67,462     31,003        6,709       6,574     111,748
                                             --------   --------     --------     -------    --------
    Total service revenues.................   251,337    147,695       41,999      32,028     473,059
                                             --------   --------     --------     -------    --------
  Total revenues...........................  $472,948   $312,433     $102,158     $67,432    $954,971
                                             ========   ========     ========     =======    ========
1998:
  License revenues.........................  $203,828   $142,491     $ 58,812     $34,497    $439,628
  Service revenues
    Maintenance revenues...................   146,203     95,388       26,134      17,984     285,709
    Consulting and education revenues......    70,808     31,163        4,364       5,332     111,667
                                             --------   --------     --------     -------    --------
    Total service revenues.................   217,011    126,551       30,498      23,316     397,376
                                             --------   --------     --------     -------    --------
  Total revenues...........................  $420,839   $269,042     $ 89,310     $57,813    $837,004
                                             ========   ========     ========     =======    ========

NOTE 8--INCOME TAXES

    The Database Business is included in the consolidated federal income tax return filed by Informix Corporation. However, the tax expense reflected on the combined statements of operations and the tax assets and liabilities reflected on the combined balance sheets have been prepared as though the Database Business filed stand-alone income tax returns. Current taxes payable are recorded as increases to Operational Surplus.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 8--INCOME TAXES (CONTINUED)
    The provision for income taxes applicable to income (loss) before income taxes consists of the following:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Currently payable:
  Federal...................................................  $   789    $ 5,929    $   889
  State.....................................................       --        747        195
  Foreign...................................................    7,316     13,564      2,530
                                                              -------    -------    -------
                                                                8,105     20,240      3,614

Deferred:
  Federal...................................................       --        184     (3,343)
  State.....................................................       --       (834)    (1,375)
  Foreign...................................................    5,004      9,371      7,965
                                                              -------    -------    -------
                                                                5,004      8,721      3,247
                                                              -------    -------    -------
                                                              $13,109    $28,961    $ 6,861
                                                              =======    =======    =======

    Income (loss) before income taxes consists of the following:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Domestic....................................................  $(69,088)  $ 65,338   $ 5,476
Foreign.....................................................    61,832     62,608    55,940
                                                              --------   --------   -------
                                                              $ (7,256)  $127,946   $61,416
                                                              ========   ========   =======

    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes. The sources and tax effects of the differences are as follows:

                                               2000                  1999                  1998
                                        -------------------   -------------------   -------------------
                                         AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                        --------   --------   --------   --------   --------   --------
                                                                (IN THOUSANDS)
Computed tax (benefit) at federal
  statutory rate......................  $ (2,540)     35.0%   $ 44,781     35.0%    $ 21,496     35.0%
Valuation allowance...................    24,509    (337.8)    (39,102)   (30.6)     (12,804)   (20.9)
State income taxes, net of federal tax
  benefit.............................        --        --         493      0.4         (722)    (1.2)
Foreign withholding taxes not
  currently creditable................     3,280     (45.2)      8,782      6.9        2,675      4.4
Foreign taxes, net....................   (18,353)    252.9      10,730      8.4       (4,702)    (7.7)
Non-deductible charges................     6,067     (83.6)      3,466      2.7        1,265      2.1
Other, net............................       146      (2.0)       (189)    (0.2)        (347)    (0.5)
                                        --------    ------    --------    -----     --------    -----
                                        $ 13,109    (180.7)%  $ 28,961     22.6%    $  6,861     11.2%
                                        ========    ======    ========    =====     ========    =====

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 8--INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Database Business' deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                                2000        1999
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
Reserves and accrued expenses...............................  $   4,905   $   8,112
Deferred revenue............................................      3,941       2,627
Foreign net operating loss carryforwards....................     18,731      19,935
Domestic net operating loss carryforwards...................     87,229      87,782
Foreign taxes credit........................................     13,400      10,015
R&D and AMT credit carryforwards............................     28,238      27,172
Acquisition and restructuring reserve.......................     11,014          --
Other.......................................................     16,690       5,875
                                                              ---------   ---------
Total deferred tax assets...................................    184,148     161,518
Valuation allowance for deferred tax assets.................   (177,566)   (141,268)
                                                              ---------   ---------
Deferred tax assets, net of valuation allowance.............      6,582      20,250
                                                              =========   =========

Deferred Tax Liabilities:
Capitalized software........................................      6,582      14,887
Valuation of investment portfolio FAS 115...................         --          --
                                                              ---------   ---------
Total deferred tax liabilities..............................      6,582      14,887
                                                              ---------   ---------
Net deferred tax assets.....................................  $      --   $   5,363
                                                              =========   =========

    At December 31, 2000, the Database Business had approximately $59.2 million and $218.4 million of foreign and federal net operating loss carryforwards, respectively. The foreign net operating loss carryforwards expire at various dates beginning in 2001. The federal net operating loss carryforwards expire at various dates beginning in 2004. At December 31, 2000, the Database Business had approximately $41.6 million of various federal tax credit carryforwards that will expire at various dates beginning in 2001.

    The valuation allowance was increased by $36.3 million in 2000 and was decreased by $34.9 million in 1999. At December 31, 2000, the Database Business has provided a valuation allowance against deferred tax assets in all jurisdictions as future income in each jurisdiction is uncertain. At
December 31, 1999 the net deferred tax asset of $5.4 million represented the tax effect of net operating loss carryforwards existing in certain foreign jurisdictions that the Database Business believed were more likely than not to be realized, based on earnings in those jurisdictions.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 8--INCOME TAXES (CONTINUED)
    Subsequently recognizable tax benefits relating to the valuation allowance for deferred tax assets at December 31, 2000 will be as follows:

Income tax benefit from continuing operations...............  $139,362
Goodwill and other noncurrent intangible assets.............    14,127
Additional paid-in capital..................................    24,077
                                                              --------
Total.......................................................  $177,566
                                                              ========

NOTE 9--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS COMBINATIONS

    On March 1, 2000, the Database Business recorded the acquisition of Ardent, a provider of data integration infrastructure software for data warehouse, business intelligence, and e-business applications. In the acquisition, the former shareholders of Ardent received 3.5 shares of Informix Corporation's common stock in exchange for each outstanding Ardent share (the "Ardent Merger"). An aggregate of 70,437,000 shares of Informix Corporation common stock were issued pursuant to the Ardent Merger, and an aggregate of 17,174,000 options to purchase Ardent common stock were assumed by Informix Corporation. The Ardent Merger was accounted for as a pooling-of-interests combination and, accordingly, the combined financial statements for periods prior to the combination include the accounts and results of operations of Ardent's database operations.

    On October 8, 1999, the Database Business recorded the acquisition of Cloudscape, a privately-held provider of synchronized database solutions for the remote and occasionally connected workforce. In the acquisition, the former shareholders of Cloudscape received 0.56 shares of Informix Corporation's common stock in exchange for each outstanding Cloudscape share (the "Cloudscape Merger"). An aggregate of 9,583,000 shares of Informix Corporation common stock were issued pursuant to the Cloudscape Merger, and an aggregate of 417,000 options and warrants to purchase Cloudscape common stock were assumed by Informix Corporation. The acquisition of Cloudscape was accounted for as a pooling-of-interests combination and, accordingly, the combined financial statements for the periods prior to the combination include the accounts and results of operations of Cloudscape.

    In February 1998, Ardent merged with Unidata, Inc. ("Unidata") and issued 5,750,000 shares of Ardent common stock to Unidata shareholders for all their interest in Unidata. All outstanding Unidata options were assumed by Ardent. The merger was accounted for as a pooling-of-interests and, accordingly, the combined financial statements include the accounts and results of operations of Unidata for all periods prior to the merger.

PURCHASE COMBINATIONS

    On December 31, 1998, the Database Business recorded the acquisition of Red Brick Systems, Inc. ("Red Brick"), a provider of scalable decision support solutions for data warehousing, data marts, OLAP and data mining. Under terms of the acquisition, approximately 7,600,000 shares of Informix Corporation common stock were issued in exchange for all outstanding shares of Red Brick common stock. In addition, options to purchase approximately 2.5 million shares of Informix Corporation common stock were issued in exchange for outstanding unvested options to purchase Red Brick

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 9--BUSINESS COMBINATIONS (CONTINUED) common stock. The Database Business accounted for the acquisition using the purchase method of accounting, and a summary of the purchase price for the acquisition is as follows (in thousands):

Informix Corporation stock and stock options, net of
  issuance costs............................................  $35,914
Direct acquisition costs....................................    1,042
Other liabilities assumed...................................    5,892
Accrued merger and integration costs........................    7,850
Deferred revenue............................................    5,149
                                                              -------
Total.......................................................  $55,847
                                                              =======

    The purchase price was allocated as follows:

Cash and short-term investments acquired....................  $ 7,763
Other tangible assets acquired..............................   10,281
Intangible assets
  Capitalized software......................................    7,400
  Workforce.................................................    4,700
  Goodwill..................................................   23,103
                                                              -------
                                                               35,203
In-process research and development.........................    2,600
                                                              -------
Total.......................................................  $55,847
                                                              =======

    In-process research and development represents the fair value of technologies acquired for use in the Database Business' own development efforts. The Database Business determined the amount of the purchase price to be allocated to in-process research and development based on an independent appraisal of certain intangible assets which indicated that approximately
$2.6 million of the acquired intangible assets consisted of in-process research and development that had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Database Business recorded a charge to operations of $2.6 million in the fourth quarter of fiscal 1998. The remaining intangible assets acquired, with an assigned value of approximately
$35.2 million, were included in "Intangible Assets" in the accompanying combined balance sheets, and are being amortized over three to five years.

    The following pro forma financial information presents the combined results of operations of the Database Business and Red Brick as if the acquisitions had occurred as of the beginning of 1999 and 1998, after giving effect to certain adjustments, including amortization of goodwill and excluding the write-off of acquired in-process research and development. The pro forma financial information does

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 9--BUSINESS COMBINATIONS (CONTINUED) not necessarily reflect the results of operations that would have occurred had these companies constituted a single entity during such periods.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Net revenues................................................  $954,971   $871,487
Net income..................................................  $ 98,985   $ 26,237

NOTE 10--LITIGATION

    The Database Business and Informix Corporation are subject to various claims and legal proceedings arising in the normal course of the business. The Database Business does not believe that any of these proceedings and claims will have a material adverse effect on the Database Business' business or financial condition.

NOTE 11--ACCRUED MERGER, REALIGNMENT AND OTHER CHARGES

    During the year ended December 31, 2000, Informix Corporation approved plans to realign its operations by establishing two operating businesses, the Database Business and Ascential Software. The strategic realignment included a refinement of Informix Corporation's product strategy, consolidation of facilities and operations to improve efficiency and a reduction in worldwide headcount. In connection with the strategic realignment, the Database Business recorded realignment and other charges of $79.8 million during the year ended
December 31, 2000. The following analysis sets forth the significant components of this charge:

                                                                                         ACCRUAL
                                                             REALIGNMENT                BALANCE AT
                                                              AND OTHER    PAYMENTS/   DECEMBER 31,
                                                               CHARGES      CHARGES        2000
                                                             -----------   ---------   ------------
Write-off of goodwill and other intangible assets..........     $27.2       $(27.2)        $  --
Severance and employment related costs.....................      38.6        (18.1)         20.5
Facility and equipment costs...............................       7.5         (3.9)          3.6
Costs to exit various commitments and programs.............       4.0         (1.7)          2.3
Other charges..............................................       2.5         (2.5)           --
                                                                -----       ------         -----
                                                                $79.8       $(53.4)         26.4
                                                                =====       ======
Amount included in accrued employee compensation....................................        (5.0)
                                                                                           -----
Amount included in accrued merger, realignment and other charges....................       $21.4
                                                                                           =====

    The $27.2 million write-off of goodwill and other intangible assets consisted primarily of $12.0 million of goodwill and $15.2 million of capitalized software. The $12.0 million write-off of goodwill resulted from the carrying amount of certain long-lived assets exceeding the estimated future undiscounted cash flows due to the decision to curtail development of certain database products over the next few years. $15.2 million of capitalized software was written off because the carrying amount of certain capitalized costs exceeded net realizable value. Of the $15.2 million write-off, $9.0 million was

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 11--ACCRUED MERGER, REALIGNMENT AND OTHER CHARGES (CONTINUED) for the abandonment of certain database development costs in conjunction with the decision to move to a single database-management system, $4.0 million related to the decision to discontinue use of licensed software, and $2.2 million was for abandonment of other developed tools and products.

    Severance and employment related costs of $38.6 million included
$22.9 million of termination compensation and related benefits, $10.4 million of retention and incentive bonuses for employees who management believes are critical to the successful outcome of the realignment and $5.3 million for payments to qualified employees of the Database Business related to Informix Corporation's decision to terminate its sabbatical plan. The sabbatical plan provided employees a one-month sabbatical after every five years of continuous service. As a direct result of the plan termination, the Database Business paid cash bonuses to employees based upon their progress toward earning a sabbatical. As of December 31, 2000, approximately $10.7 million of termination compensation and related benefits had been paid to terminate approximately 430 employees and $7.4 million of retention and incentive bonuses had been paid. The remaining accrual balance of $20.5 million will be paid on various dates extending through June 2001.

    Included in the $7.5 million charge for facility and equipment costs was $3.2 million for the write-off of obsolete and abandoned computer and office equipment, as these assets are no longer being used, and $4.3 million for lease obligations for redundant facilities. The remaining accrual balance at December 31, 2000 of $3.6 million is for lease obligations that extend through 2004 for redundant facilities.

    Included in the $4.0 million charge for costs to exit various commitments and programs was $2.0 million for the termination of contracted service commitments and $2.0 million to cancel various marketing programs. The remaining accrual of $2.3 million should be paid by July 2001. Also, included in the $2.5 million of other charges is $1.3 million in receivables that have been deemed uncollectable as a direct result of merger, realignment and restructuring decisions.

    The impairment charge for long-lived assets related to identifiable assets previously classified within primarily the North America business segment.

    In connection with the merger with Ardent, the Database Business recorded a charge of $35.5 million for merger, integration and restructuring costs, of which $25.4 million was for accrued merger and restructuring costs and the remaining $10.1 million was for integration and transition costs incurred during the quarter ended March 31, 2000. This amount included $13.0 million for severance and employment related costs associated with the termination of approximately 206 employees from various organizations throughout the Database Business who held overlapping positions, $8.9 million for the closure of facilities and equipment costs associated with combining the operations of the two companies and $3.5 million for the write-off of redundant technology and other duplicate costs. Subsequent to the quarter ended March 31, 2000, the Database Business recorded adjustments of $9.0 million to the merger and restructuring charge. The major components of the adjustments were a $4.7 million adjustment to accrued facility and equipment costs and a $2.6 million adjustment to accrued severance and employment costs. The adjustment to the accrued facility and equipment costs resulted from the Database Business' ability to exit or sub-lease certain facility leases in advance of original estimates, and the adjustment to accrued severance costs was because certain former Ardent executives will remain with the Database Business as a result of the realignment and therefore will not

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 11--ACCRUED MERGER, REALIGNMENT AND OTHER CHARGES (CONTINUED) receive severance. The following analysis sets forth the significant components of the restructuring charge:

                                                                                             ACCRUAL
                                                  MERGER AND                                BALANCE AT
                                                 RESTRUCTURING                 PAYMENTS/   DECEMBER 31,
                                                    CHARGE       ADJUSTMENTS    CHARGES        2000
                                                 -------------   -----------   ---------   ------------
Severance and employment costs.................      $13.0          $(3.5)      $ (8.5)        $1.0
Facility and equipment costs...................        8.9           (4.7)        (3.0)         1.2
Write-off of redundant technology..............        3.5           (0.8)        (2.7)          --
                                                     -----          -----       ------         ----
                                                     $25.4          $(9.0)      $(14.2)        $2.2
                                                     =====          =====       ======         ====

    As of December 31, 2000, essentially all 206 of the positions originally identified for termination had been eliminated and the remaining payments of $1.0 million for severance and employment costs are expected to be made through December 2001 as certain employees have elected to receive their severance payments over an extended period of time. The remaining facility costs of $1.2 million extend through 2003. The impairment charge for long-lived assets related to identifiable assets previously classified within primarily the North America business segment.

    As part of the acquisition of Cloudscape, the Database Business recorded a charge of $2.8 million during the quarter ended December 31, 1999, for accrued merger and restructuring costs. This amount included $1.2 million for financial advisor, legal and accounting fees related to the merger and $1.6 million for costs associated with combining the operations of the two companies including expenditures of $0.7 million for severance and related costs, $0.4 million for closure of facilities and $0.5 million for the write-off of redundant assets and other costs. As of December 31, 2000, all obligations related to the Cloudscape merger had been paid.

    In May 1999, Ardent adopted a formal plan to exit the operations of O2 Technologies, Inc. ("O2"), which had been acquired by Ardent in December 1997, and recorded a charge of $9.9 million for accrued restructuring charges. The charge was comprised of $5.9 million for asset impairment, $3.6 million for severance and related costs and $0.4 million for facility closings and other obligations. As of December 31, 2000, all obligations related to the O2 restructuring had been paid.

    On December 31, 1998, the Database Business recorded the acquisition of Red Brick Systems, Inc. ("Red Brick"). Accrued merger and restructuring costs recorded by the Database Business in connection with the acquisition of Red Brick included approximately $1.6 million for severance and other acquisition-related costs, $4.7 million for costs associated with the shutdown and consolidation of the Red Brick facilities and $1.6 million for costs associated with settling acquired royalty commitments for abandoned technology. As of December 31, 2000, approximately $0.4 million remained unpaid and related to future rental obligations on idle facilities that extend through 2002.

    In February 1998, Ardent acquired Unidata and recorded a charge of $14.9 million for merger and restructuring costs related to the merger. The charge included $3.9 million for financial advisor, legal and accounting fees, $6.2 million for severance and benefit costs related to the termination of 139 Unidata employees who held overlapping positions, $2.2 million for the closure of facilities and $2.6 million for the write-off of redundant assets. As of December 31, 1999, all obligations related to the Unidata merger had been paid.

       DATABASE BUSINESS (AN OPERATING BUSINESS OF INFORMIX CORPORATION)

NOTE 11--ACCRUED MERGER, REALIGNMENT AND OTHER CHARGES (CONTINUED)
    During 1997, the Database Business approved plans to restructure its operations and recorded a charge of $108.2 million in order to bring expenses in line with forecasted revenues by substantially reducing worldwide headcount and consolidating facilities and operations to improve efficiency. As of December 31, 2000, approximately $0.5 million remained unpaid and related to rental obligations on idle facilities that expire at various dates through 2002.

                                                                         ANNEX A

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MASTER PURCHASE AGREEMENT

                                     AMONG

                             INFORMIX CORPORATION,

                            INFORMIX SOFTWARE, INC.

                                      AND

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                            ------------------------

                           DATED AS OF APRIL 24, 2001

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MASTER PURCHASE AGREEMENT
                               TABLE OF CONTENTS

                                                                                PAGE
                                                                              --------

                                      ARTICLE I
                                     Definitions

SECTION 1.1.    Definitions.................................................      1

                                      ARTICLE II
                          Purchase and Sale of the Business

SECTION 2.1.    Purchase and Sale of the Business Units.....................     11
SECTION 2.2.    Tax Treatment...............................................     12

                                     ARTICLE III
                         Closings; Assumption of Liabilities

SECTION 3.1.    Closings....................................................     13
SECTION 3.2.    Assumption of Assumed Liabilities...........................     13
SECTION 3.3.    Exclusion of Liabilities....................................     13
SECTION 3.4.    Holdback of Retained Amount.................................     13
SECTION 3.5.    Working Capital Adjustment..................................     13
SECTION 3.6.    Business Unit Purchase Prices...............................     14

                                      ARTICLE IV
                                Conditions to Closing

SECTION 4.1.    Conditions to Buyer's Obligation............................     15
SECTION 4.2.    Conditions to Parent and Seller's Obligation................     16
SECTION 4.3.    Frustration of Closing Conditions...........................     17

                                      ARTICLE V
                 Representations and Warranties of Parent and Seller

SECTION 5.1.    Organization, Standing and Authority........................     17
SECTION 5.2.    No Violation; Consents and Approvals........................     18
SECTION 5.3.    Financial Statements........................................     19
SECTION 5.4.    Absence of Changes or Events................................     19
SECTION 5.5.    Products....................................................     20
SECTION 5.6.    Taxes.......................................................     20
SECTION 5.7.    Title to Assets and Real Property...........................     21
SECTION 5.8.    Contracts...................................................     22
SECTION 5.9.    Litigation..................................................     24
SECTION 5.10.   Employee and Related Matters; ERISA.........................     24
SECTION 5.11.   Compliance with Laws........................................     26
SECTION 5.12.   Labor Matters...............................................     27
SECTION 5.13.   Intellectual Property, etc..................................     28
SECTION 5.14.   Sufficiency of Assets.......................................     29

                                                                                PAGE
                                                                              --------
SECTION 5.15.   Condition of Acquired Assets................................     29
SECTION 5.16.   Inventory...................................................     29
SECTION 5.17.   Receivables.................................................     29
SECTION 5.18.   Insurance...................................................     29
SECTION 5.19.   Brokers.....................................................     29
SECTION 5.20.   Suppliers...................................................     30
SECTION 5.21.   Customers; Resellers........................................     30
SECTION 5.22.   SEC Document; Undisclosed Liabilities.......................     30
SECTION 5.23.   Voting Requirements.........................................     31
SECTION 5.24.   Opinions of Financial Advisors..............................     31
SECTION 5.25.   State Takeover Statutes.....................................     31

                                      ARTICLE VI
                       Representations and Warranties of Buyer

SECTION 6.1.    Organization, Standing and Authority........................     31
SECTION 6.2.    No Violation; Consents and Approvals........................     32
SECTION 6.3.    Brokers.....................................................     32
SECTION 6.4.    Availability of Funds.......................................     32

                                     ARTICLE VII
                            Covenants of Parent and Seller

SECTION 7.1.    Access......................................................     33
SECTION 7.2.    Ordinary Conduct............................................     33
SECTION 7.3.    Confidentiality.............................................     36
SECTION 7.4.    Preparation of the Parent Proxy Statement; Stockholder           36
                Meeting.....................................................
SECTION 7.5.    No Solicitation by Parent...................................     38
SECTION 7.6.    Expenses....................................................     39
SECTION 7.7.    Intellectual Property.......................................     40

                                     ARTICLE VIII
                                  Covenants of Buyer

SECTION 8.1.    Confidentiality.............................................     41
SECTION 8.2.    Bulk Transfer Laws..........................................     41

                                      ARTICLE IX
                                   Mutual Covenants

SECTION 9.1.    Consents; Excluded Contracts................................     41
SECTION 9.2.    Publicity...................................................     42
SECTION 9.3.    Commercially Reasonable Efforts.............................     42
SECTION 9.4.    Regulatory Matters..........................................     43
SECTION 9.5.    Intercompany Arrangements...................................     43
SECTION 9.6.    Further Assurances..........................................     43
SECTION 9.7.    Other Transaction Agreements................................     43
SECTION 9.8.    Tax Matters.................................................     43
SECTION 9.9.    Accounts....................................................     44
SECTION 9.10.   Real Estate Matters.........................................     44

                                                                                PAGE
                                                                              --------

                                      ARTICLE X
                                    Noncompetition

SECTION 10.1.   Noncompetition..............................................     46

                                      ARTICLE XI
                                   Indemnification

SECTION 11.1.   Indemnification by Parent and Seller........................     47
SECTION 11.2.   Indemnification by Buyer....................................     47
SECTION 11.3.   Losses Net of Insurance.....................................     48
SECTION 11.4.   Termination of Indemnification..............................     48
SECTION 11.5.   Procedures Relating to Third Party and Direct                    48
                Indemnification.............................................
SECTION 11.6.   Reduction of Retained Amount................................     50
SECTION 11.7.   Distributions Following the Eighteen-Month Anniversary of        50
                the Last Closing............................................
SECTION 11.8.   Final Distribution of Retained Amount.......................     51
SECTION 11.9.   Indemnity Payments..........................................     51
SECTION 11.10.  Exclusive Remedy; Limitations on Indemnification............     51

                                     ARTICLE XII
                                     Termination

SECTION 12.1.   Termination.................................................     51
SECTION 12.2.   Other Transaction Agreements; Material To Be Returned.......     52
SECTION 12.3.   Effect of Termination.......................................     53

                                     ARTICLE XIII
                                    Miscellaneous

SECTION 13.1.   Assignment..................................................     53
SECTION 13.2.   No Third Party Beneficiaries................................     53
SECTION 13.3.   Amendments..................................................     53
SECTION 13.4.   Consents and Approvals......................................     53
SECTION 13.5.   Waivers.....................................................     53
SECTION 13.6.   Survival of Representations.................................     54
SECTION 13.7.   Notices.....................................................     54
SECTION 13.8.   Exhibits and Schedules; Interpretation......................     55
SECTION 13.9.   Counterparts................................................     55
SECTION 13.10.  Entire Agreement............................................     55
SECTION 13.11.  Severability................................................     55
SECTION 13.12.  Consent to Jurisdiction.....................................     55
SECTION 13.13.  Governing Law...............................................     56

                                     EXHIBITS
EXHIBIT A              Employee Matters Agreement
EXHIBIT B              Form of Country Acquisition Agreement
EXHIBIT C-1            Form of Assignment and Assumption Agreement
EXHIBIT C-2            Form of Sublease Agreement
EXHIBIT C-3            Form of Sublease Agreement
EXHIBIT C-4            Form of Master License Agreement

EXHIBIT C-5            Form of Master License Agreement
EXHIBIT D              Buyer Transition Services Agreement
EXHIBIT E              Parent Transition Services Agreement
EXHIBIT F              OEM Agreement
EXHIBIT G              Litigation Settlement Agreement
EXHIBIT H              Alliance Agreement
EXHIBIT I              Code License Agreement

                                     SCHEDULES

Schedule 1.1(a)        Products of the Business
Schedule 1.1(b)        Excluded Assets
Schedule 2.2           Tax Treatment
Schedule 4.1 (ix)      Significant Customer Contracts
Schedule 5.2           No Violation; Consents and Approvals
Schedule 5.3(a)(i)     Financial Statements
Schedule 5.3(b)        Financial Statements
Schedule 5.4(a)        Absence of Changes or Events
Schedule 5.4(b)        Absence of Changes or Events
Schedule 5.6           Taxes
Schedule 5.7(a)        Title to Assets and Real Property Leases
Schedule 5.7(b)        Title to Assets and Real Property Leases
Schedule 5.8(a)        Contracts
Schedule 5.8(b)        Contracts
Schedule 5.9           Litigation
Schedule 5.10(a)       Employee and Related Matters; ERISA
Schedule 5.10(e)       Employee and Related Matters; ERISA
Schedule 5.11(a)       Compliance with Laws
Schedule 5.11(b)       Compliance with Laws
Schedule 5.12          Labor Matters
Schedule 5.13(a)       Intellectual Property
Schedule 5.13(b)       Intellectual Property
Schedule 5.16          Inventory
Schedule 5.18          Insurance
Schedule 5.20          Suppliers
Schedule 5.21          Customers; Resellers
Schedule 6.2           No Violation; Consents and Approvals
Schedule 7.2           Ordinary Conduct
Schedule 7.2 (v)       Ordinary Conduct
Schedule 7.7           Intellectual Property
Schedule 9.1(b)(i)     Non-Excluded Contracts
Schedule 9.1(b)(ii)    Excluded Contracts
Schedule 9.10          Real Estate Matters

    MASTER PURCHASE AGREEMENT dated as of April 24, 2001, among Informix Corporation, a Delaware corporation ("Parent"), Informix Software, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Seller"), and International Business Machines Corporation, a New York corporation ("Buyer").

    Buyer and the other Purchasing Companies desire to purchase from Parent, Seller and the Selling Subsidiaries, and Parent, Seller and the Selling Subsidiaries desire to sell to Buyer and the other Purchasing Companies, the Business upon the terms and subject to the conditions of this Agreement.

    The Board of Directors of Parent, by resolution duly adopted, has declared that it deems the sale of the property and assets of Parent, Seller and the Selling Subsidiaries to Buyer to be expedient and for the best interests of Parent, and deems it advisable and in the best interests of its stockholders to consummate, and has approved, the Transaction Agreements and the transactions contemplated thereby on the terms and conditions set forth in the Transaction Agreements.

    Accordingly, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

    "Accounting Firm" shall have the meaning ascribed to such term in
Section 3.5.

    "Acquired A/R" shall mean all receivables constituting the right to receive payments in respect of goods or services arising out of or relating to the operation or conduct of the Business.

    "Acquired Assets" shall mean all the right, title and interest of Parent, Seller and the Selling Subsidiaries in all the businesses, properties, assets, goodwill and rights of Parent, Seller and their respective Subsidiaries of whatever kind and nature, wherever located, real or personal, tangible or intangible, that are owned, controlled, leased or licensed by Parent, Seller or their respective Subsidiaries and used, held for use or intended to be used in the operation or conduct of the Business other than the Excluded Assets, including (other than the Excluded Assets):

        (i) subject to Section 9.1(a), the Acquired Intellectual Property;

        (ii) subject to Section 9.1(a) and Section 9.1(b), the Assigned Contracts, including any rights thereunder arising at or after the applicable Closing;

       (iii) the Acquired A/R;

        (iv) subject to Section 9.1(a), the Acquired Permits;

        (v) the Leased Real Property and the improvements and fixtures thereon, furniture and other appurtenances thereto;

        (vi) office and other supplies that are used, held for use or intended to be used in the operation or conduct of the Business;

       (vii) equipment (including vehicles) that is used, held for use or intended to be used in the operation or conduct of the Business;

      (viii) the Inventory;

        (ix) except to the extent included in subparagraph (i) above, all information technology systems (including financial, administrative, development, customer support and personnel systems) that are used, held for use or intended to be used in the operation or conduct of the Business;

        (x) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items that are used, held for use or intended to be used in, or that arise out of, the operation or conduct of the Business;

        (xi) all rights, claims and credits to the extent relating to the Business or to any Acquired Asset or any Assumed Liability, including all rights in and to products sold or leased (including products returned after the applicable Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Business and any rights, claims and credits arising under insurance policies and all guarantees, representations, warranties, indemnities and similar rights in favor of Parent, Seller or any Selling Subsidiaries to the extent relating to the Business or to any Acquired Asset or Assumed Liability;

       (xii) all other assets reflected on the Balance Sheet (including any equipment which has been fully depreciated), except Inventory or obsolete or worn out equipment sold in the ordinary course of business consistent with past practice;

      (xiii) all goodwill generated by or associated with the Business;

       (xiv) all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting and personnel records, files, customers' and suppliers' lists, sales and promotional literature, customer and supplier correspondence, manuals, files, data, papers, personnel and employment records and other information, whether in hard copy or computer or other format, that are used, held for use or intended to be used, or that arise out of, the operation or conduct of the Business (collectively, the "Books and Records"); and

       (xv) any assets to be transferred pursuant to Section 3(d) of the Employee Matters Agreement.

    "Acquired Intellectual Property" shall mean all right, title and interest of Parent, Seller and the Selling Subsidiaries in, to and under Intellectual Property (including rights under licenses and settlement agreements) that is used, held for use or intended to be used in the operation or conduct of the Business.

    "Acquired Permits" shall mean all Permits used, held for use or intended to be used in the operation or conduct of the Business.

    "Affiliate" shall mean, with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with such first person.

    "Agreement" shall mean this Master Purchase Agreement.

    "Alliance Agreement" shall mean the Master Relationship Agreement dated as of the date of this Agreement between Parent and Buyer, a copy of which is attached as Exhibit H hereto.

    "Applicable Spot Rate" shall mean, with respect to any foreign currency and any Business Day, the exchange rate published in The Financial Times (or such other authority agreed by Parent and Buyer) on such Business Day as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior Business Day.

    "Asset Acquisition Statement" shall have the meaning ascribed to such term in Section 2.2(a).

    "Assigned Contract" shall mean any Contract of Parent, Seller or any Selling Subsidiary (other than any Excluded Contract) that is used, held for use or intended to be used in the operation or conduct of the Business or to which the Acquired Assets are subject.

    "Assignment and Assumption Agreement" shall mean the form of Assignment and Assumption Agreement attached as Exhibit C-1 hereto.

    "Assumed Liabilities" shall mean the portion of the following accrued obligations and liabilities of Parent, Seller and the Selling Subsidiaries specifically identified with or resulting from the operation or conduct of the Business incurred in the ordinary course of business consistent with past practices, in each case excluding any Excluded Liabilities:

        (i) all obligations, liabilities and commitments under the Assigned Contracts arising after the date of the relevant Closing, except obligations, liabilities or obligations arising out of any actual or alleged breach on or prior to the date of the relevant Closing by Parent, Seller or their respective Subsidiaries of, or nonperformance on or prior to the date of the relevant Closing by Parent, Seller or their respective Subsidiaries under, any Assigned Contract;

        (ii) any liabilities assumed expressly by Buyer under the Employee Matters Agreement; and

       (iii) all current liabilities of the Business reflected on (and only to the extent they are reflected on) the face of the Closing Statement (not including the notes thereto).

    "Balance Sheet" shall have the meaning ascribed to such term in
Section 5.3(a).

    "Benefit Plans" shall have the meaning ascribed to such term in
Section 5.10(a).

    "Books and Records" shall have the meaning ascribed to such term in the definition of "Acquired Assets".

    "Business" shall mean the relational database management systems businesses of Parent, Seller and the Selling Subsidiaries, including the research, development, manufacture, distribution, marketing, sale and service of relational database management systems that are commonly used as database engines for datawarehousing systems and transaction processing systems (commonly referred to in the industry as RDBMS), including the products listed on
Schedule 1.1(a).

    "Business Day" shall mean any day other than (a) a Saturday or Sunday,
(b) any other day on which commercial banks in New York City are authorized or required by law to close and (c) when such term is used in relation to a Business Unit not located in the United States, any other day on which commercial banks in the country in such Business Unit is located are authorized or required to close.

    "Business Material Adverse Change" shall mean any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate could reasonably be expected to result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business, taken as a whole, to the extent arising from one or both of
(i) the entry by customers of Parent, Seller and the Selling Subsidiaries, taken as a whole, into long-term commitments with persons other than Buyer, any Purchasing Company or any of their respective Affiliates (other than Parent, Seller or any Selling Subsidiary) to purchase database products that compete with database products of the Business if such commitments contractually or effectively preclude Buyer or other Purchasing Companies from selling database products to such customers or (ii) the loss of employees of the Business, taken as a whole, on or prior to the relevant Closing Date; PROVIDED that, for purposes of determining compliance with the conditions specified in Section 4.1 with respect to any Closing other than the Initial Closing, there shall be disregarded any state of facts, change, development, event, occurrence, action or omission that has occurred or come into existence with respect to any Business Unit on or after the date on which such Business Unit was acquired by Buyer or any Purchasing Company pursuant to any Closing hereunder.

    "Business Material Adverse Effect" shall mean any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate could reasonably be expected to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business, taken as a whole, (ii) prevent or materially impede, interfere with, hinder or delay the consummation by Parent, Seller or any Selling Subsidiary of the transactions contemplated by the Transaction Agreements or (iii) result in a material impairment on the ability of Buyer, the other Purchasing Companies and their respective Subsidiaries to continue operating the Business after the applicable Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; PROVIDED that, for purposes of determining compliance with the conditions specified in Section 4.1 with respect to any Closing other than the Initial Closing, there shall be disregarded any state of facts, change, development, event, occurrence, action or omission that has occurred or come into existence with respect to any Business Unit on or after the date on which such Business Unit was acquired by Buyer or any Purchasing Company pursuant to any Closing hereunder.

    "Business Property" shall have the meaning ascribed to such term in
Section 5.7(b).

    "Business Unit" shall mean, with respect to any country, the part of the Business conducted in such country.

    "Business Unit Purchase Price" shall mean, with respect to any Business Unit, the portion of the Worldwide Purchase Price allocated thereto on the Purchase Price Schedule.

    "Buyer" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

    "Buyer Material Adverse Effect" shall mean any state of facts, change, development, event, occurrence, action or omission that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Buyer or any other Purchasing Company of the transactions contemplated by the Transaction Agreements.

    "Buyer's Required Space" shall have the meaning ascribed to such term in
Section 9.10.

    "Buyer Transition Services Agreement" shall mean the Transition Services Agreement dated as of the date of this Agreement between Parent and Buyer pursuant to which Buyer and the other Purchasing Companies shall provide certain transition services to Parent and its Subsidiaries, a copy of which is attached as Exhibit D hereto.

    "Change of Control" shall mean (A) the sale or other disposition of all or substantially all of Parent's assets to an entity that is not an Affiliate of Parent or (B) any merger, consolidation or other business combination involving Parent as a result of which, immediately following the consummation of any such transaction, the stockholders of Parent immediately prior to such consummation shall own, in the aggregate, less than 40% of the outstanding voting securities of the surviving or acquiring corporation immediately after such consummation.

    "Closing Statement" shall have the meaning ascribed to such term in
Section 3.5(a).

    "Closings" shall have the meaning ascribed to such term in Section 3.1(a).

    "Code License Agreement" shall mean the Source Code License Agreement between Buyer and Ascential Software, Inc., a Delaware corporation, dated as of the date of this Agreement, a copy of which is attached as Exhibit I hereto.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

    "Commonly Controlled Entity" shall have the meaning ascribed to such term in
Section 5.10(a).

    "Competitive Activities" shall have the meaning ascribed to such term in
Section 10.1(a).

    "Confidentiality Agreement" shall have the meaning ascribed to such term in
Section 8.1.

    "Contracts" shall have the meaning ascribed to such term in Section 6.2(a).

    "Control" shall mean the power to direct the affairs of a person by reason of ownership of voting stock (or other similar equity interest), by contract or otherwise.

    "Controlling Party" shall have the meaning ascribed to such term in
Section 11.5(b).

    "Country Acquisition Agreements" shall have the meaning ascribed to such term in Section 2.1(b).

    "Country WC Statement" shall have the meaning ascribed to such term in
Section 3.5(a).

    "Covered Employees" shall have the meaning ascribed to such term in the Employee Matters Agreement.

    "Direct Claim" shall have the meaning ascribed to such term in
Section 11.5(b).

    "DOJ" shall mean the United States Department of Justice.

    "$" shall mean US $.

    "Due Date" shall have the meaning ascribed to such term in Section 9.8(d).

    "EC Merger Regulation" shall mean Council Regulation (EEC) No. 4064/89 of 21st December, 1989 on the control of concentrations between undertakings (as amended by Council Regulation (EC) No. 1310/97 of 30th June, 1997).

    "Employee Matters Agreement" shall mean the Employee Matters Agreement dated as of the date of this Agreement among Parent, Seller and Buyer, a copy of which is attached as Exhibit A hereto.

    "Environmental Law" shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, the preservation or reclamation or natural resources, the presence or handling of, or exposure to, hazardous substances, or to health and safety matters.

    "Environmental Permits" shall have the meaning ascribed to such term in
Section 5.11(b).

    "ERISA" shall have the meaning ascribed to such term in Section 5.10(a).

    "EU Approval" shall have the meaning ascribed to such term in
Section 5.2(b).

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Excluded Assets" shall mean the following assets of Parent, Seller and their respective Subsidiaries, which shall be excluded from the Acquired Assets and shall not (subject to the rights of the Purchasing Companies under the Transaction Agreements) be sold, conveyed, assigned, transferred or delivered to Buyer or the other Purchasing Companies pursuant to this Agreement:

        (i) all rights, claims, credits and causes of action of Parent, Seller or any of their respective Subsidiaries to the extent relating to any Excluded Liability;

        (ii) except as otherwise specifically provided in the Employee Matters Agreement, all the assets of or assets relating to the Benefit Plans;

       (iii) all financial and Tax records that form a part of the general ledger of Parent, Seller or any Selling Subsidiary; PROVIDED that Buyer shall receive a copy of the portions of any such records to the extent they relate to the Business in any respect;

        (iv) the assets listed on Schedule 1.1(b);

        (v) all Excluded Contracts;

        (vi) all rights of Parent, Seller and their respective Subsidiaries under the Transaction Agreements; and

       (vii) all cash and cash equivalents.

    "Excluded Contract" shall have the meaning ascribed to such term in
Section 9.1(b).

    "Excluded Liabilities" shall mean:

    (a) any obligation, liability or commitment of whatever nature, whether presently in existence or arising hereafter, of Parent, Seller or the Selling Subsidiaries the assumption of which is not expressly provided for by this Agreement; and

    (b)(i) any liability, obligation or commitment of Parent, Seller or their respective Subsidiaries that arises out of or is associated with any Excluded Asset or any business of Parent, Seller or any of their respective Subsidiaries, or that arises out of the ownership by, Parent, Seller or their respective Subsidiaries of the Excluded Assets or is associated with the realization of the benefits of any Excluded Asset;

        (ii) any liability, obligation or commitment of Parent, Seller or their respective Subsidiaries or any Business Unit to any of their respective Affiliates (other than to a Business Unit);

       (iii) any liability, obligation or commitment of or relating to the Benefit Plans, or relating to any current or former officer, employee, independent contractor or director of Parent, Seller or any of their respective Subsidiaries or their benefits or compensation, including the termination thereof, other than any liabilities assumed expressly by Buyer under the Employee Matters Agreement;

        (iv) any liabilities for Excluded Taxes;

        (v) any indebtedness (other than ordinary course trade payables);

        (vi) any liability, obligation or commitment arising under Environmental Law, which liability, obligation or commitment relates to or arises out of
    (A) any acts or omissions of Parent, Seller or their respective Subsidiaries on or prior to the relevant Closing, or (B) any facts, circumstances or conditions existing on or prior to the relevant Closing relating to Hazardous Substances, including any management, disposal or arranging for disposal of Hazardous Substances by Parent, Seller or their respective Subsidiaries or otherwise in connection with the Business or the Acquired Assets or activities or operations occurring or conducted in connection with any predecessor operations of the Business or otherwise; and

       (vii) any other liability, obligation or commitment (other than those set forth in clauses (i) and (ii) of the definition of the term "Assumed Liabilities") as and to the extent such liability, obligation or commitment is not reflected on the face of the Closing Statement (not including the notes thereto).

    "Excluded Taxes" shall mean any liability, obligation or commitment for Taxes whether or not accrued, assessed or currently due and payable, (A) of Parent, Seller or the Selling Subsidiaries or (B) relating to the operation and ownership of the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Periods and, except as otherwise provided in Section 9.8(a) any liability, obligation or commitment for Transfer Taxes. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the date of the applicable Closing.

    "Exhibits" shall mean the exhibits to this Agreement.

    "Final Determination" shall mean (i) in respect of U.S. Federal income taxes, a "determination" as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, and (ii) in respect of Taxes other than U.S. Federal income taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

    "Financial Statements" shall have the meaning ascribed to such term in
Section 5.3(a).

    "Foreign Benefit Plans" shall have the meaning ascribed to such term in
Section 5.10(f).

    "FTC" shall mean the Federal Trade Commission.

    "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States of America.

    "Governmental Entity" shall have the meaning ascribed to such term in
Section 5.2(b).

    "Hazardous Substances" shall mean any (A) petroleum, petroleum products or byproducts or any other hydrocarbons, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons or any other ozone-depleting substances; or (B) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "indemnified party" shall have the meaning ascribed to such term in
Section 11.5.

    "Initial Closing" shall mean (i) the U.S. Closing, (ii) the Other Key Territories Closings and (iii) the other Closings, if any, which occur on the date of the Initial Closing.

    "Initial Closing Date" shall mean the date on which the Initial Closing shall occur.

    "Initial Distribution Amount" shall have the meaning ascribed to such term in Section 11.7(a).

    "Injunction" shall have the meaning ascribed to such term in Section 4.1.

    "Intellectual Property" shall mean Software, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names (including the name "Informix") and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

    "Inventory" shall mean inventories of any of the products of the Business, and raw materials, work in process, wrappings, supply and packaging items relating thereto, in each case owned by Parent, Seller or any of the Selling Subsidiaries.

    "IRS" shall mean the Internal Revenue Service.

    "Leased Real Property" shall have the meaning ascribed to such term in
Section 5.7(b).

    "Liens" shall have the meaning ascribed to such term in Section 5.7(a).

    "Litigation Settlement Agreement" shall mean the Litigation Settlement Agreement dated as of the date of this Agreement between Parent and Buyer, a copy of which is attached as Exhibit G hereto.

    "Loss" shall have the meaning ascribed to such term in Section 11.1.

    "Multiemployer Plan" shall have the meaning ascribed to such term in
Section 5.10(b).

    "Non-Controlling Party" shall have the meaning ascribed to such term in
Section 11.5(a).

    "Non-U.S. Benefit Plan" shall have the meaning ascribed to such term in
Section 5.10(a)(ii).

    "Notice of Disagreement" shall have the meaning ascribed to such term in
Section 3.5(a).

    "Notice of Superior Proposal" shall have the meaning ascribed to such term in Section 7.5(b).

    "OEM Agreement" shall mean the OEM Software Agreement between Buyer and Parent, a copy of which is attached as Exhibit F hereto.

    "Other Transaction Agreements" shall mean all the Transaction Agreements other than this Agreement.

    "Other Key Territories" shall mean the Republic of Ireland, Japan, the United Kingdom, the Federal Republic of Germany, the French Republic, Mexico and the Italian Republic.

    "Other Key Territories Closings" shall mean, collectively, the Closings relating to the Business Units in the Other Key Territories.

    "Parent" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

    "Parent Acquisition Agreement" shall have the meaning ascribed to such term in Section 7.5(b).

    "Parent Adverse Recommendation Change" shall have the meaning ascribed to such term in Section 7.5(b).

    "Parent Common Stock" shall have the meaning ascribed to such term in
Section 5.24.

    "Parent Proxy Statement" shall have the meaning ascribed to such term in
Section 5.2(b).

    "Parent SEC Documents" shall have the meaning ascribed to such term in
Section 5.22.

    "Parent Stockholder Approval" shall have the meaning ascribed to such term in Section 5.23.

    "Parent Stockholder Meeting" shall have the meaning ascribed to such term in
Section 7.4(c).

    "Parent Transition Services Agreement" shall mean the Transition Services Agreement dated as of the date of this Agreement between Buyer and Parent pursuant to which Parent and its Subsidiaries shall provide certain transition services to Buyer and the other Purchasing Companies, a copy of which is attached as Exhibit E hereto.

    "Pension Plans" shall have the meaning ascribed to such term in
Section 5.10(a).

    "Permits" shall have the meaning ascribed to such term in Section 5.11(a).

    "Permitted Liens" shall have the meaning ascribed to such term in
Section 5.7(a).

    "Person" shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

    "Personnel" shall have the meaning ascribed to such term in
Section 5.13(c).

    "Pre-Closing Tax Period" shall mean, with respect to any Business Unit, any Tax period (or portion thereof) ending on or before the date of the applicable Closing with respect to such Business Unit.

    "Projected Indemnity Amount" shall mean, as of any date, the maximum aggregate amount that is determined by Buyer in good faith could reasonably be expected to be sufficient to satisfy all Third Party Claims and Direct Claims for indemnification pursuant to Article XI that have been timely asserted by any person (including Buyer or any other Purchasing Company) specified in
Section 11.1 but not finally resolved by that date, including an amount with respect to fees, costs and expenses projected by Buyer in good faith to be the maximum aggregate amount that could reasonably be expected to be sufficient to cover related costs and expenses that are subject to Article XI.

    "Property Taxes" shall mean real, personal and intangible property taxes and similar ad valorem obligations.

    "Purchase Price Schedule" shall mean Schedule 2.3, which Schedule sets forth the portion of the Worldwide Purchase Price allocated to each Business Unit.

    "Purchasing Companies" shall have the meaning ascribed to such term in
Section 2.1(a).

    "Real Property Leases" shall have the meaning ascribed to such term in
Section 5.7(b).

    "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating, or migrating of any Hazardous Substances into or through the environment.

    "Remaining Amount" shall have the meaning ascribed to such term in
Section 11.7(b).

    "Representatives" shall have the meaning ascribed to such term in
Section 7.1(a).

    "Restricted Assets" shall have the meaning ascribed to such term in
Section 9.1(a).

    "Retained Amount" shall mean $100,000,000.

    "Return" shall mean any return, statement, report or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes of the Business.

    "Schedules" shall mean the schedules to this Agreement.

    "Seller" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

    "Seller's Retained Space" shall have the meaning ascribed to such term in
Section 9.10.

    "Selling Subsidiaries" shall mean all the Subsidiaries of Parent and Seller that are involved in the operation of any portion of the Business.

    "Software" shall mean all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code. The term "Software" shall also include all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases.

    "Specified Excluded Assets" shall have the meaning ascribed to such term in
Section 9.10.

    "Straddle Period" shall mean, with respect to any Business Unit, any complete Tax period that includes but does not end on the date of the applicable Closing with respect to such Business Unit.

    "Subsequent Closing" shall mean any Closing that occurs after the Initial Closing.

    "Subsequent Distribution Amount" shall have the meaning ascribed to such term in Section 11.7(b).

    "Subsidiary" of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

    "Superior Proposal" shall have the meaning ascribed to such term in
Section 7.5(a).

    "Surplus Space" shall have the meaning ascribed to such term in
Section 9.11.

    "Takeover Proposal" shall have the meaning ascribed to such term in
Section 7.5(a).

    "Tax" shall mean all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity.

    "Tax Claim" shall have the meaning ascribed to such term in
Section 11.5(b).

    "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

    "Third Party Claim" shall have the meaning ascribed to such term in
Section 11.5(a).

    "Transaction Agreements" shall mean this Agreement, the Country Acquisition Agreements, the Buyer Transition Services Agreement, the Parent Transition Services Agreement, the Employee Matters Agreement, the OEM Agreement, the Litigation Settlement Agreement, the Alliance Agreement, the Code License Agreement, Exhibits C-1 through C-5 and the Confidentiality Agreement and all other agreements executed in connection herewith or therewith.

    "Transfer Taxes" shall have the meaning ascribed to such term in
Section 9.8(a).

    "U.S. Closing" shall mean the Closing relating to the Business Unit located in the United States of America.

    "WC Adjustment" shall have the meaning ascribed to such term in
Section 3.5.

    "WC Amount" shall mean $124,000,000.

    "Working Capital Amount" shall mean, with respect to any Business Unit on any date, in each case determined in the same manner as the following were determined in preparing the Balance Sheet, (x) the sum of (i) net accounts receivable arising from bona fide transactions in the ordinary course of business of such Business Unit that are not subject to any disputes, setoffs, discounts, rebates, credits, reductions or counterclaims which have not been taken into account in establishing the accounting reserves of such Business Unit and that, with reasonable collection efforts consistent with good business practices, are able to be fully paid (such collectability with respect to each Business Unit to be measured as of the date of the Closing of such Business
Unit) without resort to collection agencies or legal action (PROVIDED that the reserves for doubtful accounts shall be calculated consistent with GAAP and with Parent's, Seller's or the Selling Subsidiary's, as applicable, prior methods and practices which are in accordance with GAAP, which methods and practices include the following procedures: (A) all trade accounts receivable are reviewed on a quarterly basis and a specific reserve for doubtful accounts is established where the facts and circumstances indicate that collection is unlikely and
(B) a general reserve is established at 0.75% of accounts receivable less specific reserves to cover instances where collection will be unlikely but where the facts that give rise thereto have not yet occurred or have not risen to the attention of Parent, Seller or the Selling Subsidiary, as the case may be, and PROVIDED, FURTHER, that the aggregate amount of such reserves for doubtful accounts, determined in accordance with the foregoing proviso, shall in no case be less, as a percentage of the aggregate gross accounts receivable, than the aggregate amount of the reserves for doubtful accounts represented as a percentage of gross accounts receivable reflected on the Balance Sheet) and
(ii) prepaid expenses of such Business Unit MINUS (y) the sum of (i) ordinary course trade payables and (ii) accrued ordinary course expenses, other than any such expenses in connection with salary, bonus, vacation, severance or benefits relating to any current or former employee, officer, director or independent contractor of Parent, Seller or any of their respective Subsidiaries. For the avoidance of doubt, liabilities in respect of deferred revenues arising from the conduct or operation of the Business, and all other liabilities shall not be counted as current liabilities of any Business Unit for purposes hereof.

    "Worldwide Purchase Price" shall have the meaning ascribed to such term in the first paragraph of Article II.

                                   ARTICLE II
                       PURCHASE AND SALE OF THE BUSINESS

    Pursuant to the transactions contemplated by this Agreement, Buyer and the other Purchasing Companies shall pay to Parent, Seller and the Selling Subsidiaries $1,000,000,000 (the "Worldwide Purchase Price") (which amount shall be subject to adjustment as set forth herein) on the terms and subject to the conditions set forth herein, as follows:

    SECTION 2.1. PURCHASE AND SALE OF THE BUSINESS UNITS. (a) On the terms and subject to the conditions of this Agreement, each of Parent and Seller shall, or shall cause the applicable Selling Subsidiaries to, sell, convey, transfer, assign and deliver to Buyer or such direct or indirect Subsidiaries of Buyer as Buyer may designate (Buyer and such designated Subsidiaries being collectively referred to as the "Purchasing Companies"), and Buyer shall, or shall cause the other Purchasing Companies to, purchase from Parent, Seller and the Selling Subsidiaries, all the assets constituting Acquired Assets at the time of the relevant Closing with respect to the relevant Business Unit, free and clear of any Liens (other than Permitted Liens), for a purchase price equal to the Business Unit Purchase Price with respect to such Business Unit.

    (b) Except with respect to the Business Unit located in the U.S., the transfer of each Business Unit (including the Acquired Assets, Assumed Liabilities and Covered Employees relating thereto) will be effected pursuant to short-form acquisition agreements (the "Country Acquisition Agreements") on a country-by-country basis. Each Country Acquisition Agreement shall be in substantially the same form as the form of Country Acquisition Agreement attached as Exhibit B to this Agreement, except, as Buyer and Parent shall reasonably agree, for (i) the deletion of provisions which are inapplicable to such Business Unit, (ii) such changes as may be necessary to satisfy the requirements of applicable local law and (iii) such changes as may be reasonably agreed upon by Parent and Buyer regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Business Unit and country; PROVIDED that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and the Employee Matters Agreement. The parties shall prepare and enter into the Country Acquisition Agreements as soon as reasonably practicable after the date of this Agreement. Notwithstanding the foregoing, all assignments of Real Property Leases shall be made by the parties entering into an Assignment and Assumption Agreement in the form and content of Exhibit C-1 hereto (with such modifications as may be required by the particular jurisdiction in which each Leased Real Property is located).

    SECTION 2.2. TAX TREATMENT. (a) Buyer, Parent and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS
Form 8594 (the "Asset Acquisition Statement") with each of their respective Federal income tax returns. Buyer and Seller shall mutually agree upon the allocation of the Worldwide Purchase Price in a manner consistent with
Schedule 2.2 and the provisions of Section 1060 of the Code, which allocation shall be revised from time to time to reflect any adjustment to the Worldwide Purchase Price required by this Agreement or otherwise by applicable law. Buyer, Parent and Seller agree that, to the extent that the Worldwide Purchase Price is so adjusted, Buyer, Parent and Seller, for all Tax purposes (including for purposes of completing Form 8594) shall allocate such adjustment to the item or items to which it is principally attributable.

    (b) Except as otherwise required pursuant to a Final Determination, Buyer, the other Purchasing Companies, Parent and Seller agree to be bound by and act in accordance with the allocations of the Worldwide Purchase Price set forth in the Purchase Price Schedule for all Tax purposes, including for purposes of any Returns, including any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the Code or any comparable provision of local, state or foreign law, to refrain from taking any position inconsistent with any such Return or the Purchase Price Schedule, and to cooperate in the preparation of, and to timely file, any such forms or reports required to be filed pursuant to Section 1060 or any such comparable provision in the manner required by applicable law.

                                  ARTICLE III
                      CLOSINGS; ASSUMPTION OF LIABILITIES

    SECTION 3.1. CLOSINGS. (a) Each of the closings (the "Closings") of the purchase and sale of the Acquired Assets with respect to the Business Units, shall be held at 10:00 a.m. on the third Business Day after satisfaction or waiver of the conditions set forth in Sections 4.1 and 4.2 (excluding those conditions intended to be satisfied at such Closing) with respect to the relevant Closing. No other Closing shall take place prior to the date of the Initial Closing. Each of Parent, Seller and Buyer shall use all commercially reasonable efforts to cause each Closing other than the Initial Closing to occur as soon as reasonably practicable, and in any event no later than 60 calendar days following the Initial Closing Date.

    (b) The U.S. Closing shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, and each other Closing shall take place at such location or at such other location as may be designated by Buyer, subject to Parent's consent (which shall not be unreasonably withheld or delayed).

    (c) At each Closing, (i) Buyer or one or more of the other Purchasing Companies as Buyer may designate shall pay or cause to be paid to Parent, Seller or one or more of their respective Subsidiaries as may be designated by Parent, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Parent at least two Business Days prior to the date of such Closing, cash in U.S. dollars in an amount equal to the Business Unit Purchase Price set forth on the Purchase Price Schedule with respect to the relevant Business Unit LESS, in the case of the Initial Closing, an amount equal to the Retained Amount and (ii) Parent and Seller shall cause to be delivered to the relevant Purchasing Company all bills of sale, assignments and other instruments of transfer or conveyance as may be required under applicable law or as Buyer may reasonably request to transfer to such Purchasing Company the Acquired Assets contemplated to be transferred at such Closing (which shall include a list of the Acquired Assets with respect thereto).

    (d) Concurrently with payment of the purchase price to Parent, Seller and the applicable Selling Subsidiaries on the Initial Closing Date, Parent shall pay to Buyer an amount in immediately available funds equal to 18% of the deferred revenues arising from the operation or conduct of the Business that are both (i) set forth on the Balance Sheet and (ii) in respect of which any of Parent, Seller or the Selling Subsidiaries has previously received payment prior to the date of the Balance Sheet.

    (e) Notwithstanding anything in Section 9.3 to the contrary, if the Closing with respect to any Business Unit does not occur on the Initial Closing Date, Parent, Seller and Buyer shall take, and shall cause their Subsidiaries to take, all actions necessary or reasonably requested by the other such party to ensure that the business relationships existing prior to the Initial Closing Date between such Business Unit and the other Business Units continue after the Initial Closing Date until the date of the relevant Subsequent Closing on the same terms (to the maximum extent permitted by law) as those in effect immediately prior to the Initial Closing Date.

    SECTION 3.2. ASSUMPTION OF ASSUMED LIABILITIES. At the applicable Closings, Buyer shall, and shall cause the other Purchasing Companies to, deliver to Parent, Seller or the relevant Selling Subsidiary all assumption agreements and other instruments as may be required under applicable law or reasonably requested by Parent to effect the assumption of the Assumed Liabilities; PROVIDED that the terms of such instruments shall not result in an increase in the obligations of Buyer or the other Purchasing Companies beyond those expressly set forth in this Agreement.

    SECTION 3.3. EXCLUSION OF LIABILITIES. Notwithstanding any provision of this Agreement to the contrary, the Excluded Liabilities are excluded from the Assumed Liabilities and neither Buyer nor the other Purchasing Companies shall assume or be liable for any Excluded Liability, and all Excluded Liabilities shall be retained by and shall be obligations and commitments of Parent, Seller and the Selling Subsidiaries.

    SECTION 3.4. HOLDBACK OF RETAINED AMOUNT. Each of Parent and Seller hereby agrees that, notwithstanding anything contained herein to the contrary, (a) the Worldwide Purchase Price to be paid by Buyer for the Business shall be reduced by the Retained Amount and (b) such amount shall be withheld and may be reduced by Buyer in accordance with Section 11.6. No interest shall accrue on amounts withheld by Buyer; PROVIDED that this sentence shall not limit the effect of the interest payment provisions contained in Section 11.7.

    SECTION 3.5. WORKING CAPITAL ADJUSTMENT. (a) Within 60 days after the last Closing to occur, Parent shall prepare and deliver to Buyer a closing statement (the "Closing Statement"), consisting of the Working Capital Amount as of the date of the Closing with respect to each Business Unit (each, as the same may be modified pursuant to this Section 3.5, a "Country WC Statement") together with unqualified reports of Parent's auditors with respect to each Country WC Statement and the Closing Statement to the effect that each such Statement has been prepared in accordance with the terms of this Agreement, including those specified in the definition of the term "Working Capital Amount".

    Buyer shall cause the employees of the Business to assist Parent and its auditors in the preparation of the Closing Statement and shall provide Parent and its auditors reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business for such purpose.

    During the 60-day period following Buyer's receipt of the Closing Statement, Buyer, the other Purchasing Companies and their auditors shall be permitted to review the working papers relating to the Closing Statement and Parent, Seller and their respective Subsidiaries shall cooperate with Buyer, the other Purchasing Companies and their auditors to provide them with any other information used in preparing the Closing Statement reasonably requested by Buyer, the other Purchasing Companies or their auditors. The Country WC Statements and the Closing Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless Buyer gives written notice of its disagreement ("Notice of Disagreement") with respect thereto.

    During the 20 Business Day period following the delivery of a Notice of Disagreement, Parent and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If during such 20 Business Day period Parent and Buyer agree in writing on the correct determination of the Country WC Statements and the Closing Statement, such determination shall be final and binding on the parties for all purposes hereunder. If Parent and Buyer have not resolved such differences by the end of such 20 Business Day period, Parent and Buyer shall submit, in writing, to an independent public accounting firm (the "Accounting Firm") their briefs detailing their views as to the correct form of the Country WC Statements and Closing Statement, and the Accounting Firm shall determine the final form of the Country WC Statements and Closing Statement, which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, Arthur Andersen LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the parties hereto in writing. Parent and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it within 20 Business Days following the submission of the matters. Parent, Seller and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm) pursuant to this Section shall be borne equally by Buyer, on the one hand, and Parent and Seller, on the other hand. The fees and disbursements of the auditors and other advisors of each party hereto incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by such party.

    (b) The Worldwide Purchase Price shall be decreased by the amount by which the aggregate Working Capital Amount on the Closing Statement is less than the WC Amount and the Worldwide Purchase Price shall be increased by one-half ( 1/2) of the amount by which the aggregate Working Capital Amount on the Closing Statement exceeds the WC Amount (in each case, the "WC Adjustment").

    (c) If the aggregate Working Capital Amount on the Closing Statement is less than the WC Amount, Parent and Seller shall, within 2 Business Days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to an account specified by Buyer in immediately available funds of the amount of the WC Adjustment together with interest thereon from the Initial Closing Date to the date of payment at a rate equal to 6% per annum. Such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

    (d) If the aggregate Working Capital Amount on the Closing Statement exceeds the WC Amount, Buyer shall, within 2 Business Days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to an account specified by Parent in immediately available funds of the amount of the WC Adjustment together with interest thereon from the Initial Closing Date to the date of payment at a rate equal to 6% per annum. Such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

    SECTION 3.6. BUSINESS UNIT PURCHASE PRICES. Parent, Seller and Buyer acknowledge and agree that, in the event the purchase and sale of any Business Unit does not occur on the Initial Closing Date, the

Business Unit Purchase Price with respect to such Business Unit shall not be paid, and the Assumed Liabilities relating to such Business Unit shall not be assumed, on the Initial Closing Date, but shall be paid and assumed, respectively, at the Subsequent Closing relating to such Business Unit.

                                   ARTICLE IV
                             CONDITIONS TO CLOSING

    SECTION 4.1. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to consummate, or to cause the relevant Purchasing Company to consummate, each Closing is subject to the satisfaction (or waiver by Buyer) as of such Closing of the following conditions; PROVIDED that in no event shall any Closing be consummated prior to the Initial Closing Date:

        (i) The Parent Stockholder Approval shall have been obtained.

        (ii) The representations and warranties of Parent and Seller in this Agreement (without regard to any qualifications therein as to materiality or Business Material Adverse Effect) shall be true and correct, in each case as of the date of this Agreement and as of the date of each Closing as though made on such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect. With respect to each Closing, each of Parent and Seller shall have delivered to Buyer a certificate on its behalf dated the date of such Closing, and signed by an authorized officer or other signatory representing and confirming that the foregoing condition has been satisfied.

       (iii) Each of Parent and Seller shall have performed, and shall have caused the Selling Subsidiaries to have performed, in all material respects all covenants, obligations and agreements required by the Transaction Agreements to be performed or complied with by Parent, Seller or the Selling Subsidiaries, as the case may be, by the time of such Closing. Each of Parent and Seller shall have delivered to Buyer a certificate on its behalf dated the date of such Closing and signed by an authorized officer or other signatory representing and confirming that the foregoing condition has been satisfied.

        (iv) There shall not be pending or threatened any suit, action or proceeding by any person that has a reasonable likelihood of success
    (A) seeking to restrain or prohibit the acquisition by Buyer or any of its Subsidiaries of any of the Acquired Assets or the Business or any other material transaction contemplated by the Transaction Agreements or seeking to obtain from Buyer or any of its Subsidiaries any damages that are material (individually or in the aggregate) in relation to the value of the Business, taken as a whole, (B) seeking to prohibit or limit the ownership or operation by Buyer or any of its Subsidiaries of any material portion of the business or assets of Buyer or any of its material Subsidiaries or the Business, or to compel Buyer or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of Buyer or any of its Subsidiaries or the Business, in each case as a result of any of the transactions contemplated by the Transaction Agreements, (C) seeking to impose limitations on the ability of Buyer or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (D) seeking to prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the Business.

        (v) No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or entered or deemed applicable to the transactions contemplated by the Transaction Agreements, and no temporary restraining order or preliminary or permanent injunction or other order (each, an "Injunction") shall have been issued by any Governmental Entity,
    (A) granting any
    of the relief referred to in clauses (A) through (D) of
    Section 4.1(iv) above or (B) which otherwise could reasonably be expected to have a Business Material Adverse Effect.

        (vi) With respect to each Closing, the waiting period under the HSR Act shall have expired or been terminated and the EU Approval shall have been obtained. All other material (individually or in the aggregate) authorizations, consents, Permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity reasonably necessary in connection with the consummation of such Closing shall have been obtained or made.

       (vii) All material (individually or in the aggregate) consents, waivers, authorizations and approvals of any person necessary to transfer all of the Acquired Assets (other than with respect to Assigned Contracts) to Buyer or any other Purchasing Company (without regard to the effect of, or any reference to, Section 9.1) or otherwise shall have been duly obtained and shall be in full force and effect on the Initial Closing Date.

      (viii) Since the date of this Agreement, there shall not have occurred a Business Material Adverse Change. With respect to each Closing, each of Parent and Seller shall have delivered to Buyer a certificate on its behalf dated the date of such Closing, and signed by an authorized officer or other signatory representing and confirming that the foregoing condition has been satisfied.

        (ix) No less than 108 out of the 142 most significant customer Assigned Contracts, which are set forth on Schedule 4.1(ix) hereto, shall be assigned and transferred to Buyer or other Purchasing Company (in each case without regard to Section 9.1(a)), or irrevocable consents or approvals to such assignment shall have been obtained, in the case of Assigned Contracts to be assigned and transferred at Closings subsequent to the Initial Closing, at the Initial Closing without giving rise to a breach or other contravention of the rights of any third party.

    SECTION 4.2. CONDITIONS TO PARENT AND SELLER'S OBLIGATION. The obligation of each of Parent and Seller to consummate, or to cause the relevant Selling Subsidiary to consummate, each Closing is subject to the satisfaction (or waiver by Parent and/or Seller, as applicable) as of such Closing of the following conditions; PROVIDED that in no event shall any Closing be consummated prior to the Initial Closing Date:

        (i) The Parent Stockholder Approval shall have been obtained.

        (ii) The representations and warranties of Buyer in this Agreement (without regard to any qualifications therein as to materiality or Buyer Material Adverse Effect) shall be true and correct, in each case as of the date of this Agreement and as of the date of each Closing as though made on such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect. With respect to each Closing, Buyer shall have delivered to Parent and Seller a certificate on behalf of Buyer dated the date of such Closing and signed by an authorized officer of Buyer representing and confirming that the foregoing condition has been satisfied.

       (iii) Buyer shall have performed, and shall have caused the other Purchasing Companies to have performed, in all material respects all covenants, obligations and agreements required by the Transaction Agreements to be performed or complied with by Buyer or the other Purchasing Companies, as the case may be, by the time of such Closing. Buyer shall have delivered to Parent and Seller a certificate on behalf of Buyer dated the date of such Closing and signed by an authorized officer of Buyer representing and confirming that the foregoing condition has been satisfied.

        (iv) With respect to each Closing, the waiting period under the HSR Act shall have expired or been terminated and the EU Approval shall have been obtained. All other material (individually or in the aggregate) authorizations, consents, Permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity reasonably necessary in connection with the consummation of the Closing shall have been obtained or made.

        (v) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success (A) seeking to restrain or prohibit the disposition by Parent, Seller or any of the Selling Subsidiaries of any of the Acquired Assets or the Business or any of the other material transactions contemplated by the Transaction Agreements or (B) seeking to obtain from Parent, Seller or any of the Selling Subsidiaries any damages to the extent relating to the transactions contemplated by the Transaction Agreements that are material (individually or in the aggregate) in relation to the value of Parent and its Subsidiaries, taken as a whole

        (vi) No statute, rule, regulation or order shall have been enacted or entered or deemed applicable to the transactions contemplated by the Transaction Agreements which has the effect of prohibiting the consummation of any of such transactions and no Injunction shall have been issued by any Governmental Entity prohibiting any of the transactions contemplated by the Transaction Agreements.

    SECTION 4.3. FRUSTRATION OF CLOSING CONDITIONS. Neither Buyer nor Parent nor Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts, as and to the extent required by Section 9.3, to cause each Closing to occur.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

    Each of Parent and Seller hereby jointly and severally represents and warrants to Buyer as follows:

    SECTION 5.1. ORGANIZATION, STANDING AND AUTHORITY. (a) PARENT AND SELLER. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Seller has all requisite corporate power and authority to conduct the Business in the United States of America as it is currently conducted and to own, lease or operate the assets and properties used in connection therewith. Parent is the holder of all of the issued and outstanding capital stock of Seller. Each of Parent and Seller is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Acquired Assets, such qualification is necessary or desirable, except for failures to be so authorized, qualified, licensed or in good standing which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect. Subject, in the case of the sale of the property and assets of Parent, Seller and the Selling Subsidiaries to Buyer pursuant to this Agreement, to Parent obtaining the Parent Stockholder Approval, each of Parent and Seller has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party, to comply with the terms of such Transaction Agreements and to consummate the transactions contemplated thereby. All corporate acts and other proceedings required to be taken by each of Parent and Seller to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken, subject, in the case of the sale of the property and assets of Parent, Seller and the Selling Subsidiaries to Buyer pursuant to this Agreement, to Parent obtaining the Parent Stockholder Approval. The Board of Directors of Parent, by resolution duly adopted, has declared the sale of such property and assets to Buyer to be expedient and for the best interests of Parent, and deems it advisable and in the best interests of its stockholders to consummate, and has approved, the Transaction Agreements and the transactions contemplated thereby on the terms and conditions set forth in the Transaction Agreements. Each of the Transaction Agreements to which each of Parent and Seller is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). Other than the Selling Subsidiaries, none of the Affiliates of Seller or Parent is presently engaged in the operation of the Business.

    (b) SELLING SUBSIDIARIES. Each of the Selling Subsidiaries is duly organized, validly existing and, in the case of the U.S. Business Unit, in good standing under the laws of its jurisdiction of organization. Each of the Selling Subsidiaries has all requisite corporate power and authority to conduct the part of the Business currently conducted by it as it is currently conducted and to own, lease or operate the assets and properties used in connection therewith. Each of the Selling Subsidiaries has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party, to comply with the terms of such Transaction Agreements and to consummate the transactions contemplated thereby. All corporate acts and other proceedings required to be taken by each of the Selling Subsidiaries to authorize the execution, delivery and performance of the Transaction Agreements to which it is or is contemplated by the Transaction Agreements to be a party and the consummation of the transactions contemplated thereby have been duly and properly taken. Each of the Transaction Agreements to which a Selling Subsidiary is or is contemplated by the Transaction Agreements to be a party when duly executed and delivered by the relevant Selling Subsidiary shall constitute the legal, valid and binding obligation of such Selling Subsidiary, enforceable against such Selling Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law).

    SECTION 5.2. NO VIOLATION; CONSENTS AND APPROVALS. (a) Except as set forth on Schedule 5.2, the execution and delivery of this Agreement by each of Parent and Seller does not, and the execution and delivery by each of Parent, Seller and the Selling Subsidiaries of the Other Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby and compliance with the terms thereof will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of Parent or Seller or the comparable organizational documents of the Selling Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both), or give rise to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of material benefit, or to increased, guaranteed, accelerated or additional rights or entitlements of any person, or result in the creation of any Lien on any asset or in or upon any property of Parent, Seller or the Selling Subsidiaries under, any Contract or Permit to which Parent, Seller or the Selling Subsidiaries is a party, except for any such conflict, violation, breach, default, loss, right, entitlement or Lien which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect, or (iii) conflict with or result in a violation of, or give rise to the loss of a material benefit, or result in the creation of any Lien on any asset or any property of the Parent, Seller or the Selling Subsidiaries under, any judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Parent, Seller or any of the Selling Subsidiaries or to the property or assets of Parent, Seller or any of the Selling Subsidiaries, except for any such conflict, violation, loss or Lien which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect.

    (b) Except as set forth on Schedule 5.2, no consent, approval, license, Permit, order, authorization of, registration, declaration or filing with, or notice to, any domestic or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether local, municipal, provincial, Federal or otherwise) (each, a "Governmental Entity") is required to be obtained or made by or with respect to Parent, Seller or any of their respective Subsidiaries in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby or compliance with the terms thereof, other than (i) those required to be made or obtained pursuant to the HSR Act in the U.S. and the EC Merger Regulation in Austria, Belgium, France, Denmark, Germany, Italy, Ireland, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom (the "EU Approval"), (ii) the filing by Parent with the SEC of a proxy statement relating to the Parent Stockholder Meeting (the "Parent Proxy Statement"), and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

    SECTION 5.3. FINANCIAL STATEMENTS. (a) Schedule 5.3(a)(i) sets forth the Balance Sheet for the Business as of December 31, 2000 (the "Balance Sheet"), including the notes thereto, and the unaudited statements of operations and cash flows relating to the Business for the twelve months ended December 31, 2000 and the twelve months ended December 31, 1999, including the notes thereto, (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (except as specifically described on Schedule 5.3(a)(i)) consistently applied and on that basis fairly present the financial condition and results of operations of the Business as of the date thereof and for the period indicated, and are derived from the Books and Records.

    (b) Except as set forth on Schedule 5.3(b), the Business does not have any material (individually or in the aggregate) liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, asserted or otherwise) not reflected on the face of the Balance Sheet, except for liabilities, obligations and commitments incurred in the ordinary course of business consistent with past practice since December 31, 2000, and not in violation of this Agreement.

    SECTION 5.4. ABSENCE OF CHANGES OR EVENTS. As of the date of this Agreement, except as set forth on Schedule 5.4(a), since December 31, 2000, there has been no set of facts, change, development, event, effect, condition or occurrence which, individually or in the aggregate, has had or could reasonably be expected to constitute a Business Material Adverse Effect. Since December 31, 2000, as of the date of this Agreement, Parent, Seller and the Selling Subsidiaries have carried on the Business in the ordinary course of business consistent with past practice. Since December 31, 2000, except as set forth on Schedule 5.4(b), as of the date of this Agreement neither Parent nor Seller nor any of their respective Subsidiaries has, in each case insofar as the Business is concerned:

        (i) failed to pay any creditor any amount arising from the operation of the Business owed to such creditor when due, other than good faith disputes reserved against in accordance with GAAP and trade payables arising in the ordinary course of business and not past due more than 45 days;

        (ii) failed to discharge or satisfy any Lien on any of the Acquired Assets other than Permitted Liens;

       (iii) permitted, allowed or suffered any Acquired Asset to become subjected to any Lien of any nature whatsoever other than Permitted Liens;

        (iv) sold, leased, licensed or otherwise disposed of any of the assets of the Business (or entered into any contract to do any of the foregoing), except Inventory and obsolete or worn out equipment sold in the ordinary course of business consistent with past practice which was not otherwise material (individually or in the aggregate) to the Business or canceled any material indebtedness or waived any material claims or rights of material value;

        (v) disposed of any material Intellectual Property used, or held for use, or intended to be used, in the conduct or operation of the Business or allowed any material rights with respect to such Intellectual Property to lapse for a period of 180 days prior to the applicable Closing;

        (vi) defaulted on any material obligation relating to the conduct or operation of the Business;

       (vii) granted any allowances or discounts outside the ordinary course of business consistent with past practice or sold Inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business consistent with past practice;

      (viii) changed the employee compensation and benefits structure of the Business in a manner that adversely affects in a material (individually or in the aggregate) respect the cost structure of the Business, taken as a whole;

        (ix) incurred or assumed any liabilities, obligations or indebtedness or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business, in each case, with respect to the Business or which would, if incurred during the fiscal year of the Business ended December 31, 2000, be required in accordance with GAAP to be reflected on the face of the Balance Sheet;

        (x) suffered any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, could reasonably be expected to have a Business Material Adverse Effect;

        (xi) effected any material write down of any of the material assets of the Business; or

       (xii) entered into any agreement or made any commitment to do any of the foregoing.

    SECTION 5.5. PRODUCTS. Except for exceptions to the following that could not reasonably be expected to be material (individually or in the aggregate) to the Business, each of the products produced or sold by Parent, Seller and the Selling Subsidiaries in connection with the Business (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Federal, state, local and foreign laws and regulations, (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and (iii) when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, data for non-English speaking countries (including those that use double-byte characters), and data specific to a particular country's language. There is no material design defect with respect to any of such products.

    SECTION 5.6. TAXES. Except as set forth on Schedule 5.6, (a) none of the Acquired Assets is "tax exempt use property" within the meaning of
Section 168(h) of the Code; (b) none of the Acquired Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; (c) neither Parent nor Seller nor any of their respective Affiliates has made with respect to Parent, Seller or any Selling Subsidiaries, or any assets of the Business any consent under Section 341 of the Code; (d) none of the Acquired Assets to be transferred by persons other than U.S. persons (as defined in Section 7701(a)(30) of the Code) is a "United States Real Property Interest" as defined in Section 897 of the Code; (e) no Liens (other than Permitted Liens) for material Taxes have been filed and no material claims for Taxes have been asserted in writing with respect to the Business, the Acquired Assets or the Assumed Liabilities; (f) Parent, Seller and each of the Selling Subsidiaries and any affiliated group, within the meaning of Section 1504 of the Code, of which Parent, Seller or any of the Selling Subsidiaries is or has been a member,
(i) has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws and
(ii) all Taxes due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof; (g) none of Parent, Seller or any of Selling Subsidiaries has been a member of an affiliated group, within the meaning of Section 1504 of the Code, filing a consolidated Federal income tax return (other than a group the common parent of which was Parent); and (h) none of Parent, Seller or any of the Selling Subsidiaries has any liability for the Taxes of any Person (other than any of Parent, Seller or any of the Selling Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or pursuant to any tax allocation or sharing agreement.

    SECTION 5.7. TITLE TO ASSETS AND REAL PROPERTY LEASES. (a) Either Parent, Seller or a Selling Subsidiary has good and valid title to, or, with respect to real property and interests in real property, a leasehold interest in, all the Acquired Assets, in each case free and clear of all mortgages, liens, options, charges, easements, leases, subleases, title defects, security interests, charges, claims, rights of first refusal, options and encumbrances of any kind ("Liens") except (i) those disclosed on Schedule 5.7(a), (ii) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (iii) conditional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the ordinary course of business, (iv) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty and (v) other Liens which do not impair the continued use and operation of any Acquired Asset in the conduct of the Business (the items described in clauses (i) through (v) above are hereinafter referred to collectively as "Permitted Liens"). None of the Liens described in clauses
(i) through (v), individually or in the aggregate, materially impairs, or could reasonably be expected to materially impair, the continued use and operation of the Acquired Assets (other than immaterial Acquired Assets) to which they relate in the conduct of the Business as presently conducted. This Section 5.7(a) does not relate to matters with respect to Real Property Leases, which are the subject of Section 5.7(b) below.

    (b) Schedule 5.7(b) sets forth a complete list of all leases, subleases and occupancy agreements (collectively, as same may have been amended or supplemented, "Real Property Leases") and also identifies real property and interests in real property leased by Parent, Seller or the Selling Subsidiaries and used, held for use or intended to be used in the operation or conduct of the Business (individually, a "Leased Real Property"), and identifies each of the Real Property Leases by date thereof (as well as the dates of any amendments, modifications and supplements thereto), the original parties thereto (and, in the event of any assignments, the current parties thereto), the expiration date of the term thereof, and whether any unexercised, extant renewal option(s) exist thereunder (and, in the event that any of the Real Property Leases are subleases, identifies the underlying prime leases), and identifies any nondisturbance agreements, reciprocal easement or operating agreements relating thereto. True, correct and complete descriptions of any easements and copies of the Real Property Leases and any operating agreements and any other instruments and agreements identified in Schedule 5.7(b) have been delivered to Buyer. Each of the Real Property Leases, and each such instrument and agreement, is in full force and effect, and neither (as applicable) Parent, Seller nor any of the Selling Subsidiaries which are party to such Real Property Lease, or party to or beneficiary of such instrument and agreement, nor, to the knowledge of Parent or Seller, any of the other parties thereto, has received or given any notice of default thereunder which is extant (I.E., same was not cured or waived within the applicable grace period), and, to the knowledge of Parent or Seller, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default by Parent, Seller or any Selling Subsidiary under any Real Property Lease or under any such instrument and agreement. Parent, Seller or Selling Subsidiary has good and valid title to the leasehold estates under the Real Property Leases in all Leased Property (such Leased Property being sometimes referred to herein, individually, as a "Business Property"), in each case free and clear of all Liens, except the following
Liens: (i) such as are set forth in Schedule 5.7(b), (ii) leases, subleases and similar agreements set forth in Schedule 5.8, (iii) easements, covenants, rights-of-way and other similar restrictions of record and (iv) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which Parent, Seller or their respective Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clauses (i) through (iv) above, individually or in the aggregate, materially impairs, or could reasonably be expected to materially impair, the continued use and operation of the Leased Real Property to which they relate in the conduct of the Business as presently conducted.

    SECTION 5.8. CONTRACTS. (a) Except as set forth on the subsection of
Schedule 5.8(a), referencing the subsection of this Section 5.8(a) set forth below, there is no Contract that constitutes or contains an Acquired Asset or an Assumed Liability that is:

        (i) a Contract providing for future performance in consideration of amounts previously paid;

        (ii) a Contract that is material, individually or in the aggregate, to the Assigned Contracts, taken as a whole, and that provides for future performance with materially less than the standard charges to be due for such performance or with materially lower than standard profit margins, in each case measured as of the date on which such Contract was entered into;

       (iii) a Contract falling within a category for which Parent, Seller or any Selling Subsidiary has standard form agreements (as such form agreements existed on the date on which such Contract was entered, which form agreements have been made available to Buyer) that deviates from such standard form agreements in a manner that (A) materially increases the actual or potential liabilities or costs of Parent, Seller or any Selling Subsidiary or (B) materially limits the actual or potential rights or benefits of Parent, Seller or any Selling Subsidiary, in each case as compared to those which would have arisen if there had been no such deviation from the relevant standard form agreement;

        (iv) a Contract granting the other party or any third person "most favored nation" status;

        (v) a Contract pursuant to which following the applicable Closing would limit the ability of Buyer or any other Purchasing Company to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

        (vi) a Contract providing for "exclusivity" or under which Parent, Seller or any Selling Subsidiary is restricted, or which after the applicable Closing would restrict Buyer, any other Purchasing Company or any of their respective Affiliates, with respect to distribution, marketing, development or manufacture;

       (vii) a license or franchise granted by Parent, Seller or any Selling Subsidiary pursuant to which Parent, Seller or any Selling Subsidiary has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

      (viii) a Contract providing for liquidated damages;

        (ix) a Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party other than any such Contract with a value added reseller or a distributor entered into in the ordinary course of business consistent with past practice;

        (x) a Contract that guarantees a result or commits to performance levels;

        (xi) a Contract which (A) has aggregate future sums due from Parent, Seller or any Selling Subsidiary in excess of $50,000 (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate as of the date five Business Days prior to the date hereof) and is not terminable by Parent, Seller or any such Selling Subsidiary for a cost of less than $25,000 (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate as of the date five Business Days prior to the date hereof) or (B) is otherwise material to the Business as presently conducted;

       (xii) a Contract providing for payments of royalties to third parties that is not terminable on 90 days or less notice;

      (xiii) an employment agreement or employment Contract that is not terminable at will by Parent, Seller or any Selling Subsidiary both without any penalty and without any obligation of

    Parent, Seller or any such Selling Subsidiary to pay severance or other amounts other than base salary, accrued commissions, on-target earnings, vacation pay and legally mandated benefits;

       (xiv) (A) an employee collective bargaining agreement or other Contract with any labor union, (B) a plan, program or a Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits upon the termination or resignation of any employee of the Business or (C) a plan, program or Contract that provides for medical or life insurance benefits for former employees of the Business or for current employees of the Business upon their retirement from, or termination of employment with, the Business (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);

       (xv) a Contract providing for confidential treatment by the Parent, Seller or any Selling Subsidiary of third party information other than non-disclosure agreements entered into by the Parent, Seller or any such Selling Subsidiary in the ordinary course of business consistent with past practice;

       (xvi) a Contract under which Parent, Seller or any Selling Subsidiary has
    (A) incurred any indebtedness for borrowed money that is currently owing or
    (B) given any guarantee of any such indebtedness;

      (xvii) a Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

      (xviii) a Contract (A) that contains a prohibition on the assignment of all or any portion thereof by Parent, Seller or any Selling Subsidiary to any other person (without regard to any exception permitting assignments to Subsidiaries or Affiliates) or (B) that the consummation of any of the transactions contemplated by the Transaction Agreements or the execution and delivery or effectiveness of the Transaction Agreements will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of material benefit, or to increased, guaranteed, accelerated or additional rights or entitlements of any person;

       (xix) except to the extent included in the preceding subparagraph (xviii), a Contract that requires consent, waiver, approval or authorization of or notice to a third party in the event of or with respect to the consummation of any of the transactions contemplated by the Transaction Agreements or the execution and delivery or effectiveness of the Transaction Agreements;

       (xx) a Contract containing (whether in the Contract itself or by operation of law) any provisions dealing with a "change of control" or similar event with respect to the Parent, Seller or any Selling Subsidiary or all or any part of the Business which would apply in any way to the Business, the Acquired Assets, Buyer or any Purchasing Company following any Closing, in each case to the extent such provision(s) would apply to the consummation of the transactions contemplated by the Transaction Agreements;

       (xxi) a Contract with (A) any shareholder of Seller or any Selling Subsidiary or, to the knowledge of Parent or Seller, Parent, (B) any Affiliate of Parent, Seller or any Selling Subsidiary or of any shareholder of Parent, Seller or any Selling Subsidiary or (C) any director, officer or employee of Parent, Seller or any Selling Subsidiary or of any Affiliate of Parent, Seller or any Selling Subsidiary (other than (A) employment agreements otherwise covered above, offer letters of at will employment or benefit plans or (B) invention assignments, confidentiality agreements or non disclosure agreements for the benefit of Parent, Seller or the Selling Subsidiaries);

      (xxii) a Contract not containing a waiver of incidental, consequential, punitive and special damages in favor of Parent, Seller or the Selling Subsidiaries (and their respective assignees) in all circumstances;

      (xxiii) a Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding; and

      (xxiv) a Contract not made in the ordinary course of business.

    (b) Except as set forth on Schedule 5.8(b) or for exceptions which could not reasonably be expected to be material, individually or in the aggregate, to such Assigned Contract, each Assigned Contract is valid, binding and in full force and effect and is enforceable by Parent, Seller or a Selling Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). Except as set forth on Schedule 5.8(b), Parent, Seller and the Selling Subsidiaries have performed in all material respects all obligations required to be performed by them under the Assigned Contracts, and no event has occurred that would render them (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder and, to the knowledge of Parent and Seller as of the date hereof, no event has occurred that would render any other party to an Assigned Contract (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder. As of the date hereof, neither Parent nor Seller nor any Selling Subsidiary has, except as disclosed on
Schedule 5.8(b), received any written notice of the intention of any party to terminate any Assigned Contract or that any party considers that Parent, Seller or their respective Subsidiaries is in breach in any material respect or default thereunder or in potential breach in any material respect or default thereunder. Complete and correct copies of all the Assigned Contracts identified on
Schedule 5.8(a), together with all modifications and amendments thereto to the date of this Agreement, have been made available to Buyer.

    (c) The effect of Section 9.1 and clause (v) of the definition of the term "Excluded Assets" in determining whether an asset or liability constitutes an Assigned Contract, Acquired Asset or Assumed Liability shall be excluded for all purposes of this Section 5.8.

    SECTION 5.9. LITIGATION. Except for the claims that are the subject of the Litigation Settlement Agreement, Schedule 5.9 sets forth a complete and correct list of all claims, actions, suits or judicial, administrative and regulatory proceedings or investigations pending or, to the knowledge of Parent and Seller, threatened by or against Parent, Seller or any Selling Subsidiary affecting the Business or the Acquired Assets (i) which involves an amount in controversy in excess of $50,000 (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate as of the date five Business Days prior to the date hereof), (ii) which, as of the date hereof, seeks material injunctive relief, (iii) which may give rise to any legal restraint on or prohibition against or limit the material benefits to Buyer of the transactions contemplated by the Transaction Agreements or (iv) which if resolved in accordance with plaintiff's demands could reasonably be expected to have a Business Material Adverse Effect. There is no injunction, order, judgment, writ or decree to which Parent, Seller or any of their respective Subsidiaries is a party or subject to, or in default under which, individually or in the aggregate, could reasonably be expected to have a Business Material Adverse Effect. This Section 5.9 does not relate to matters with respect to Taxes, which are the subject of Section 5.6, or Acquired Intellectual Property, which are the subject of Section 5.13.

    SECTION 5.10. EMPLOYEE AND RELATED MATTERS; ERISA. (a) Schedule 5.10(a) contains a true and complete list of all "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans"

(as defined in Section 3(2) of ERISA) ("Pension Plans") and any other bonus, pension, profit-sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding, and each employment, consulting, deferred compensation, severance, termination or indemnification agreements or arrangements but expressly excluding any governmental plan or program that requires mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to wages of any employee (collectively, "Benefit Plans") that are maintained or contributed to or required to be maintained or contributed to by Parent, Seller or any of their respective Subsidiaries or any person or entity that, together with Parent, Seller or any of their respective Subsidiaries, is treated as a single employer (a "Commonly Controlled Entity") under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA. Parent and Seller have made available (or in the case of Benefit Plans principally covering non-U.S. Covered Employees (each, a "Non-U.S. Benefit Plan"), will make available within ten Business Days following the date hereof) to Buyer true, correct and complete copies of (1) each such Benefit Plan (or, in the case of any such unwritten Benefit Plan, a description thereof),
(2) the most recent annual report on Form 5500 filed with the IRS with respect to each such Benefit Plan (if any such report was required), (3) the most recent summary plan description or similar document for each such Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance annuity contract relating to any such Benefit Plan. Each Benefit Plan has been administered in accordance with its terms. Parent, Seller and their respective Subsidiaries and all the Benefit Plans are in substantial compliance in all material respects with all applicable provisions of ERISA and the Code and all other applicable laws.

    (b) (i) No Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) no Pension Plan is subject to Title IV of ERISA, (iii) each Pension Plan intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no such letter has been revoked, nor has revocation been threatened, nor has any such Plan been amended since the date of its most recent letter in any respect that would adversely affect its qualification or increase its costs, and (iv) there is no pending, or to the knowledge of Parent and Seller, threatened litigation relating to the Benefit Plans.

    (c) (i) None of Parent, Seller, any of their respective Subsidiaries, any officer of Parent, Seller or any of their respective Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject Parent, Seller, any of their respective Subsidiaries or any officer of Parent, Seller or any of their respective Subsidiaries to the Tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA, (ii) none of such Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement (including the Employee Matters Agreement), (iii) neither Parent nor Seller nor any of their respective Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan, and (iv) all contributions and premiums required to be made under the terms of any Benefit Plan as of the date hereof have been timely made.

    (d) With respect to any Benefit Plan (other than a Non-U.S. Benefit Plan) that is an employee welfare benefit plan, (i) no such Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan may be amended or terminated without liability to Parent, Seller or any of their respective Subsidiaries. Neither Parent nor Seller nor any of their respective Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

    (e) Except as set forth on Schedule 5.10(e), neither the execution and delivery of this Agreement nor the obtaining of the Parent Stockholder Approval nor the consummation of the transactions contemplated by this Agreement will
(x) entitle any Covered Employee to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Benefit Plans in respect of any Covered Employee or (z) result in any breach or violation of, or a default under, any of the Benefit Plans.

    (f) With respect to each Non-U.S. Benefit Plan (i) the fair market value of the assets of each Non-U.S. Benefit Plan required to be funded and the liability of each insurer for any Non-U.S. Benefit Plan required to be financed through insurance, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of the most recent valuation of such Non-U.S. Benefit Plan, and no transaction contemplated by the Transaction Agreements shall reduce the amount of such assets or insurance set aside for such obligations (other than with respect to payments or distributions made to terminating plan participants in the ordinary course); (ii) all employer and employee contributions required to be made under the terms of such Non-U.S. Benefit Plan or any contract or labor or collective bargaining agreement or applicable law have been made or, if applicable, accrued in accordance with local law, past practice and generally accepted accounting principles in the local jurisdiction (and, to the extent unpaid, are reflected in the Closing Balance Sheet); and (iii) to the knowledge of Parent and Seller, any such Non-U.S. Benefit Plan required to be registered under applicable law has been registered and has been maintained in good standing with applicable regulatory authorities.

    SECTION 5.11. COMPLIANCE WITH LAWS. (a) Except for exceptions to the following which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect, the Business has in effect all certificates, permits, licenses, franchises approvals, qualifications, registrations, certifications, and other similar authorizations from any Governmental Entity ("Permits") that are necessary or desirable for the conduct of the Business as currently conducted and the ownership of the assets and the properties of the Business. The Permits that are material (individually or in the aggregate) to the Business or the Acquired Assets, in each case taken as a whole, are set forth on Schedule 5.11(a). Parent, Seller and the Selling Subsidiaries have complied and are in compliance in all material respects with all existing laws, rules, regulations, Permits, ordinances, orders, judgments, writs, injunctions, statutes and decrees applicable to the existence, condition (financial or otherwise), operations, properties, assets or business of the Business and no condition or state of facts exists that could reasonably be expected to give rise to a violation of, or a material liability or default under, any of the foregoing. The execution and delivery of this Agreement by each of Parent and Seller does not, and the execution and delivery by each of Parent, Seller and the Selling Subsidiaries of the Other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof are not reasonably likely to cause the revocation or cancelation of any such Permit, except for such revocations or cancelations that, individually or in the aggregate, could not reasonably be expected to be material (individually or in the aggregate) to the Business. Neither Parent nor Seller nor any Selling Subsidiary has received any written communication during the past three years from any person that alleges that the Business is not in compliance in all material respects with, or is subject to any liability under, any

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existing laws, rules, regulations, Permits, ordinances, orders, judgments, writs, injunctions, statutes or decrees applicable to the existence, condition (financial or otherwise), operations, properties, assets or business of the Business or relating to the revocation or modification of any material Permit. Except as set forth on Schedule 5.11(a), neither Parent nor Seller nor any Selling Subsidiary has received any written notice that any investigation or review by any Governmental Entity is pending with respect to any of the Acquired Assets or the Business or that any such investigation or review is contemplated. This Section 5.11(a) does not relate to matters with respect to Taxes, which are the subject of Section 5.6, labor matters, which are the subject of
Section 5.12, Intellectual Property, which are the subject of Section 5.13 or environmental matters, which are the subject of Section 5.11(b).

    (b) Except as set forth on Schedule 5.11(b),

        (i) the Business is in compliance in all material respects with all Environmental Laws;

        (ii) the Business holds and is in compliance in all material respects with all Permits required under Environmental Laws ("Environmental Permits");

       (iii) neither Parent nor Seller nor any of their respective Subsidiaries has received any written communication that alleges that the Business is subject to liability under Environmental Laws;

        (iv) neither Parent nor Seller nor any of their respective Subsidiaries is subject to, with respect to the Business or Acquired Assets, any judgment, decree or order relating to compliance with any Environmental Law or to any investigation, remediation, reclamation, Release or monitoring of, or in connection with, any Hazardous Substance;

        (v) no Lien has been attached, asserted or, to the knowledge of Parent or Seller, threatened, to or against any of the Leased Real Property pursuant to any Environmental Law;

        (vi) there has been no treatment, storage, disposal, arrangement for disposal or Release of any Hazardous Substance in, on, at or under any property in connection with the Business or the Acquired Assets at any time that could reasonably be expected to result in liability under Environmental Law;

       (vii) with respect to the Business and the Acquired Assets, neither Parent nor Seller nor any of their respective Subsidiaries has received an information request regarding, or has been named a potentially responsible party for, any Federal National Priorities List site (as defined under Environmental Law) or any other site under analogous state or foreign law; and

      (viii) there are not now, and to the knowledge of Parent or Seller, there never have been, any aboveground or underground storage tanks at, on or under any of the Leased Real Property.

    SECTION 5.12. LABOR MATTERS. Except as set forth in Schedule 5.12,
(i) there is not any pending or threatened, and during the past 12 months there has not been any, labor dispute or strike, work stoppage or lockout with respect to the Business; (ii) neither Parent nor Seller nor any Selling Subsidiary is engaged in any unlawful labor practice in connection with the conduct of the Business; (iii) there are not any unfair labor practice charges against Parent, Seller or any Selling Subsidiary pending before the National Labor Relations Board or any similar sovereign, state or local agency in connection with the conduct of the Business; and (iv) there are not any proceedings in connection with the conduct of the Business pending before the Equal Employment Opportunity Commission or any similar foreign, state or local agency responsible for the prevention of unlawful employment practices, in the case of each of clauses (i),
(ii), (iii) and (iv) above which is material (individually or in the aggregate) to the Business. Schedule 5.12 sets forth a list of each collective bargaining agreement to which Covered Employees are subject, other than non-U.S. Covered Employees that are subject to national trade union agreements.

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    SECTION 5.13. INTELLECTUAL PROPERTY, ETC. (a) Schedule 5.13(a) sets forth a true and complete list of all Acquired Intellectual Property organized, where applicable, under categories labeled "software", "patents", "trademarks" and "copyrights"; (it being understood that any Acquired Intellectual Property not so listed shall nonetheless constitute Acquired Assets). With respect to all Acquired Intellectual Property that is registered or subject to an application for registration, Schedule 5.13(a) sets forth a list of all jurisdictions in which such Acquired Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in
Schedule 5.13(a), (i) all the Acquired Intellectual Property consisting of patents, trademarks or copyrights has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or desirable for the conduct of the Business as presently conducted and all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been paid to continue all rights in effect,
(ii) Parent, Seller or any of the Selling Subsidiaries is the sole and exclusive owner of, and Parent, Seller and the Selling Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and to make, have made, sell, convey, transfer or assign, without payment to any other person, all the Acquired Intellectual Property and the consummation of the transactions contemplated by the Transaction Agreements do not and will not conflict with, alter or impair any such rights, and
(iii) during the past 3 years neither Parent nor Seller nor any of the Selling Subsidiaries has received any written or oral communication from any person asserting any ownership interest in any Acquired Intellectual Property. All of the Acquired Intellectual Property is merchantable and fit for its intended purpose. All of the software (including any data) included in the Acquired Intellectual Property is free of viruses and other harmful code and none of such software (including any data) contains any material (individually or in the aggregate) errors, bugs or defects.

    (b) Except as set forth on Schedule 5.13(b) or except for any such license entered into in the ordinary course of business consistent with past practice, none of Parent, Seller or any of the Selling Subsidiaries has granted any license of any kind relating to the Acquired Intellectual Property or the marketing or distribution thereof. None of Parent, Seller or any of the Selling Subsidiaries is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Acquired Intellectual Property in the conduct of the Business, except as set forth in Schedule 5.13(b) and except for "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of the Business. Neither the Acquired Intellectual Property nor the conduct of the Business as presently conducted violate, conflict with or infringe in any material respect the Intellectual Property of any other person. No claims are pending or, to the knowledge of Parent and Seller, threatened, against Parent, Seller or any of the Selling Subsidiaries by any person with respect to the ownership, validity or enforceability or use in the Business of any Intellectual Property and
(ii) during the past 3 years Parent, Seller and their respective Affiliates have not received any written communication alleging that Parent, Seller or any of their respective Affiliates has in the conduct of the Business violated any rights relating to Intellectual Property of any person.

    (c) All Acquired Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of the Business, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of the Acquired Intellectual Property (collectively, "Personnel"), have executed and delivered to Parent, Seller or one of their respective Affiliates a proprietary information agreement restricting such person's right to disclose proprietary information of Parent, Seller and their respective Affiliates and assigning all rights in the Acquired Intellectual Property to Parent, Seller or one of their respective Affiliates, and waiving all moral rights in any works in which moral rights may exist. No former or current Personnel has filed, asserted or, to the knowledge of Parent or Seller, threatened any claim against Parent, Seller or any of the Selling Subsidiaries in connection with such person's involvement in the conception and development of any of the Acquired Intellectual Property. None of the current employees of Parent, Seller or any of the Selling Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Parent, Seller or any of the Selling Subsidiaries in the furtherance of the Business, which patents or applications have not been assigned to Parent, Seller or the Selling Subsidiaries.

    (d) To the knowledge of Parent or Seller, no person is infringing or otherwise violating any right of Parent or any of its Subsidiaries in any material respect with respect to any Intellectual Property owned by or licensed to Parent or any of its Subsidiaries.

    SECTION 5.14. SUFFICIENCY OF ASSETS. The Acquired Assets and the Excluded Contracts, comprise all the assets primarily employed by Parent, Seller or the Selling Subsidiaries in connection with the Business. The Acquired Assets are sufficient for the conduct of Business immediately following the last Closing to occur in substantially the same manner as currently conducted and there are no assets which are material to the conduct of the Business as currently conducted other than the Acquired Assets and the Excluded Contracts.

    SECTION 5.15. CONDITION OF ACQUIRED ASSETS. The Acquired Assets are in normal operating condition and repair (ordinary wear and tear and immaterial defects excluded).

    SECTION 5.16. INVENTORY. Each item of Inventory, whether reflected on the Balance Sheet or subsequently acquired, as of the date hereof, (a) is free of any material defect or deficiency, (b) is in good, usable and currently marketable condition (subject, in the case of raw materials and work-in-process, to the completion of the production process) and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice and (c) is properly stated on the books and records of the Business at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP. Except as set forth in
Schedule 5.16, from December 31, 2000 to the date of this Agreement, there have not been any write-ups or write-downs of the value of, or establishment of any reserves against, any inventory of the Business, except for write-downs and reserves in the ordinary course of business and consistent with past practice.

    SECTION 5.17. RECEIVABLES. As of the date of this Agreement, all the Acquired A/R (a) represent actual indebtedness or other obligations incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the Business. As of the date of this Agreement, all the Acquired A/R, to the knowledge of Parent and Seller, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the face of the Balance Sheet or as will be set forth on the face of the Closing Statement.

    SECTION 5.18. INSURANCE. Parent, Seller or the Selling Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses as are customary for businesses such as the Business. The insurance policies maintained by Parent, Seller and the Selling Subsidiaries with respect to the Business are listed in Schedule 5.18. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no claim pending under any such policies as to which coverage has been questioned, denied or disputed. Such insurance is of the type and in the amounts customarily carried by persons conducting businesses similar to the Business.

    SECTION 5.19. BROKERS. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation and SG Cowen Securities Corporation, the fees and expenses of which will be paid by Parent and/or Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction Agreements or the transactions contemplated thereby based upon arrangements made by or on behalf of Parent, Seller or the Selling Subsidiaries.

    SECTION 5.20. SUPPLIERS. Except as set forth in Schedule 5.20, between the date of the Balance Sheet and the date of this Agreement, in the conduct of the Business neither Parent nor Seller nor any of the Selling Subsidiaries has entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice. Except for the suppliers named in Schedule 5.20, as of the date of this Agreement, the Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds 5% of the total amount of goods and services purchased by the Business during its most recent full fiscal year. Except as set forth in Schedule 5.20, between the date of the Balance Sheet and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Business with any supplier of merchandise named in Schedule 5.20 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

    SECTION 5.21. CUSTOMERS; RESELLERS. Except for the customers and resellers named in Schedule 5.21, as of the date of this Agreement the Business does not have any customer or reseller to whom it made more than 5% of its sales during its most recent full fiscal year. Except as set forth in Schedule 5.21, between the date of the Balance Sheet and the date of this Agreement, there has not been
(i) any material adverse change in the business relationship of the Business with any customer or reseller named in Schedule 5.21 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer or reseller. During the past three years preceding the date of this Agreement, Parent, Seller and the Selling Subsidiaries have not received any written customer complaint concerning the products and services of the Business, nor have they had any such products returned by a purchaser thereof, other than complaints and returns made in the ordinary course of business that, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect.

    SECTION 5.22. SEC DOCUMENT; UNDISCLOSED LIABILITIES. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (including all filed reports, schedules, forms, statements and other documents whether or not required, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and, with respect to any matter relating to the Business, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document which was filed and publicly available prior to the date of this Agreement, with respect to any matter relating to the Business, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except for exceptions to the following which, individually or in the aggregate, could not reasonably be expected to have a Business Material

Adverse Effect, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto and which are not so recognized or disclosed.

    SECTION 5.23. VOTING REQUIREMENTS. The affirmative vote at the Parent Stockholder Meeting or any adjournment or postponement thereof of the holders of a majority of the votes represented by the outstanding shares on the applicable record date of Common Stock of Parent, par value $0.01 per share ("Parent Common Stock"), in favor of this Agreement and the transactions contemplated hereby (the "Parent Stockholder Approval") is the only vote or consent of the holders of any class or series of the capital stock of Parent which may be necessary to approve the Transaction Agreements and the transactions contemplated thereby. The affirmative vote of the holders of any class of capital stock of Parent is not necessary to approve any transaction contemplated by the Transaction Agreements (other than as set forth in this Section 5.23).

    SECTION 5.24. OPINIONS OF FINANCIAL ADVISORS. Parent has received the opinion of Credit Suisse First Boston Corporation to the effect that, as of April 24, 2001, the Worldwide Purchase Price is fair to Parent from a financial point of view. Parent has received the opinion of SG Cowen Securities Corporation to the effect that, as of April 24, 2001, the Worldwide Purchase Price is fair to Parent from a financial point of view.

    SECTION 5.25. STATE TAKEOVER STATUTES. No state takeover statute or similar statute or regulation applies to the execution and delivery by Parent and Seller of the Transaction Agreements or the consummation by Parent and Seller of the transactions contemplated by the Transaction Agreements in accordance with the Transaction Agreements.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Parent and Seller as follows:

    SECTION 6.1. ORGANIZATION, STANDING AND AUTHORITY. (a) BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York. Buyer has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. Each of the Transaction Agreements to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law).

    (b) PURCHASING COMPANIES. Each of the Purchasing Companies (other than Buyer) will, as of the date of the applicable Closing and as of any earlier date on which such Purchasing Company shall have executed and delivered any Transaction Agreement, (i) be duly organized and validly existing under the laws of its jurisdiction of organization and (ii) have all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party, to comply with the terms of such Transaction Agreements and to consummate the transactions contemplated thereby, and as of such dates all corporate acts and other proceedings required to be taken by such Purchasing Companies to authorize the execution, delivery and performance of such Transaction Agreements and the consummation of the transactions contemplated thereby shall have been duly and properly taken. Each of the Transaction Agreements when duly executed and delivered by the relevant Purchasing Companies (other than Buyer) shall constitute the legal, valid and binding obligation of such Purchasing Companies, enforceable against such Purchasing Companies in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law).

    SECTION 6.2. NO VIOLATION; CONSENTS AND APPROVALS. (a) Except as set forth on Schedule 6.2, the execution and delivery of this Agreement by Buyer does not, and the execution and delivery by each of Buyer and the other Purchasing Companies of the Other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or comparable organizational documents of Buyer or any other Purchasing Company,
(ii) conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both), or give rise to any right of termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of material benefit, or to increased, guaranteed, accelerated or additional rights or entitlements of any person or result in the creation of any Lien on any asset or any property of Buyer or any other Purchasing Company under, any loan or credit agreement, note, bond, mortgage, indenture, benefit plan, deed of trust, license, lease, sublease, contract, purchase order, commitment or agreement, written or unwritten (collectively, "Contracts") or Permit, to which Buyer or any other Purchasing Company is a party, except for any such conflict, violation, breach, default, loss or right, entitlement or Lien which, individually or in the aggregate, could not reasonably be expected to result in a Buyer Material Adverse Effect or
(iii) conflict with or result in a violation of, or give rise to the loss of a material benefit or result in the creation of any Lien on any asset or property of Buyer or the other Purchasing Companies under, any judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or any other Purchasing Company or to the property or assets of Buyer or any other Purchasing Company, except for any such conflict, violation, loss or Lien which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.

    (b) Except as set forth on Schedule 6.2, no consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any other Purchasing Company in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby, other than (i) (A) those required to be made or obtained pursuant to the HSR Act in the U.S. and (B) the EU Approval and
(ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

    SECTION 6.3. BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction Agreements or the transactions contemplated thereby based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

    SECTION 6.4. AVAILABILITY OF FUNDS. Buyer and the other Purchasing Companies have funds or access to funds that are sufficient to effect the Closings on the terms contemplated hereby.

                                  ARTICLE VII
                         COVENANTS OF PARENT AND SELLER

    Each of Parent and Seller covenants and agrees as follows:

    SECTION 7.1. ACCESS. (a) Prior to the applicable Closing, Parent and Seller shall, and shall cause their respective Subsidiaries to, give each of the Purchasing Companies and its employees, counsel, accountants, investment bankers and other representatives and advisors (collectively, "Representatives") full access upon reasonable advance notice and during normal business hours to all offices and other facilities used in the Business and to all books, records, agreements, documents, information, personnel, data and files to the extent relating to the Business, and during such period shall furnish to the Representatives any information concerning the Business as they may reasonably request (including, to the extent practicable, by electronic means). Following the date of this Agreement and prior to the applicable Closing, Buyer may (but shall not be required to), following reasonable notice to Parent and Seller, contact and interview any Covered Employee and review the personnel records and such other information concerning such Covered Employee as Buyer may reasonably request. No investigation by Buyer or any of its Subsidiaries and no other receipt of information by Buyer or its Subsidiaries shall operate as a waiver or otherwise affect any representation or warranty of Parent or Seller or any covenant or other provision in this Agreement.

    (b) After each Closing, Parent and Seller will, and will cause their respective Subsidiaries to, give Buyer and its Subsidiaries and their Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, documents, information, data, files and other records relating to (i) the operation of the Business prior to such Closing,
(ii) the Acquired Assets or (iii) the Assumed Liabilities, and to furnish copies thereof, which Buyer or its Subsidiaries or their Representatives reasonably request, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving
(x) the operation of the Business after such Closing, (y) the Acquired Assets or
(z) the Assumed Liabilities, and Parent and Seller shall furnish reasonable assistance (at Buyer's expense) (including access to personnel) to Buyer and its Subsidiaries and their Representatives in connection with such claims and other proceedings. Parent and Seller shall not, and shall not permit any of the Selling Subsidiaries to, destroy any such records prior to the seventh anniversary of the applicable Closing, and in any event will not destroy or permit the destruction of any such records without providing Buyer with notice detailing the contents of such records, and providing Buyer with the opportunity to obtain such records, at least 60 days prior to the destruction thereof.

    SECTION 7.2. ORDINARY CONDUCT. (a) Except for matters set forth in
Schedule 7.2 or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the applicable Closing, Parent and Seller shall conduct, and shall cause the Selling Subsidiaries to conduct, the Business in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to keep intact the Business, keep available the services of the Covered Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, resellers and others with whom the Business deals to the end that the Business and the goodwill of the Business shall be unimpaired at the applicable Closing. Prior to the applicable Closing, Parent and Seller shall not, and shall cause their respective Affiliates not to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in
Article IV not being satisfied. In addition (and without limiting the generality of the foregoing), during such period prior to the applicable Closing, except as set forth in Schedule 7.2 or otherwise expressly permitted by the terms of this Agreement, Parent and Seller shall not, and shall not permit any of their respective Affiliates to, in each case insofar as the Business is concerned:

        (i) amend any certificate of incorporation, by-laws or other similar governing instrument of any Subsidiary the equity or other ownership interests of which are included in the Acquired Assets;

        (ii) adopt or amend any Benefit Plan or enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, or any Covered Employee, except in each case as required by law, or grant to any Covered Employee any increase in compensation or benefits, except for any such increase which (A) is made in connection with annual salary reviews, (B) is consistent with past practice and (C) is not in excess of 10% in the aggregate with respect to any Covered Employee;

       (iii) (A) release or otherwise terminate the employment of any Covered Employee, (B) transfer any Covered Employee out of the Business or
    (C) solicit for employment any Covered Employee to engage in a business other than the Business, except in the case of clause (A) for any terminations for cause or terminations or transfers as a result of any Covered Employee's willful and material violations of Parent's, Seller's or any Selling Subsidiary's policies and procedures, as in effect on the date of this Agreement;

        (iv) incur or assume any liabilities, obligations or indebtedness or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice;

        (v) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, company, partnership, limited liability company, trust, joint venture, business association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that, in any such case, are material (individually or in the aggregate) to the Business or (B) make or incur or commit to make or incur any capital expenditure that, individually, is in excess of $250,000 or make or incur or commit to make or incur any such expenditures which, in the aggregate, are in excess of the budget agreed to by Parent and Buyer and set forth in Schedule 7.2(v);

        (vi) enter into any lease of real property or any renewal of an existing lease of real property that may constitute Leased Real Property;

       (vii) pay, discharge, modify or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, asserted or otherwise) outside of the ordinary course of business consistent with past practice other than those claims, liabilities or obligations which are required by their terms as in effect on the date of this Agreement to be paid, discharged, modified or satisfied to the extent such claims, liabilities or obligations are reflected or reserved against in the Balance Sheet (or in the notes thereto), PROVIDED that Parent and Seller shall not, and shall not permit their respective Affiliates to pay, loan or advance any amount to, or enter into any agreement or arrangement with, or make any payments to or on behalf of, Parent, Seller or their respective Affiliates which would have an adverse impact on, or adverse consequences to, the Business after the date of the relevant Closing;

      (viii) make loans, advances or capital contributions to, or investments in, any other person;

        (ix) enter into, extend or renew (A) any Contract or amendment thereof
    (1) which contains any provision listed in Section 5.8 (iv), (v), (vi), (x),
    (xii), (xiv)(B) and (C), (xviii)(B), (xx) and (xxiv), (2) which contains any other provision listed in Section 5.8 unless such Contract or amendment is necessary to operate the Business as it was operated in the ordinary course consistent with past practice immediately prior to the date of this Agreement or (3) which restricts the ability of the Business to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset, (B) any Contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the Intellectual Property of any Business Unit, (C) any Contract providing for the services of any dealer, distributor, sales representative, or similar representative, or (D) any other Contract, other than, in the case of clauses (C) or (D), in the ordinary course of business consistent with past practice with a term not in excess of one year; or accelerate, terminate, modify, waive, relinquish, assign or cancel any material (individually or in the aggregate) Contract;

        (x) engage in any other transaction involving the Business or the Acquired Assets other than in the ordinary course of business consistent with past practice;

        (xi) settle or compromise (A) any suit or claim relating to the transactions contemplated by the Transaction Agreements or threatened suit or claim relating to the transactions contemplated by the Transaction Agreements or (B) other than any such litigation set forth on Schedule 5.9, any material litigation or material threatened litigation;

       (xii) accelerate the billing or collection or other realization of cash or Excluded Assets from the Acquired Assets or accelerate the provision of goods and services of the Business or delay the payment of liabilities which would become Assumed Liabilities or grant any allowance or discount, in each case outside the ordinary course of business consistent with past practice;

      (xiii) write down any of its material assets, including any Acquired Intellectual Property, or make any change in any accounting principal, method or practice (financial, Tax or otherwise) other than those required by GAAP or applicable law;

       (xiv) take any action or fail to take any action which would result in the material loss or reduction in value of the Acquired Intellectual Property, taken as a whole;

       (xv) take any action that would or that could reasonably be expected to result in (A) any representation and warranty of Parent, Seller or the Selling Subsidiaries set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the transactions contemplated hereby and set forth in
    Section 4.1 not being satisfied; or

       (xvi) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

    (b) AFFIRMATIVE COVENANTS. Until the applicable Closing, Parent and Seller shall, and shall cause the Selling Subsidiaries to:

        (i) upon any damage, destruction or loss to any material Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event; and

        (ii) continue to audit and update distributor and "reseller" royalty reports in the ordinary course of business consistent with past practice.

    (c) CONSULTATION AND NOTICE. (i) In connection with the continuing operation of the Business between the date of this Agreement and the applicable Closing, Parent and Seller shall, and shall cause the Selling Subsidiaries to, consult in good faith on a reasonably regular basis with the Representatives of the Purchasing Companies to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers of the Business and the general status of ongoing operations pursuant to procedures reasonably requested by such Representatives. Parent and Seller acknowledge that any such consultation shall not constitute a waiver by any Purchasing Company of any rights it may have under this Agreement (including any such rights under Section 4.1 or Article XI), and that the Purchasing Companies shall not have any liability or responsibility for any actions of Parent, Seller, the Selling Subsidiaries or any of their respective Representatives with respect to matters that are the subject of such consultations.

        (ii) Parent and Seller shall promptly notify Buyer of:

           (A) Parent and Seller shall promptly advise Buyer in writing of the occurrence of any matter or event that (I) is, or that could reasonably be expected to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise), or results of operations of the Business or (II) could reasonably be expected to result in (a) any representation and warranty of Parent, Seller or the Selling Subsidiaries set forth in this Agreement that is qualified as to materiality becoming untrue, (b) any such representation and warranty that is not so qualified becoming untrue in any material respect or (c) any condition to the transactions contemplated hereby and set forth in Section 4.1 not being satisfied;

           (B) any written notice or other written communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by the Transaction Agreements;

           (C) any written notice or other written communication from any customer, distributor or reseller of the Business to the effect that such customer or reseller is terminating or otherwise materially adversely modifying its relationship with Parent, Seller or any of their respective Subsidiaries as a result of the transactions contemplated by the Transaction Agreements;

           (D) except as otherwise prohibited by applicable law, any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Agreements; and

           (E) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent, Seller, any of their respective Subsidiaries or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
       Section 5.9 or that relate to the consummation of the transactions contemplated by the Transaction Agreements.

    SECTION 7.3. CONFIDENTIALITY. Parent and Seller shall keep confidential and shall cause their respective Subsidiaries to, and shall use commercially reasonable efforts to cause their Affiliates and their respective officers, directors, employees and advisors to, keep confidential all non-public information relating to the Business, the Acquired Assets or the Assumed Liabilities, except as required by compulsory legal process. Each of Parent and Seller shall enforce any confidentiality agreement to which it is a party relating to the Business, the Acquired Assets or the Assumed Liabilities on Buyer's behalf and, following the relevant Closing, at Buyer's request and cost.

    SECTION 7.4. PREPARATION OF THE PARENT PROXY STATEMENT; STOCKHOLDER MEETING.
(a) As promptly as practicable following the date of this Agreement, Parent shall prepare and, no later than April 30, 2001, file with the SEC the preliminary Parent Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, Parent shall file with the SEC the definitive Parent Proxy Statement and shall cause the mailing of the definitive Parent Proxy Statement to the stockholders of Parent to occur on or prior to the tenth calendar day following the filing of the preliminary Parent Proxy Statement with the SEC. Each of Buyer and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Parent Proxy Statement. Each of Buyer and Parent shall furnish all information concerning it to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Parent Proxy Statement. Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Parent Proxy Statement and shall provide Buyer with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Parent Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide Buyer an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Buyer and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Buyer, which approval shall not be unreasonably withheld or delayed.

    (b) Parent agrees that none of the information included or incorporated by reference in the Parent Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Parent Proxy Statement is filed with the SEC or mailed to the stockholders of Parent or at the time of the Parent Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Parent hereto with respect to statements made in the Parent Proxy Statement based on information supplied in writing by or on behalf of Buyer for inclusion or incorporation by reference therein. Buyer agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Parent Proxy Statement is filed with the SEC or mailed to the stockholders of Parent or at the time of the Parent Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parent Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

    (c) Parent shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting Parent shall cause to occur no later than the 20th Business Day following the mailing of the Parent Proxy Statement (the "Parent Stockholder Meeting"), for the purpose of obtaining the Parent Stockholder Approval regardless of whether a Parent Adverse Recommendation Change has been made; PROVIDED, HOWEVER, that (i) if Parent is unable to obtain a quorum of its stockholders at such time, Parent may extend the date of the Parent Stockholder Meeting by no more than five Business Days and Parent shall use its commercially reasonable efforts during such five-Business Day period to obtain such a quorum as soon as practicable and
(ii) Parent may delay the Parent Stockholder Meeting to the extent (and only to the extent) Parent reasonably determines that such delay is required by applicable law to comply with comments made by the SEC with respect to the Parent Proxy Statement. The notice of such Parent Stockholder Meeting shall state that a resolution to approve the Transaction Agreements and the transactions contemplated thereby will be considered at the Parent Stockholder Meeting. Subject to Section 7.5(b)(i), Parent shall, through its Board of Directors, recommend to holders of Parent Common Stock that they approve the Transaction Agreements and the transactions contemplated thereby and shall include such recommendation in the Parent Proxy Statement. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to this
Section 7.4(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other person of any Takeover Proposal. In the event the stockholders of Parent do not approve the amendment of Parent's certificate of incorporation to change Parent's corporate name from "Informix Corporation", Buyer agrees to provide Parent with authorization to use the name "Informix Corporation" for references to its corporate name which are required by applicable law; PROVIDED, HOWEVER, that Parent agrees to use commercially reasonable efforts to avoid confusion with the Business and Buyer's ownership and use of the Acquired Assets, including the name "Informix" and source of origin of goods. Parent further agrees to continue to use its commercially reasonable efforts to obtain the approval of its stockholders to such amendment to Parent's certificate of incorporation to change its corporate name.

    SECTION 7.5. NO SOLICITATION BY PARENT. (a) Parent shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of Parent or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Parent or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal; PROVIDED, HOWEVER, that at any time prior to obtaining the Parent Stockholder Approval, the Board of Directors of Parent may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 7.5, and subject to compliance with Sections 7.5(c) and (d), (x) furnish, or cause its Subsidiaries to furnish information with respect to Parent and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement, PROVIDED that all such information has been or is provided on a prior or substantially concurrent basis to Buyer, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

    The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of Parent and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Parent Common Stock or any class or series of capital stock of (or other equity or voting interests in) any of Parent or its Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above, other than the transactions contemplated by the Transaction Agreements.

    The term "Superior Proposal" means any bona fide written offer not solicited by or on behalf of Parent or any of its Subsidiaries made by a third party that, upon acceptance thereof, would be binding on Parent or any such Subsidiary and if consummated would result in such third party acquiring, directly or indirectly, (i) shares representing more than 50% of the value and voting power of the capital stock of Parent or all or substantially all the assets of Parent and its Subsidiaries, taken as a whole or (ii) all or substantially all of the assets of the Business, in either case for consideration consisting of cash and/or securities and/or assumption of indebtedness or other obligations that the Board of Directors of Parent determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be of a higher value than the transactions contemplated by the Transaction Agreements, after taking into account all matters such Board of Directors determines to be material, including the benefits to Parent and its Subsidiaries from the Alliance Agreement and the value of Parent and its Subsidiaries following the consummation of such transactions, from a financial point of view to the stockholders of Parent (after taking into account any amendments or modifications to this Agreement and the Other Transaction Agreements proposed by Buyer that, upon acceptance thereof, would be binding on Parent, Seller and Buyer).

    (b) Neither the Board of Directors of Parent nor any committee thereof shall (or shall agree or resolve to) (i) (A) withdraw or modify in a manner adverse to Buyer or propose publicly to withdraw or modify in a manner adverse to Buyer the recommendation or declaration of advisability by such Board of Directors or any such committee of the Transaction Agreements, or the transactions contemplated thereby, unless such Board of Directors or a committee thereof determines in good faith that the failure to take such action would result in a breach of its fiduciary duties under applicable law or (B) subject to the last sentence of this Section 7.5(b), recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal unless such Board of Directors or a committee thereof determines in good faith that such Takeover Proposal constitutes a Superior Proposal (any such action taken in accordance with this clause (i) being referred to herein as a "Parent Adverse Recommendation Change"), (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal, or withdraw its approval of the Transaction Agreements and the transactions contemplated thereby, or propose publicly to withdraw its approval of the Transaction Agreements and the transactions contemplated thereby or (iii) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a "Parent Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 7.5(a)). Notwithstanding anything in this Section 7.5 to the contrary, no action may be taken pursuant to Section 7.5(b)(i)(B) until after the fifth business day following Buyer's receipt of written notice (a "Notice of Superior Proposal") from Parent advising Buyer that the Board of Directors of Parent has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal (it being understood and agreed that any amendment relating to pricing or value or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

    (c) In addition to the obligations of Parent set forth in paragraphs
(a) and (b) of this Section 7.5, Parent promptly and in any event with 24 hours shall advise Buyer in writing of any Takeover Proposal, of any request for information that Parent reasonably believes could reasonably be expected to lead to or contemplates a Takeover Proposal or any inquiry Parent reasonably believes could reasonably be expected to lead to any Takeover Proposal, the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Parent shall keep Buyer informed in all material respects on a current basis of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, request or inquiry.

    (d) This Section 7.5 shall not prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that in no event shall Parent or its Board of Directors or any committee thereof take, agree to take or resolve to take any action prohibited by Section 7.5(b).

    SECTION 7.6. EXPENSES. (a) Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided in the Transaction Agreements, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses.

    (b) In the event that (i)(A) a Takeover Proposal has been made to Parent or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal,
(B) thereafter this Agreement is terminated by either of Parent or Buyer pursuant to Section 12.1(iv) (A) (but only if a vote to obtain the Parent Stockholder Approval or the Parent Stockholder Meeting has not been held) or
Section 12.1(iv)(B), and (C) within 12 months after such termination, Parent or any of its Subsidiaries enters into any Parent Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 7.6(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 7.5(a) except that all references to 20% shall be deemed references to 35%) or (ii) this Agreement is terminated by Buyer pursuant to Section 12.1(v), then Parent shall pay to Buyer a fee equal to $35 million (the "Termination Fee") by wire transfer of same-day funds to an account designated by Buyer (A) in the case of a termination by Buyer pursuant to Section 12.1(v), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 7.6(b)(i)(C), upon the first to occur of such events.

    (c) In the event that either of Parent or Buyer terminates this Agreement pursuant to Section 12.1(iv)(B), regardless of whether the circumstances set forth in Section 7.6(b)(i)(A) shall have occurred, Parent shall reimburse Buyer for all of Buyer's fees and expenses not in excess of $5 million in connection with the evaluation and pursuit of the transactions contemplated by the Transaction Agreements by wire transfer of same-day funds to an account designated by Buyer within two business days after such termination. The amount of any fee paid by Parent to Buyer shall be credited against any subsequent payment by Parent to Buyer of the Termination Fee pursuant to Section 7.6(b).

    SECTION 7.7. INTELLECTUAL PROPERTY. (a) Each of Parent and Seller reserves for itself and their respective Subsidiaries, a non-exclusive, perpetual, nontransferable (except in the case of a transfer together with all or substantially all of the assets of Parent and Seller), paid up, royalty-free, worldwide, irrevocable license under the patents and patent applications listed on Schedule 5.13(a), reissues and continuing applications thereof, and patents issuing on the aforementioned applications, to make, have made, use, import, offer to sell and sell, lease, license, distribute, copy, reproduce, modify, execute, display, perform, translate into any language or form, and prepare derivative works of software products, excluding database management software products. For clarity purposes, the parties agree that, for the purpose of this
Section 7.7 and Section 10.1(a) only, the Parent's, Seller's, and their respective Subsidiaries' versions of Media360, Axielle, DataStage XE, DataEngine, and WebSuccess products as of the date of this Agreement are not database management software products.

    (b) Effective as of the Initial Closing Date, Parent and Seller, on behalf of themselves and their respective Subsidiaries, hereby grant to Buyer and its Subsidiaries a license under: (i) the patents listed on Schedule 7.7, reissues and continuing applications thereof and patents issuing on such applications; and (ii) to the extent not included in clause (i), any patents issuing on patent applications owned or licensable by Parent, Seller or their respective Subsidiaries, filed on or after the date of this Agreement and entitled to an effective filing date within one year after the Initial Closing Date; to make, have made, use, import, offer to sell, sell, lease, license, distribute, copy, reproduce, modify, execute, display, perform, translate into any language or form, and prepare derivative works of, any products. Such license shall be non-exclusive, perpetual, nontransferable (except in the case of transfer together with all or substantially all of the assets of a business unit of Buyer), paid up, royalty free, worldwide, and irrevocable. The license to the patents in clause (i) above is unrestricted as to the field of use and includes all fields. The license to the patents in clause (ii) above is restricted to the field of database management software products.

    (c) (i) Buyer and its Subsidiaries hereby covenant not to sue Parent and Seller and their respective Subsidiaries for two years from the Initial Closing Date for patent infringement of any United States or foreign patent owned by Buyer or its Subsidiaries where such infringement is caused by the making, having made, using, or selling of Media 360, Axielle, DataStageXE, DataEngine, or Websuccess products or their follow on versions.

        (ii) Parent, Seller and their respective Subsidiaries hereby covenant not to sue Buyer or its Subsidiaries for two years from the Initial Closing Date for patent infringement of any United States or foreign patent owned by Parent, Seller or their respective Subsidiaries where such infringement is caused by the making, having made, using, or selling of Buyer's or its Subsidiaries' current products or their follow on versions.

                                  ARTICLE VIII
                               COVENANTS OF BUYER

    Buyer covenants and agrees as follows:

    SECTION 8.1. CONFIDENTIALITY. Buyer acknowledges that the information provided or to be provided to it by or on behalf of Parent and Seller in connection with the transactions contemplated by the Transaction Agreements is subject to the terms of the confidentiality agreement dated as of January 17, 2001 (the "Confidentiality Agreement"), between Parent and Buyer, the terms of which are incorporated herein by reference.

    SECTION 8.2. BULK TRANSFER LAWS. Buyer, Parent and Seller each hereby waive compliance by Parent and Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Each of Parent and Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

                                   ARTICLE IX
                                MUTUAL COVENANTS

    Each of Parent, Seller and Buyer covenants and agrees as follows:

    SECTION 9.1. CONSENTS; EXCLUDED CONTRACTS. (a) Notwithstanding anything in any of the Transaction Agreements to the contrary, none of the Transaction Agreements shall constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit the transfer of which is otherwise contemplated hereby if such an assignment or transfer or attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party, or affect adversely the rights of any party hereto or any of their Affiliates, as the case may be, thereunder (such assets being collectively referred to herein as "Restricted Assets"); and any transfer or assignment to Buyer or any Purchasing Company by Parent, Seller or any Selling Subsidiary of any interest under any such Restricted Asset shall be made subject to such consent or approval being obtained. Parent, Seller and Buyer shall use commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to obtain such consents or approvals prior to the applicable Closing; PROVIDED, HOWEVER, that Buyer shall not be required to incur any out of pocket cost or expense in connection with such efforts and Parent, Seller, and their respective Subsidiaries shall not be required to pay any consent fees or make any other financial accommodation to any person in order to obtain any such consents or approvals. In the event any such consent or approval is not obtained by five Business Days prior to the applicable Closing, (i) Parent and Seller shall inform Buyer at such time of such fact and continue at Buyer's request to cooperate with Buyer in attempting to obtain any such consent or approval and
(ii) at the applicable Closing, Parent and Seller shall at their expense effect alternative arrangements in the form of a license, sublease, or operating agreement in form and substance satisfactory to Buyer until such time as such consent or approval has been obtained which results in a Purchasing Company receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to any such Restricted Asset, and
(iii) notwithstanding anything in the Transaction Agreements to the contrary, unless and until any such consent or approval with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute an Acquired Asset and any associated liability shall not constitute an Assumed Liability for any purpose under the Transaction Agreements (except for purposes of Section 5.3 of this Agreement).

    (b) Unless any such Contract is listed on Schedule 9.1(b)(i), which Schedule may be amended from time to time following the date hereof by Buyer, notwithstanding anything in any of the Transaction Agreements to the contrary, none of the Transaction Agreements shall constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit the transfer of which would result in Buyer, any other Purchasing Company or any of their respective Subsidiaries becoming subject to (x) any Contract in English or accompanied by an English language translation the accuracy of which has been certified by an officer of Parent or Seller of the type set forth in Section 5.8(a)(i) through Section 5.8(a)(viii) and
Section 5.8(a)(xii), (y) any non-English Contract (unless accompanied by an English language translation the accuracy of which has been certified by an officer of Parent of Seller) of any type set forth in Section 5.8 or (z) any Contract listed on Schedule 9.1(b)(ii), which shall consist of Contracts not reviewed by Buyer prior to the date of this Agreement (and Buyer hereby agrees to review such Contracts following the date of this Agreement for inclusion on
Schedule 9.1(b)(i)) (each such Contract, an "Excluded Contract"); and any transfer or assignment to Buyer or any other Purchasing Company by Parent, Seller or any Selling Subsidiary of any interest under any such Excluded Contract shall be void and of no force or effect. Buyer shall provide Parent and Seller with Buyer's justifications for excluding each Excluded Contract and shall provide Parent's executive officers with an opportunity to discuss such justifications with the General Manager of Buyer's Data Management Solutions business in light of the economic and other consequences to Parent and Seller of such exclusion. Parent, Seller and Buyer shall use commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to obtain such waiver, modification or amendment as may be necessary to cause such Contract not to constitute an Excluded Contract prior to the applicable Closing; PROVIDED, HOWEVER, that Buyer shall not be required to incur any out of pocket cost or expense in connection with such efforts. In the event any such waiver, modification or amendment is not obtained by five Business Days prior to the applicable Closing, (i) Parent and Seller shall inform Buyer at such time of such fact and continue at Buyer's request to cooperate with Buyer in attempting to obtain any such waiver, modification or amendment and (ii) at the applicable Closing, Parent and Seller shall at their expense effect alternative arrangements as may be required in order to place Buyer in the position Buyer would have been in with respect to any such Excluded Contract (including both the benefits and burdens thereof (other than any such burden that resulted or would result in such Contract constituting an Excluded Contract)) if such waiver, modification or amendment had been obtained at no cost to Buyer. Notwithstanding whether or not Parent or Seller notified Buyer or any other Purchasing Company of any such Excluded Contract pursuant to
Section 5.8 or otherwise, such Excluded Contract shall constitute Excluded Assets. To the extent Buyer or any other Purchasing Company becomes aware following any Closing that an Excluded Contract was inadvertently assigned or transferred to Buyer or any other Purchasing Company, such Excluded Contract shall be transferred back to Parent, Seller or the relevant Selling Subsidiary as an Excluded Asset in accordance with Section 9.6. Notwithstanding any action Buyer or any other Purchasing Company may have taken in performance of such Excluded Contract or otherwise, the provisions of this Section 9.1(b) regarding the implementation of alternative arrangements shall apply to such Excluded Contract and the Purchasing Companies shall retain all of their rights under
Article XI with respect to any of the foregoing.

    SECTION 9.2. PUBLICITY. Parent, Seller and Buyer each agree that no public release or announcement concerning the transactions contemplated by the Transaction Agreements shall be issued by such party or any of its Subsidiaries or any of their Representatives without the prior written consent of the other such party, except as required by applicable law or the rules or regulations of any securities exchange on which securities of such party are listed, in which case the party that is required (or whose Subsidiaries or Representatives are required) to make the release or announcement shall allow the other such party reasonable time to comment on such release or announcement in advance of such issuance; PROVIDED, HOWEVER, that each of Parent and Buyer may, following reasonable prior consultation with the other party, make internal announcements to their respective employees.

    SECTION 9.3. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, including Section 9.1, each of Parent, Seller and Buyer shall use all commercially reasonable efforts to cause each Closing to occur, including using its commercially reasonable efforts to

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obtain all material consents, permits, authorizations and approvals of, and to make all necessary filings, notifications or registrations with, all Governmental Entities and other persons which are necessary for the consummation of the transactions contemplated by the Transaction Agreements. Without limiting the generality of the foregoing, if the Initial Closings occur and any other Closing does not occur at the time of the Initial Closings, each of Parent, Seller and Buyer shall use all commercially reasonable efforts to cause such other Closing to occur as promptly as practicable thereafter.

    SECTION 9.4. REGULATORY MATTERS. Without limiting the generality of
Section 9.3, each of Parent, Seller and Buyer shall (a) promptly after the date of this Agreement make any filing with the FTC and the DOJ required under the HSR Act with respect to the transactions contemplated by the Transaction Agreements, (b) promptly after the date of this Agreement, make or cause its Subsidiaries to make any filing or notice required under any other antitrust, competition, merger or other law or regulation applicable to the Transaction Agreements or the transactions contemplated thereby and (c) provide any supplemental information requested in connection with the HSR Act or such other laws or regulations promptly after such request is made. Each of Parent, Seller and Buyer shall, and shall cause its Subsidiaries to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other laws or regulations or which is otherwise requested by the FTC or DOJ or other Governmental Entity in the course of any review of the transactions contemplated by the Transaction Agreements. Parent, Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other Governmental Entity. For purposes of this Agreement, the "commercially reasonable efforts" of any party shall not require such party to agree to any prohibition, limitation or other requirement of the type described in
Section 4.1(iv) or to enter into any litigation with any Governmental Entity.

    SECTION 9.5. INTERCOMPANY ARRANGEMENTS. Parent, Seller and Buyer acknowledge and agree that, immediately prior to the Closings with respect to any Business Unit, all Contracts (other than those constituting the Transaction Agreements) between such Business Unit, on the one hand, and Parent, Seller or any of their respective Subsidiaries (exclusive of any Business Unit), on the other hand, shall be terminated or settled, as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

    SECTION 9.6. FURTHER ASSURANCES. From time to time after each Closing, and for no further consideration, each of Parent, Seller and Buyer shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be deemed necessary or desirable by the other party to consummate the transactions contemplated hereby (including
(i) transferring back to Parent, Seller or the relevant Selling Subsidiary any Excluded Asset or Excluded Liability, which Excluded Asset or Excluded Liability was inadvertently transferred to a Purchasing Company at the Closings and
(ii) transferring to the relevant Purchasing Company any Acquired Asset or Assumed Liability contemplated by this Agreement to be transferred to such Purchasing Company at the Closings which was not so transferred at the Closings).

    SECTION 9.7. OTHER TRANSACTION AGREEMENTS. Subject to the terms and conditions hereof, each of Parent, Seller and Buyer shall cause its Subsidiaries who are parties to Other Transaction Agreements to perform, pay and satisfy all of their respective obligations and liabilities thereunder as and when due.

    SECTION 9.8. TAX MATTERS. (a) One half of all real, personal and intellectual property transfer, documentary, sales, use, registration, value-added, stamp duty and other similar Taxes (including interest, penalties and additions to Tax) incurred in connection with the transactions contemplated by the Transaction Agreements ("Transfer Taxes") shall be borne by Parent and Seller and the other half, up to an aggregate of $2,000,000 for all such transactions, shall be borne by Buyer (or other Purchasing

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Company, as applicable) and the balance of any such Transfer Taxes shall be borne by Parent and Seller; PROVIDED, HOWEVER, that (i) any such Transfer Taxes incurred in connection with the transfer of the Acquired Assets and the Business of the Business Unit located in the Republic of Ireland shall be borne solely by Parent and Seller and (ii) the Purchasing Company that acquires the Acquired Intellectual Property of such Business Unit located in the Republic of Ireland shall not be resident or domiciled in the Republic of Ireland by virtue of incorporation or place of management and control.

    (b) Each of Parent and Seller shall deliver to Buyer at each Closing a Certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

    (c) Buyer, Parent and Seller shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with respect to Tax matters.

    (d) In the case of any Return with respect to a Straddle Period required to be filed by Buyer or a Purchasing Company after the Closing for the applicable Business Unit, Seller shall pay Buyer or the applicable Purchasing Company the amount of any Excluded Tax that is or would otherwise be payable with respect to such Return at least five Business Days prior to the date such payment is or would otherwise be due (the "Due Date"); PROVIDED that Buyer shall furnish Parent and Seller with a copy of such Return and Buyer's calculations with respect to such Excluded Taxes within a reasonable period of time (but no less than 10 days) prior to the relevant Due Date, and Buyer shall make such revisions to such Returns as are reasonably requested by Parent or Seller.

    SECTION 9.9. ACCOUNTS. (a) Each of Parent and Seller hereby constitutes and appoints, effective as of the applicable Closing, Buyer and the other Purchasing Companies and assigns them as true and lawful attorney of Parent, Seller and the Selling Subsidiaries with full power of substitution (i) to collect for the account of Buyer any Acquired Assets and (ii) to institute and prosecute all proceedings which Buyer and its Subsidiaries may in their sole discretion deem proper in order to enforce any right, title or interest in, to or under the Acquired Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Acquired Assets.

    (b) All payments and reimbursements received by Parent, Seller or the Selling Subsidiaries or any Affiliate thereof in connection with or arising out of the Acquired Assets or Assumed Liabilities after the applicable Closing shall be held by such person in trust for the benefit of Buyer and, promptly upon receipt by such person of any such payment or reimbursement such person shall pay over to Buyer or the other Purchasing Companies, as applicable, the amount of such payment or reimbursement without right of setoff.

    (c) All payments and reimbursements received by Buyer or the other Purchasing Companies or their Affiliates in connection with or arising out of the Excluded Assets or Excluded Liabilities after the applicable Closing shall be held by such person in trust for the benefit of Parent or Seller, as applicable, and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Parent or Seller, as applicable, the amount of such payment or reimbursement without right of setoff.

    (d) Each of Parent and Seller covenants and agrees that it shall, and shall cause the Selling Subsidiaries to, promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including customer orders.

    SECTION 9.10. REAL ESTATE MATTERS. (a) Parent, Seller and Buyer shall enter into, or cause the relevant other Purchasing Companies or Selling Subsidiaries (as applicable) to enter into, the agreements referred to in Schedule 9.10 hereof covering the assignment and subleasing of leasehold interests and licensing of occupancy rights in Real Estate Leases to be listed in such
Schedule 9.10, in

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each case at the time of the applicable Closings for the countries in which such properties are located. Such agreements shall be substantially in the form of Exhibits C-1, C-2, C-3, C-4 and C-5, as applicable, with such deviations therefrom, or additions thereto, as are set forth or contemplated in such
Schedule 9.10 or as are otherwise reasonably agreed upon by Buyer and Parent.

    (b) In any instance where Seller or a Selling Subsidiary is not able to provide to a Purchasing Company a lease, sublease or occupancy license for at least six (6) months after the applicable Closing, Parent, Seller or such Selling Subsidiaries shall use its best efforts to obtain an extension of the relevant lease, sublease or occupancy license for at least such six-month period (but not longer than one year without, in instances where a lease or sublease is to be assigned (or a sublease is to be made) to Buyer or other Purchasing Company, first obtaining Buyer's written consent thereto).

    (c) Between the date of this Agreement and the applicable Closing, Buyer and Parent shall determine whether a Real Estate Lease listed on Schedule 9.10 will be assigned to Buyer (and partially subleased or licensed back to Parent, Seller or a Selling Subsidiary) or, in the alternative, whether Buyer will sublease or license a portion of the space described in a particular Real Estate Lease. The parties shall make these determinations by applying the following guidelines. Buyer shall determine the amount of space at each leased location which Buyer requires to operate and conduct the Business ("Buyer's Required Space"). For each leased location, the Buyer's Required Space shall be no less than that fraction of the Total Space whose numerator is the sum of the number of Transferred Employees plus the number of Contractors who will continue to provide services to the Buyer after the Closing and whose denominator is the total Seat Capacity (as defined in the Seller's real estate and facility database, an extract of which is attached hereto on Schedule 9.10). The balance of space at each location, whether currently vacant or used by Seller or Parent for its operations or otherwise ("Seller's Retained Space"), together with Buyer's Required Space, is referred to herein as the "Total Space". Based on an analysis of the Total Space and existing Seat Capacity at each location, the parties shall segment the Total Space between them by applying the following ground rules: (i) for a "major" location in which the Buyer's Required Space is predominate (such as, for example (but not limited to) Menlo Park, CA, Oakland, CA, Denver, CO, Miami, Fl, Lenexa, KS, Portland, OR, Mexico City, Mexico, Beijing, Singapore, Sydney, Australia, Tokyo, Japan, Bedfont Lakes, UK, Dublin, Ireland, Munich, Germany, Paris, France -the Tour Frantome building), Seller shall assign to Buyer and Buyer shall assume the Real Estate Lease (and the Total Space described therein) at that location, and shall simultaneously sublease or license back the Seller's Retained Space to Seller; (ii) for all locations other than major locations (such as, for example, Atlanta, Edison, N.J., New York City and Madrid), Buyer shall sublease or license Buyer's Required Space from Seller; and (iii) for each location covered by a Real Estate Lease listed in Schedule 9.10, the annual budgeted real estate costs, including rental, escalation and other costs charged under that Real Estate Lease, shall be allocated between Seller and Buyer as follows: Buyer's allocation shall equal the ratio of Buyer's Required Space divided by the Total Space multiplied by 100% of the budgeted real estate costs. Seller's allocation shall be budgeted real estate costs not allocated to Buyer.

    (d) If any demising walls are required by law or by the landlord or are requested by Seller in connection with any sublease or license or sublease-back or license-back, the cost of such demising walls and any other costs arising out of the activities described in subparagraph (e) below, shall be paid for by Seller. If demising walls are requested by Buyer, Buyer shall pay the costs described above. In either case, the demising walls shall be constructed only to the extent (i) any necessary landlord consent is obtained, and (ii) the parties to such sublease or license agree on the location of the demising walls.

    (e) Supplementing subparagraph (d), the parties hereby agree that they shall cooperate and use commercially reasonable efforts to consolidate each of their respective Required Space at any given location (such as by making arrangement whereby parties are on contiguous floors or consolidating into certain buildings at multi-building locations). The parties agree that this will facilitate the landlord consent required for each Real Estate Lease, maximize the opportunity for Buyer, Seller or the

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applicable Selling Subsidiary (as the case may be) to dispose of any portion of
Seller's Retained Space to third parties and optimize each party's respective ongoing business function.

    (f) Notwithstanding the foregoing, Parent and Seller shall not be responsible for, and Seller's Retained Space shall not include, space in any facility which is in the range of normal excess real estate capacity (which excess, for purposes of this Agreement, shall normally be considered to be 5% of the minimum Buyer's Required Space at the facility). Buyer, Parent and Seller shall cooperate and use commercially reasonable efforts to eliminate or reduce, to the extent practicable, the actual costs of the excess capacity in a cost-effective and expedient manner, including through consolidation or relocation, where feasible and appropriate.

                                   ARTICLE X
                                 NONCOMPETITION

    SECTION 10.1. NONCOMPETITION. Each of Parent and Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Buyer would not have entered into the Transaction Agreements absent the provisions of this Article X and, therefore, for a period of five years (subject to the limitations set forth below) from the Initial Closing Date, Parent and Seller shall not, and shall cause each of their respective Subsidiaries not to, and shall use commercially reasonable efforts to cause their respective Affiliates not to, directly or indirectly:

    (a) prior to the consummation of a Change of Control which is effected on or after the six-month anniversary of the Initial Closing Date, engage in activities or businesses, or establish any new businesses, in any country in or to which the Business develops, distributes, manufactures, markets or sells its products or services on the date hereof, directly or indirectly through Subsidiaries or Affiliates, that compete in any respect with the Business ("Competitive Activities"), including not (i) developing, distributing, manufacturing, marketing or selling products or services of the type sold by the Business, (ii) soliciting any customer or prospective customer of the Business to purchase any products or services sold by the Business or products or services, competitive therewith from anyone other than Buyer and its Subsidiaries, and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i) or (ii) above; PROVIDED, HOWEVER, that the foregoing shall not prohibit Parent, Seller or any of their respective Subsidiaries or Affiliates from engaging in Competitive Activities that relate to RDBMS products that are embedded in, or products that are "bundled with," Ascential products so long as (x) the primary purpose of such Competitive Activities is the sale, or the provision of services in respect of, such Ascential products that do not compete with the Business and (y) none of Parent, Seller or any of their respective Subsidiaries or Affiliates engages in any marketing or promotion of RDBMS products, it being understood that (i) for the six-month period following the Initial Closing Date, at which time the restrictions in this clause (i) shall lapse, such prohibited marketing or promotion shall include selling activities in which Parent or Seller or any of their respective Subsidiaries or Affiliates participates in a sales campaign (as opposed to routine sales calls) that includes customer meetings with any suppliers of RDBMS products and advertising activities in which Parent or Seller or any of their respective Subsidiaries or Affiliates is featured exclusively with any single supplier of RDBMS products and (ii) such prohibition on marketing and promotion shall not restrict any marketing or promotional materials the primary purpose of which is the marketing or promotion of Ascential products if such materials include ordinary course references to non-exclusive Ascential business partner relationships and Ascential product interoperability with third party products; or

    (b) except to the extent prohibited by applicable law, engage in any action, activity or course of conduct that is substantially detrimental to the Business or its business reputation, including (i) soliciting, recruiting or hiring any employees of the Business or persons who have worked for the

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Business and (ii) soliciting or encouraging any employee of the Business to leave the employment of the Business; PROVIDED, that, the foregoing shall not prohibit Parent, Seller or any of their respective Subsidiaries or Affiliates from hiring any employee who has ceased to be employed by the Business for at least 12 months;

    PROVIDED, HOWEVER, that this Section 10.1(b) shall terminate and be of no further force or effect upon (x) the consummation of a Change of Control which occurs on or after the eighteen-month anniversary of the date of the Initial Closing Date or (y) on the eighteen-month anniversary of the Initial Closing Date, if a Change of Control shall have been consummated prior to such anniversary.

                                   ARTICLE XI
                                INDEMNIFICATION

    SECTION 11.1. INDEMNIFICATION BY PARENT AND SELLER. Parent and Seller shall, jointly and severally, or shall cause the relevant Selling Subsidiaries to, indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any loss, claim, damage, liability (whether asserted or unasserted, absolute or contingent), cost, expense, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, dues, assessments, Taxes, fines, penalties, fees and amounts paid in settlement (including reasonable fees and expenses of counsel consistent with Section 11.5(a)(ii)) (each a "Loss" and, collectively, "Losses") as incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to (i) subject to Section 13.6, any failure of any representation or warranty of Parent, Seller or any of the Selling Subsidiaries contained in the Transaction Agreements or any certificate delivered by or on behalf of Parent or Seller in connection therewith to be true and correct in all respects (it being agreed that for purposes of such right to indemnification, the representations and warranties of Parent, Seller and any of the Selling Subsidiaries shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach would result or could reasonably be expected to result in a Buyer Material Adverse Effect or a Business Material Adverse Effect);
(ii) any breach of any obligation of Parent, Seller or any of the Selling Subsidiaries contained in the Transaction Agreements; (iii) any of the Excluded Liabilities; or (iv) the operation or ownership of the Excluded Assets; PROVIDED, HOWEVER, that Parent, Seller and the Selling Subsidiaries shall not be required to indemnify or hold harmless any person, and shall not have any liability, under clause (i) above (A) unless the aggregate of all Losses relating thereto for which Parent, Seller or the Selling Subsidiaries would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10,000,000, and then only to the extent of any such excess, (B) for any individual item where the Loss is less than $50,000 and (C) subject to
Section 11.10, for any Losses in excess of the Worldwide Purchase Price paid in accordance with Section 3.1(c) in the aggregate.

    SECTION 11.2. INDEMNIFICATION BY BUYER. From and after the applicable Closing, Buyer shall, or shall cause the other Purchasing Companies to, indemnify Parent, Seller and each of their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any Loss as incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to (i) subject to Section 13.6, any failure of any representation or warranty of Buyer or any of its Affiliates contained in the Transaction Agreements or any certificate delivered by or on behalf of Buyer in connection therewith to be true and correct in all material respects (it being agreed that for the purposes of such right to indemnification, the representations and warranties of Buyer and the other Purchasing Companies shall be deemed not qualified by any reference therein to materiality generally or to whether or not any breach would result or could reasonably be expected to result in a Buyer Material Adverse Effect or a Business Material Adverse Effect),
(ii) any breach of any obligation of Buyer, any

Purchasing Company or any of their respective Affiliates contained in the Transaction Agreements; (iii) any of the Assumed Liabilities or (iv) the operation of the Business after the relevant Closing; PROVIDED, HOWEVER, that Buyer and the other Purchasing Companies shall not be required to indemnify or hold harmless any person, and shall not have any liability, under clause (i) above (A) unless the aggregate of all Losses relating thereto for which Buyer or the other Purchasing Companies would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10,000,000, and then only to the extent of any such excess, (B) for any individual item where the Loss is less than $50,000 and (C) for any Losses in excess of the Worldwide Purchase Price paid in accordance with Section 3.1(c) in the aggregate.

    SECTION 11.3. LOSSES NET OF INSURANCE. The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and any such amounts actually recovered by any indemnified party to the extent relating to any Loss previously paid by any indemnifying party hereunder shall be paid over promptly to such indemnifying party.

    SECTION 11.4. TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party (i) pursuant to clause (i) of each of Sections 11.1(a) and 11.2(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 13.6 and (ii) pursuant to the other clauses of Sections 11.1(a) and 11.2(a) shall not terminate; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, made a Third Party Claim or Direct Claim, as applicable.

    SECTION 11.5. PROCEDURES RELATING TO THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. (a) THIRD PARTY CLAIMS. (i) In order for a person (the "indemnified party") to be entitled to any indemnification pursuant to this Article XI in respect of, arising out of or involving a claim or demand made by any person other than a party hereto against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly, and in any event within 20 Business Days, after receipt by such indemnified party of notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party promptly, and in any event within ten Business Days, after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; PROVIDED, HOWEVER, that failure to make such delivery shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.

        (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the indemnified party therefor in accordance with this Agreement, to assume and control the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party (which acceptance shall not be unreasonably withheld or delayed.) Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the indemnifying party separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, subject to the remaining terms of this Section 11.5(a)(ii). The indemnifying party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such

    Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, in each case employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may recommend and that by its terms (or pursuant to a binding commitment of the indemnifying party) obligates the indemnifying party to pay the full amount (subject to any limitation on payment contained in this Article XI) of such liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

    Notwithstanding the foregoing in this Section 11.5(a)(ii), if a Third Party Claim includes or could include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are Assumed Liabilities, and such claim for Taxes that are Excluded Taxes is not separable from such claim for Taxes that are Assumed Liabilities, Parent and/or Seller, as applicable (if the claim for Taxes that are Excluded Taxes exceeds or could reasonably be expected to exceed in amount the claim for Taxes that are Assumed Liabilities), or otherwise the Buyer (Parent and/or Seller or Buyer, as the case may be, the "Controlling Party"), shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a "Tax Claim"). In such case, the other party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Assumed Liabilities.

    (b) DIRECT CLAIMS. In the event any indemnified party should have an indemnification claim against any indemnifying party under the Transaction Agreements that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (a "Direct Claim"), the indemnified party shall deliver notice of such Direct Claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 15 Business Days following its receipt of such notice that the indemnified party disputes such Direct Claim, such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this
Article XI and the indemnifying party shall pay the amount of such liability to the indemnified party on demand, or in the case of any notice in which the amount of the Direct Claim is estimated, on such later date when the amount of such Direct Claim is finally determined; PROVIDED that in any such case such payment shall be made in accordance with Section 11.9. If the indemnifying party disputes its liability with respect to such Direct Claim in a timely manner, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute.

    SECTION 11.6. REDUCTION OF RETAINED AMOUNT. (a) The parties acknowledge and agree that the Retained Amount shall be held by Buyer in its sole control and dominion, for the periods required by this Agreement, as security for Parent and Seller's obligations under this Agreement, including this Article XI. Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply all or a portion of the Retained Amount at any time held against any indemnification obligation set forth in any Third Party Claim or Direct Claim delivered pursuant to Section 11.5 by any indemnified party specified in Section 11.1; PROVIDED that Buyer shall provide Parent and Seller with five calendar days prior written notice of any such set-off and application of all or a portion of the Retained Amount, including a reasonably detailed explanation supporting such action. The rights of any indemnified party under the preceding sentence are in addition to any other rights and remedies (including other rights of set-off) that such person may have.

    (b) The Retained Amount shall be reduced from time to time by (i) any amount that has been determined by a court of final jurisdiction to be owing by Parent or Seller to any indemnified party specified in Section 11.1 or (ii) any amount that Parent or Seller has agreed in writing shall be setoff and applied against the Retained Amount and the amount of any such reduction under this
Section 11.6(b) shall be permanently retained by Buyer.

    (c) Subject to Section 11.10, each of Parent and Seller acknowledge and agree that its obligations to Buyer under this Agreement, including this
Article XI, are not limited to, or "capped" by, the Retained Amount.

    SECTION 11.7. DISTRIBUTIONS FOLLOWING THE EIGHTEEN-MONTH ANNIVERSARY OF THE LAST CLOSING. (a) Promptly after the date that is eighteen months following the Initial Closing Date, Buyer will notify Parent and Seller in writing of the Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount (the "Initial Distribution Amount") equal to
(i) the Retained Amount (determined as of the date of such calculation) minus
(ii) an amount equal to such Projected Indemnity Amount, together with interest on such Initial Distribution Amount computed at a rate per annum equal to 6% from the date of the Initial Closing Date to the date of payment, shall be transferred and delivered to Parent, Seller or one or more Selling Subsidiaries as may be designated by Parent.

    (b) Promptly after the expiration of each successive period of 180 days following the date that is eighteen months following the Initial Closing Date until such time as all Third Party and Direct Claims are finally resolved, Buyer will notify Parent and Seller in writing of the Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount (the "Subsequent Distribution Amount") equal to (i) the Remaining Amount (as the same may be reduced from time to time) minus (ii) an amount equal to such Projected Indemnity Amount, together with interest on such Subsequent Distribution Amount, computed at a rate per annum equal to 6% from the Initial Closing Date to the date of payment, shall be transferred and delivered to Parent, Seller or one or more Selling Subsidiaries as may be designated by Parent in accordance with the principles set forth in Section 11.7(a) above (except that for this purpose all references in Section 11.7(a) above to the

"Initial Distribution Amount" shall be deemed to be references to the "Subsequent Distribution Amount" at such time). The "Remaining Amount" as of any date shall mean the amount equal to (x) the Retained Amount minus (y) the sum of
(I) the Initial Distribution Amount and (II) the aggregate of all Subsequent Distribution Amounts transferred and delivered prior to such date pursuant to this Section 11.7.

    SECTION 11.8. FINAL DISTRIBUTION OF RETAINED AMOUNT. Buyer shall promptly notify Parent and Seller in writing after such time as there are no amounts due or to be distributed to Parent, Seller or any Selling Subsidiary pursuant to
Article XI of this Agreement, at which time Buyer's obligations under
Section 11.7 shall expire.

    SECTION 11.9. INDEMNITY PAYMENTS. Any indemnity payment hereunder (i) shall be made by wire transfer to an account specified by Buyer in immediately available funds together with interest thereon from the date of delivery of notice of the Third Party Claim or Direct Claim, as applicable, by any indemnified party to the date of payment at a rate equal to 6% per annum (such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed), (ii) shall be made on an after-tax basis and
(iii) shall be treated as an adjustment to the Worldwide Purchase Price and the applicable Business Unit Purchase Price for Tax purposes unless otherwise provided in a Final Determination.

    SECTION 11.10. EXCLUSIVE REMEDY; LIMITATIONS ON INDEMNIFICATION. The Retained Amount shall be the exclusive remedy in respect of Losses incurred by any indemnified party pursuant to Section 11.1(i) to the extent relating to the failure of any representation or warranty contained in Sections 5.1 through
Section 5.5, Sections 5.7 through 5.10, Section 5.11(a) and Sections 5.12 through 5.25 to be true and correct in all respects (it being agreed that for purposes of any right to indemnification, the representations and warranties of Parent, Seller and any of the Selling Subsidiaries shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach would result or could reasonably be expected to result in a Buyer Material Adverse Effect or a Business Material Adverse Effect).

                                  ARTICLE XII
                                  TERMINATION

    SECTION 12.1. TERMINATION. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Initial Closing Date whether before or after the Parent Stockholder Approval has been obtained upon written notice (other than in the case of Section 12.1(i) below) from the terminating party to the non-terminating party specifying the subsection of this Section 12.1 pursuant to which such termination is effected:

        (i) by mutual written consent of Parent and Buyer;

        (ii) by Buyer upon written notice to Parent if any of the conditions to the U.S. Closing set forth in Section 4.1 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

       (iii) by Parent upon written notice to Buyer if any of the conditions to the U.S. Closing set forth in Section 4.2 shall have become incapable of fulfillment and shall not have been waived in writing by Parent;

        (iv) by either Parent or Buyer:

           (A) upon written notice to the other such party if the U.S. Closing does not occur on or prior to April 24, 2002; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this
       Section 12.1(iv) (A) shall not be available to any party hereto if the failure to consummate the U.S. Closing by such date was caused by the breach of this Agreement by such party; or

           (B) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting;

        (v) by Buyer in the event:

           (A) a Parent Adverse Recommendation Change has occurred; or

           (B) Parent's Board of Directors fails to publicly reaffirm its recommendation of the Transaction Agreements and the transactions contemplated thereby within ten Business Days of a written request by Buyer to provide such reaffirmation;

     (vi)(a) by Parent, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 4.2(ii) or Section 4.2(iii) and (y) cannot be or has not been cured within 30 days following delivery by Parent of written notice of such breach or failure to perform or (b) by Buyer, if Parent or Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 4.1(ii) or Section 4.1(iii) and (2) cannot be or has not been cured within 30 days following delivery by Buyer of written notice of such breach or failure to perform; or

        (b) by either Parent or Buyer if any Injunction granting any of the relief set forth in clauses (A) through (D) of Section 4.1(iv) shall be in effect and shall have become a final non-appealable order, decree or ruling; PROVIDED that the party seeking to terminate this Agreement pursuant to this clause shall have used commercially reasonable efforts to prevent the entry of and to remove such Injunction; or

       (vii) by Parent and Seller if (x) any Governmental Entity shall commence, and not have subsequently withdrawn, any litigation seeking to prohibit any of the transactions contemplated by the Transaction Agreements and
    (y) Buyer shall not have agreed to defend such litigation within 30 days of the commencement thereof or at any time following such agreement Buyer shall have abandoned such defense.

    (b) Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated by Buyer upon written notice to Parent and Seller with respect to any Business Unit in any country or territory the Closing of which does not occur on or prior to the one year anniversary of the Initial Closing Date.

    SECTION 12.2. OTHER TRANSACTION AGREEMENTS; MATERIAL TO BE RETURNED. (a) In the event that this Agreement is terminated by Parent or Buyer pursuant to
Section 12.1, the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any party hereto, and each of Parent and Buyer shall immediately enter into, or cause its relevant Affiliates to enter into, written consents to terminate each of the Other Transaction Agreements (other than the Confidentiality Agreement).

    (b) Furthermore, in the event that this Agreement is terminated as provided herein:

        (i) Buyer shall return all documents and other material received from Parent, Seller or their respective Subsidiaries or any of their respective Representatives relating to the Business or the transactions contemplated by the Transaction Agreements, whether obtained before or after the execution of this Agreement, to Parent or, at its option, destroy such documents and material;

        (ii) Buyer agrees that all confidential information received by Buyer, or any Purchasing Company or their respective Affiliates or Representatives with respect to the Business or the Transaction Agreements or the transactions contemplated thereby shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement;

       (iii) Parent and Seller shall return all documents and other material received from Buyer or its Subsidiaries or any of their Representatives relating to Buyer or the transactions contemplated by the Transaction Agreements, whether obtained before or after the execution of this Agreement, to Buyer, or at its option, destroy such documents and material; and

        (iv) Parent agrees that all confidential information received by Parent or its Affiliates or their Representatives with respect to Buyer or the Transaction Agreements or the transactions contemplated thereby shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

    SECTION 12.3. EFFECT OF TERMINATION. Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Sections 5.5 and 6.3 relating to brokers, (ii) Section 8.1 relating to confidentiality, (iii) Section 9.2 relating to publicity,
(iv) Section 7.6 relating to certain expenses and (v) this Article XII. Nothing in this Article XII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                                  ARTICLE XIII
                                 MISCELLANEOUS

    SECTION 13.1. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party (including by operation of law) without the prior written consent of the other parties hereto, and any assignment or transfer without such consent shall be null and void and of no effect, except that Buyer may assign its right to purchase the Acquired Assets or any portion thereof hereunder to an Affiliate of Buyer without the prior written consent of Parent, Seller or the Selling Subsidiaries; PROVIDED, HOWEVER, that no assignment shall limit the assignor's obligations hereunder.

    SECTION 13.2. NO THIRD PARTY BENEFICIARIES. Except as provided in
Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

    SECTION 13.3. AMENDMENTS. This Agreement may be amended by the parties hereto at any time, whether before or after the Parent Stockholder Approval has been obtained; PROVIDED, HOWEVER, that after the Parent Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of Parent without the further approval of such stockholders. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Parent and Buyer (and Parent agrees to cause Seller to execute any such amendment). Parent and Buyer agree that no amendment to any Other Transaction Agreement shall be effective unless it shall have been approved in writing by each of Parent and Buyer.

    SECTION 13.4. CONSENTS AND APPROVALS. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

    SECTION 13.5. WAIVERS. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Subject to
Section 11.6, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. None of the Transaction Agreements (or any provision thereof) may be waived except pursuant to a writing executed by the waiving party; PROVIDED, HOWEVER, that after the Parent Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by the stockholders of Parent without the further approval of such stockholders.

    SECTION 13.6. SURVIVAL OF REPRESENTATIONS. The representations and warranties in the Transaction Agreements (except for the representations and warranties contained in Sections 5.1 and 5.7) shall survive the Closings solely for purposes of Article XI hereof and such representations and warranties shall terminate on the day that is two years after the Initial Closing Date; PROVIDED, HOWEVER, that if any Third Party or Direct Claim for indemnification which relates to a representation or warranty is made prior to the time such representation or warranty terminates under this Section 13.6, then such representation and warranty shall survive solely in connection with such Claim until such time as such Claim has been finally resolved in accordance with the terms of this Agreement. The representations and warranties contained in Sections 5.1 and 5.7 shall remain in full force and effect without regard to time.

    SECTION 13.7. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 13.7):

        (i) if to Buyer:

               International Business Machines Corporation
               New Orchard Road
               Armonk, New York 10504
               Attention: General Counsel
               Facsimile: (914) 499-6252

       with copies to:

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, NY 10019
               Attention: Scott A. Barshay
               Fax: (212) 474-3700

        (ii) if to Parent or Seller:

               Informix Corporation
               50 Washington Street
               Westboro, MA 01581
               Attention: Chief Executive Officer
               Facsimile: (650) 926-6562

       with copies to:

               Latham & Watkins
               505 Montgomery Street, Suite 1900
               San Francisco, CA 94111-2562
               Attention: John M. Newell
               Fax: (415) 395-8095

    SECTION 13.8. EXHIBITS AND SCHEDULES; INTERPRETATION. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms "include", "includes" and "including" shall be deemed followed by the words "without limitation". Any reference to an "applicable Closing" in any provision of this Agreement shall be deemed to be a reference to the Closing relating to the Business Unit (or the Acquired Assets, Assumed Liabilities or Covered Employees relating thereto) which is the subject of such provision or the country in which such Business Unit is located. Any reference to any date or time set forth herein with respect to any Business Unit shall be a reference to the local time at the contemplated place of the Closing with respect to such Business Unit. In the event of any conflict between this Agreement and any Country Acquisition Agreement, the terms of this Agreement shall control.

    SECTION 13.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 13.10. ENTIRE AGREEMENT. The Transaction Agreements, including the schedules, exhibits, annexes and attachments thereto, together with the Confidentiality Agreement, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

    SECTION 13.11. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    SECTION 13.12. CONSENT TO JURISDICTION. Buyer irrevocably submits, and agrees to cause the other Purchasing Companies to irrevocably submit to, and each of Parent and Seller irrevocably submits, and agrees to cause the Selling Subsidiaries to irrevocably submit to, to the exclusive jurisdiction of (i) the state courts of New York, and (ii) the Federal courts located in the State of New York, for the purposes of any suit, action or other proceeding arising out of the Transaction Agreements or any transaction contemplated thereby (and each agrees that no such action, suit or proceeding relating to the Transaction Agreements shall be brought by it or any of its Subsidiaries except in such courts). Buyer further agrees, and agrees to cause the other Purchasing Companies to agree, and each of Parent and Seller further agrees, and agrees to cause the Selling Subsidiaries to agree, that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause the other Purchasing Companies to irrevocably and unconditionally waive (and not to plead or claim), and each of Parent and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause the Selling Subsidiaries to irrevocably waive, any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in (i) the state courts of New York or (ii) the Federal courts located in the State of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Buyer shall cause the other Purchasing Companies to stipulate, and each of Parent and Seller shall cause the Selling Subsidiaries to stipulate, that, for purposes of any such suit, action or other proceeding, the Country Acquisition Agreements shall be deemed governed by, and to be construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

    SECTION 13.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof, except for such provisions where the laws of the State of Delaware are mandatorily applicable, which provisions shall be governed by and construed in accordance with the laws of the State of Delaware.

    IN WITNESS WHEREOF, the parties have caused this Master Purchase Agreement to be duly executed as of the date first above written.

                                               INTERNATIONAL BUSINESS MACHINES CORPORATION,

                                               by  /s/ LEE A. DAYTON
                                                   -------------------------------------------------
                                                   Name: Lee A. Dayton
                                                   Title: VICE PRESIDENT,
                                                   CORPORATE DEVELOPMENT AND REAL ESTATE

                                               INFORMIX CORPORATION,

                                               by  /s/ PETER GYENES
                                                   -------------------------------------------------
                                                   Name: Peter Gyenes
                                                   Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                               INFORMIX SOFTWARE, INC.,

                                               by  /s/ JAMES FOY
                                                   -------------------------------------------------
                                                   Name: James Foy
                                                   Title: PRESIDENT

                                                                         Annex B

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

April 24, 2001

Board of Directors
Informix Corporation
50 Washington Street
Westborough, Massachusetts 01581

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Informix Corporation ("Informix") of the Consideration (as defined below) set forth in the Master Purchase Agreement, dated as of April 24, 2001 (the "Master Agreement"), among Informix, Informix
Software, Inc., a wholly owned subsidiary of Informix ("Informix Software"), and International Business Machines Corporation ("IBM"). The Master Agreement provides for, among other things, the sale of the Acquired Assets (as defined in the Master Agreement) by Informix and certain of its subsidiaries to IBM through various worldwide closings in exchange for the aggregate payment of $1.0 billion in cash (the "Consideration"), subject to adjustments as set forth in the Master Agreement, and the assumption by IBM of the Assumed Liabilities (as defined in the Master Agreement) (the "Transaction").

In arriving at our opinion, we have reviewed the Master Agreement and certain related documents, as well as certain publicly available business and financial information relating to Informix. We also have reviewed certain other information relating to Informix, including financial forecasts, provided to or discussed with us by Informix, and have met with the management of Informix to discuss the business and prospects of Informix. We also have considered certain financial and stock market data of Informix and we have compared those data with similar data for publicly held companies in businesses similar to Informix, and we have considered, to the extent publicly available, the financial terms of certain other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. We have been advised, and have assumed, that the financial forecasts for Informix have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Informix as to the future financial performance of Informix. You also have advised us, and we have assumed, that the Transaction will be consummated in its entirety in accordance with the terms of the Master Agreement, without waiver, amendment or modification of any material term, condition or agreement. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Informix, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. In connection with our engagement, we were requested to solicit indications of interest from, and held discussions with, third parties regarding the possible acquisition of all or a part of Informix. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to Informix, nor does it address the underlying business decision of Informix to proceed with the Transaction.

Board of Directors
Informix Corporation
April 24, 2001
Page 2

We have acted as financial advisor to Informix in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided and are currently providing financial services to IBM unrelated to the proposed Transaction, for which services we have received and will receive compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Informix and IBM for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Informix in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Informix.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX C

                             [SG COWEN LETTERHEAD]

    April 24, 2001

Board of Directors
Iroquois Corporation
50 Washington Street
Westboro, MA 01581

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to Informix Corporation (the "Company"), of the Consideration (as defined below) to be received by the Company in connection with the sale of substantially all of the assets comprising the Company's business division, Informix Software (the "Business"), pursuant to the terms of that certain Master Purchase Agreement, dated as of April 24, 2001 (the "Agreement"), by and among the Company, Informix Software and International Business Machines Corporation (the "Buyer").

    As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, the Buyer will purchase the Business (the "Transaction") for $1 billion in cash (subject to certain adjustments, the "Consideration"). The Agreement provides that if the Working Capital (as defined in the Agreement) of the Business as of the last closing to occur is less than $124 million the Company will pay Buyer an amount equal to such shortfall, and if the Working Capital at such time exceeds $124 million, Buyer will pay the Company an amount equal to one-half of such excess amount. In addition, at the closing, the Company will pay Buyer a cash amount equal to 18% of collected deferred revenue relating to the Business that is reflected on the Company's December 31, 2000 balance sheet. The Buyer will pay certain severance costs associated with the Transaction.

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Buyer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as co-financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of August 9, 2000, as amended as of September 1, 2000. A portion of our fee is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and Buyer and have received fees for the rendering of such services.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    - a draft of the Agreement dated April 20, 2001;

Board of Directors
Informix Corporation
April 24, 2001
Page 2

    - certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1998, 1999 and 2000 and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 1998, 1999 and 2000 and certain other relevant financial and operating data furnished to SG Cowen by Company management;

    - certain internal financial analyses, financial forecasts, reports and other information concerning the Business prepared by the Company;

    - First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for the Company;

    - discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Business and such other matters we deemed relevant;

    - certain operating results of the Business as compared to operating results of certain publicly traded companies we deemed relevant;

    - certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

    - based on the financial forecasts/projections prepared by the Company, the cash flows generated by the Business on a stand-alone basis to determine the present value of the discounted cash flows; and

    - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    SG Cowen has solicited indication of interests from other third parties with respect to the Business.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, nor have we independently verified, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments as to the future performance of the Business and that such forecasts provide a reasonable basis for our opinion.

    We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In rendering our opinion, we have not considered the effects of any legal matters relating to the Company or the Buyer. Our services to the Company in connection with the proposed sale were comprised of providing general financial advisory services and rendering an opinion from a financial point of view of the

Board of Directors
Informix Corporation
April 24, 2001
Page 3
Consideration. Our opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by us on the date that we rendered our opinion. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

    For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us prior to rendering our opinion. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction, the value of the remaining business of the Company or the Company's decision on the use of the proceeds from the Transaction. We do not express any opinion nor have we performed any analysis of the effects, financial or otherwise, of the Alliance Agreement (as defined in the Agreement). Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of April 23, 2001, the Consideration to be received in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

SG Cowen Securities Corporation

[FORM OF PROXY]                                                 PRELIMINARY COPY

                              INFORMIX CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 2001

    The undersigned hereby appoints Peter Gyenes and Gary Lloyd, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Informix Corporation, which the undersigned may be entitled to vote at the special meeting of stockholders of Informix Corporation to be held at the Wyndham Westborough Hotel, 5400 Computer Drive, Westborough, Massachusetts on June 8, 2001 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSALS LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREFOR.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    The undersigned hereby acknowledges receipt of: (1) notice of special meeting of stockholders of Informix Corporation, and (2) accompanying proxy statement.

                          (continued on reverse side)

    Please mark your votes as indicated in [X] this example

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

                                                        FOR  AGAINST  ABSTAIN
To approve the sale of our database business to         / /    / /      / /
International Business Machines pursuant to the master
purchase agreement and related agreements

To approve an amendment to our restated certificate of  / /    / /      / /
incorporation to change our corporate name to
"Ascential Software Corporation"

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2001

----------------------------------------------------
----------------------------------------------------
Signature(s)

    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.